Exhibit 10.1

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

REMY INTERNATIONAL, INC. AND

CERTAIN SUBSIDIARIES OF REMY INTERNATIONAL, INC.

NAMED HEREIN

as Borrowers

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL),

as Administrative Agent and US Collateral Agent

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agent

CREDIT SUISSE,

as Term Loan Agent

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders

Dated: December 27, 2005

7.2	Accounts Covenants	72
7.3	Inventory Covenants	73
7.4	Equipment and Real Property Covenants	74
7.5	In-Transit Inventory Covenants	75
7.6	Power of Attorney	75
7.7	Right to Cure	76
7.8	Access to Premises	76

SECTION 8.	REPRESENTATIONS AND WARRANTIES	77

8.1	Legal Existence, Power and Authority	77
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	77
8.3	Financial Statements; No Material Adverse Change	78
8.4	Priority of Liens; Title to Properties	79
8.5	Tax Returns	79
8.6	Litigation	79
8.7	Applicable Laws	80
8.8	Environmental Compliance	80
8.9	Employee Benefits	81
8.10	Bank Accounts	81
8.11	Intellectual Property	82
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	82
8.13	Labor Disputes	83
8.14	Restrictions on Subsidiaries	84
8.15	Material Contracts	84
8.16	Payable Practices	84
8.17	Single Economic Enterprise	84
8.18	Restricted Subsidiaries	84
8.19	Inactive Subsidiaries	84
8.20	Accuracy and Completeness of Information	85
8.21	Survival of Warranties; Cumulative	85

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	85

9.1	Maintenance of Existence	85
9.2	New Collateral Locations	86
9.3	Compliance with Laws, Regulations, Etc.	86
9.4	Payment of Taxes and Claims	87
9.5	Insurance	87
9.6	Financial Statements and Other Information	88
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	90
9.8	Encumbrances	94
9.9	Indebtedness	96
9.10	Loans, Investments, Etc.	100
9.11	Dividends and Redemptions	105
9.12	Transactions with Affiliates	106
9.13	Compliance with ERISA	106

(ii)

9.14	End of Fiscal Years	107
9.15	Change in Business	107
9.16	Limitation of Restrictions Affecting Subsidiaries	107
9.17	Intentionally Omitted	107
9.18	Intentionally Omitted	107
9.19	Intentionally Omitted	107
9.20	License Agreements	107
9.21	After Acquired Owned Real Property	108
9.22	Costs and Expenses	109
9.23	Material Adverse Effect	109
9.24	Unrestricted Subsidiaries	110
9.25	Inactive Subsidiaries	110
9.26	Further Assurances	110
9.27	2004 Second Priority Senior Secured Notes Indenture	110

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	111

10.1	Events of Default	111
10.2	Remedies	113

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	117

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	117
11.2	Waiver of Notices	118
11.3	Amendments and Waivers	118
11.4	Waiver of Counterclaims	122
11.5	Indemnification	122

SECTION 12.	THE AGENT	123

12.1	Appointment, Powers and Immunities	123
12.2	Reliance by Agent	123
12.3	Events of Default	124
12.4	Wachovia CF in its Individual Capacity	124
12.5	Indemnification	124
12.6	Non-Reliance on Agent and Other Lenders	125
12.7	Failure to Act	125
12.8	Additional Loans	125
12.9	Concerning the Collateral and the Related Financing Agreements	126
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	127
12.11	Collateral Matters	127
12.12	Agency for Perfection	128
12.13	Successor Agent	128
12.14	Successor Term Loan Agent	129
12.15	Duties of Other Parties	129

(iii)

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS	130

13.1	Term	130
13.2	Interpretative Provisions	132
13.3	Notices	134
13.4	Partial Invalidity	135
13.5	Successors	135
13.6	Assignments; Participations	135
13.7	Entire Agreement	138
13.8	Counterparts, Etc.	138
13.9	Joint and Several Liability of Borrowers	138
13.10	Term Lenders Purchase Option	139
13.11	Confidentiality	141
13.12	Amendment and Restatement	142

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Borrowing Base Certificate

Schedule I	Commitments

Schedule 4.1	Closing Documents

(iv)

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Third Amended and Restated Loan and Security Agreement dated as of December 27, 2005 is entered into by and among Remy International, Inc., a Delaware corporation, Remy Inc., a Delaware corporation, Remy Sales, Inc., a Delaware corporation, Franklin Power Products, Inc., an Indiana corporation, HSG I, Inc., a Delaware corporation, HSG II, Inc., a Delaware corporation, International Fuel Systems, Inc., an Indiana corporation, M. & M. Knopf Auto Parts, L.L.C., a Delaware limited liability company, Nabco, Inc., a Michigan corporation, Powrbilt Products, Inc., a Texas corporation, Remy Logistics, L.L.C., a Delaware limited liability company, Remy Reman, L.L.C., a Delaware limited liability company, Western Reman Industrial, LLC, a Delaware limited liability company, World Wide Automotive, L.L.C., a Virginia limited liability company, Unit Parts Company, a Delaware corporation (each individually a “Borrower” and collectively, “Borrowers”), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”), Credit Suisse, in its capacity as administrative agent for the Term Lenders, and Wachovia Capital Finance Corporation (Central), (f/k/a Congress Financial Corporation (Central)), an Illinois corporation, in its capacity as administrative agent for the Revolving Lenders and as US Collateral Agent for the Lenders, and amends and restates in its entirety that certain Second Amended and Restated Loan and Security Agreement dated April 23, 2004 entered into by certain parties hereto (as amended or modified prior to the date hereof, the “Prior Agreement”).

WITNESSETH:

WHEREAS, pursuant to the Prior Agreement, Lenders have provided a credit facility of up to $160,000,000 in the aggregate to Borrowers on a pro rata basis on the terms and conditions set forth therein;

WHEREAS, Borrowers desire to retain the revolving credit facility provided by the Revolving Lenders (this and other capitalized terms used herein have the meanings assigned to such terms in Section 1) of up to $160,000,000 in the aggregate and Parent desires to add a term loan facility provided by the Term Lenders of up to $80,000,000 in the aggregate;

WHEREAS, each Revolving Lender is willing to agree (severally and not jointly) to continue to make revolving loans and continue to provide financial accommodations to Borrowers on a pro rata basis as determined herein on the terms and conditions set forth herein, each Term Lender is willing to agree (severally and not jointly) to make term loans to Parent, as the Borrower, on a pro rata basis as determined herein on the terms and conditions set forth herein, and Agent is willing to continue to act as administrative agent for Revolving Lenders and as US Collateral Agent for Revolving Lenders and Term Lenders and Term Loan Agent is willing to act as administrative agent for the Term Lenders, in each case on the terms and conditions set forth herein;

WHEREAS, certain of the domestic Subsidiaries of Parent (other than the Borrowers) have guaranteed and will continue to guarantee the Borrowers’ Obligations hereunder;

WHEREAS, Borrowers have granted and will continue to grant a lien to Agent in substantially all of their assets to secure all the Borrowers’ Obligations hereunder;

WHEREAS, the domestic subsidiaries of Parent (other than Borrowers) have granted and will continue to grant a lien to Agent in substantially all of their assets to secure all of their obligations arising under their guarantees of the Borrowers’ Obligations hereunder;

WHEREAS, Borrowers, Agent, Term Loan Agent and Lenders have agreed, as more fully set forth herein, to amend and restate the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“1997 Notes Indenture” shall mean the Indenture dated as of December 22, 1997 among Parent, certain of the Loan Parties and United States Trust Company of New York, as Trustee, which indenture relates to Parent’s 8-5/8% Senior Notes Due December 15, 2007, as such indenture may be amended from time to time.

“2001 Notes Indenture” shall mean the Indenture dated as of April 26, 2001 among Parent, certain of the Loan Parties and First Union National Bank, as Trustee, which indenture relates to Parent’s 11% Senior Subordinated Notes Due May 1, 2009, as such indenture may be amended from time to time.

“2004 Second Priority Senior Secured Notes Indenture” shall mean the Indenture dated as of April 23, 2004 among Parent, certain of the Loan Parties and Deutsche Bank National Trust Company, as Trustee, which indenture relates to Parent’s Second Priority Senior Secured Floating Rate Notes due April 15, 2009, as such indenture may be amended from time to time.

“2004 Senior Subordinated Notes Indenture” shall mean the Indenture dated as of April 23, 2004 among Parent, certain of the Loan Parties and Deutsche Bank National Trust Company, as Trustee, which indenture relates to Parent’s 9 3/8% Senior Subordinated Notes due April 15, 2012, as such indenture may be amended from time to time.

“Accounts” shall mean, as to any Person, all present and future rights of such Person to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” shall mean any transaction resulting in the acquisition by a Loan Party or a Subsidiary of a Loan Party of (a) all or substantially all of the assets of a Person or of any business or division of a Person or (b) more than 50% of the Capital Stock of a Person.

“Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Administrative Borrower” shall mean the Parent in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.7 hereof and it successors and assigns in such capacity.

“Administrative Management Fee” shall mean that certain servicing fee agreed to be paid by Borrowers in favor of the Agent pursuant to the Fee Letter for the purpose of compensating Agent for its day-to-day in-house administrative responsibilities in connection with the Advances and the Collateral.

“Advances” shall mean, collectively, all Loans and Letter of Credit Accommodations.

“Advance Stores Letter Agreement” has the meaning set forth in Section 9.7(b)(vii) hereof.

“Affected Lender” shall have the meaning set forth in Section 3.3(f) hereof.

“Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agent” shall mean Wachovia Capital Finance Corporation (Central), in its capacity as (a) administrative agent on behalf of the Revolving Lenders pursuant to the terms hereof and any replacement or successor agent hereunder or (b) US Collateral Agent, as the context requires and as follows: (i) each reference in this Agreement and the Financing Agreements to the Agent contained in a provision regarding the rights and/or duties of the Agent relating to enforcement of rights of all Lenders, remedies against the Collateral, receipt and/or allocation of payments on behalf of any Term Lender (even where payments are also received on behalf of Revolving Lenders or other Agent Parties), determinations to be made on behalf of or for the benefit of any Lenders under covenants, the receipt of information or notices on behalf of or for the benefit of any Lenders, shall mean and be a reference to the Agent acting in its capacity as US Collateral Agent, and (ii) each reference in this Agreement and the Financing Agreements to the Agent contained in a provision regarding the rights and/or duties of the Agent relating to administrative duties of an agent solely to or for the benefit of the Revolving Lenders and the making of Revolving Loans and the issuance of Letter of Credit Accommodations shall mean and be a reference to the Agent acting in its capacity as Agent for the Revolving Lenders

“Agent Party” and “Agent Parties” shall mean, individually or collectively, Agent, Term Loan Agent and each Lender.

“Agent Payment Account” shall mean account No. 5000000030266 (RE: Remy) of Agent at Wachovia Bank, National Association in North Carolina, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

“Agent’s Notice” shall have the meaning set forth in Section 13.10(a) hereof.

“Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans (other than the Term Loans), Eurodollar Rate Loans (other than the Term Loans) and Letter of Credit Accommodations, the applicable row of percentages set forth below if the Monthly Excess Availability as of the last Business Day of the immediately preceding calendar month is at or within the amounts indicated for such row:

Monthly Excess Availability	Applicable Margin for Prime Rate Loans (other than the Term Loans)	Applicable Margin for Eurodollar Rate Loans (other than the Term Loans)	Letter of Credit Accommodations

(a) $75,000,000 or more	0.00%	2.00%	1.75%

(b) Greater than or equal to $50,000,000 and less than $75,000,000	0.00%	2.25%	2.00%

(c) Greater than or equal to $25,000,000 and less than $50,000,000	0.25%	2.50%	2.25%

(d) Less than $25,000,000	0.50%	2.75%	2.50%

provided, that, the Applicable Margin shall be calculated and established on the first Business Day following the end of each calendar month in accordance with the definition of “Interest Rate”.

“A/R Core Credit Add-Backs” shall mean, with respect to any Person, an amount to be determined by Agent in good faith as a result of the reclassification for lending purposes of accounts receivable of such Person which may be subject to potential core returns as Inventory of such Person, which amount shall be calculated as the product of (a) the Core Return Dilution Percentage (defined below) for such Person multiplied by (b) the Average Monthly Credits (defined below) for such Person. As used herein, the term “Core Return Dilution Percentage” with respect to any Person means a percentage obtained by dividing the total US Dollar Amount of core return credits issued by such Person by the total US Dollar Amount of all dilutive credits issued by such Person for the previous trailing three month period as of any date of determination. As used herein, the term “Average Monthly Credits” with respect to any Person means the total US Dollar Amount of all dilutive credits, excluding credits on ineligible receivables that are in their entirety ineligible, issued by such Person in the previous trailing three month period as of any date of determination divided by three (3).

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.6 hereof.

“Authorized Officer” shall mean the president, any vice-president of finance, chief financial officer, treasurer, controller or, if approved by Agent in writing, other appropriate financial officer of Parent.

“Average Excess Availability” shall mean, as of any date of determination, the sum of each Monthly Excess Availability amount for each of the three calendar months ending prior to such date of determination divided by three.

“Bank Products” means any one or more of the following types of services or facilities extended to Loan Parties by Agent or any Affiliate of Agent, which services or facilities shall be governed by the agreement or arrangement with the Agent or any Affiliate of Agent: (a) credit cards; (b) automatic clearing house transfers; (c) overdraft protection services; and (d) cash management services, including controlled disbursement services.

“Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

“Borrower” and “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall include any other Subsidiary of Parent designated by Agent as a “Borrower” hereunder pursuant to Section 9.10(j) hereof.

“Borrowing Base” shall mean, at any time, as to the Borrowers the amount equal to:

(a) eighty-five percent (85%) multiplied by the Net Amount of such Borrowers’ Eligible Accounts; plus

(b) the lesser of:

(i) the sum of:

(A) the lesser of (1) eighty-five percent (85%) multiplied by the Value of Borrower’s Eligible Inventory (excluding Eligible Processor Inventory and Eligible In-Transit Inventory) held for sale to OEMs or (2) ninety percent (90%) multiplied by the Net Orderly Liquidation Value of such Eligible Inventory; plus

(B) the lesser of (1) sixty percent (60%) multiplied by the Value of Borrowers’ Eligible Inventory (excluding Eligible Processor Inventory and Eligible In-Transit Inventory) held for sale to Persons other than OEMs which consist of raw materials (other than raw materials cores) plus seventy percent (70%) multiplied by the Value of Borrowers’ Eligible Inventory (excluding Eligible Processor Inventory and Eligible In-Transit Inventory) held for sale to Persons other than OEMs which consist of raw materials cores or (2) ninety percent (90%) multiplied by the Net Orderly Liquidation Value of such Eligible Inventory; plus

(C) the lesser of (1) seventy-five percent (75%) multiplied by the Value of Borrowers’ Eligible Inventory (excluding Eligible Processor Inventory and Eligible In-Transit Inventory) held for sale to Persons other than OEMs which consist of finished goods and finished cores or (2) ninety percent (90%) multiplied by the Net Orderly Liquidation Value of such Eligible Inventory; plus

(D) the lesser of (1) fifty percent (50%) multiplied by the Value of the sum of Borrowers’ Eligible Processor Inventory plus Borrowers’ Eligible In-Transit Inventory or (2) ninety percent (90%) multiplied by the Net Orderly Liquidation Value of such Eligible Processor Inventory and Eligible In-Transit Inventory; or (3) $12,500,000; plus

(E) the lesser of (1) fifty percent (50%) multiplied by Borrowers’ A/R Core Credit Add-Backs or (2) $10,000,000; or

(ii) $120,000,000; plus

(c) the Fixed Asset Loan Value at such time; minus

(d) Reserves established by Agent; minus

(e) $15,000,000; provided, that for purposes of determining Excess Availability under the definition of “Applicable Margin” and for purposes of determining Average Excess Availability under the definition of “Trigger Event”, such amount shall be $0.

For purposes only of applying the dollar sublimit set forth in clause (b)(ii) above, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit and then to categories with the largest sublimits. The amounts of Eligible Inventory under any category in clause (b) above for any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower. Eligible Inventory purchased with Letter of Credit Accommodations shall be included in the applicable clauses above, to the extent of the advance rates applicable thereto. Agent shall determine which Eligible Inventory is held for sale to OEMs or to other Persons in a manner consistent with the appraisal and categorization procedures used in the performance of appraisals prepared by, or on behalf of, Agent prior to the Original Closing Date.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit D hereto, as such form may be modified by Agent from time to time, which is duly completed (including all schedules thereto) in a manner acceptable to Agent and executed by an appropriate financial officer of the Borrowers.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

“Canadian Subsidiary” shall mean Central Precision Limited, an Alberta corporation.

“Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is accounted for as a capital lease or a capital expenditure on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” shall mean the occurrence of any of the following:

(a) prior to the first public offering of common stock of Parent after the Original Closing Date, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Parent, whether as a result of issuance of securities of Parent, any merger, consolidation, liquidation or dissolution of Parent, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a) and clause (b) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of any Person (the “specified entity”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(b) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (a) above, except that for purposes of this clause (b) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent; provided, however, that the Permitted Holders beneficially own (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (b), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (b)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(c) individuals who on the Original Closing Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the Original Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(d) the liquidation or dissolution of Parent; or

(e) the adoption of a plan, or the resolution of the board of directors, authorizing, permitting or requiring any of the actions described above.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall mean the aggregate of all Loan Parties’ Collateral (as such term is defined in Section 5 hereof).

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent in its good faith determination, from any lessor of premises to any Borrower or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive or subordinate any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent’s rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent and agrees to follow all instructions of Agent with respect thereto.

“Commitment” shall mean the Revolving Commitment and/or Term Commitment; sometimes being collectively referred to herein as “Commitments”.

“Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to Sections 2.1, 2.2, and 2.3 hereof.

“CSFB” shall mean Credit Suisse.

“CSFB Engagement Letter” shall mean that certain engagement letter dated as of November 26, 2005 by and between Parent, on behalf of itself and certain of its subsidiaries, and CSFB.

“CVC” shall mean (a) any Subsidiary of Citigroup, Inc., a Delaware corporation, including, so long as they are Subsidiaries of Citigroup, Inc., Citicorp Venture Capital Ltd., a New York corporation, and Court Square Capital Limited, a Delaware corporation; or (b) any investment vehicle that (i) is sponsored or managed (whether through ownership of securities having a majority of the voting power or through the management of investments) by any Subsidiary included in clause (a) hereof and (ii) contains, as a part of its name, “Citigroup,” “CVC” or any variant thereof; or (c) World Equity Partners, L.P., a Delaware limited partnership.

“CVC Investor” shall mean (a) CVC; (b) any officer, employee, director or general partner of CVC or the general partner of any investment vehicle included in the definition of CVC; and (c) any trust, partnership or other entity established solely for the benefit of the Persons included in clauses (a) or (b) hereof.

“Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Defaulting Lender” shall have the meaning set forth in Section 6.10(d) hereof.

“Delco UK” shall mean Delco Remy UK limited, a corporation organized in England and Wales.

“Delphi Acquisition” shall have the meaning set forth in Section 9.10(h) hereof.

“Delphi Subsidiary” shall have the meaning set forth in Section 9.10(h) hereof.

“Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent in its good faith determination, by and among Agent, a Loan Party with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that during the existence of a Trigger Event such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Loan Party and such other terms and conditions as Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis during the existence of a Trigger Event to the Agent Payment Account all funds received or deposited into the Blocked Accounts.

“Effective Date” shall mean December 27, 2005.

“Eligible Accounts” shall mean Accounts created by a Borrower which are and continue to be acceptable to Agent based on the criteria set forth below as determined in Agent’s good faith. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than (i) one hundred twenty (120) days after the date of the original invoice for them or (ii) sixty (60) days after the original due date for them; provided, that with respect to Accounts of M. & M. Knopf owing by Alma Products Company, ATSCO Products, Inc., Fenwick Automotive Products or HR&M Compressors, Inc., such Accounts shall not be unpaid more than (x) two hundred forty (240) days after the date of the original invoice for them or (y) thirty (30) days after the original due date for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, Canada or the United Kingdom (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in jurisdictions other than the United States of America in accordance with the applicable laws of such jurisdictions in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable laws of such jurisdictions) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America, Canada or the United Kingdom, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, Canadian dollars, British Pound Sterling or another currency acceptable to Agent, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment (except for customary discounts for prompt payment) against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder (but the portion of such Accounts not otherwise impaired or reduced may be deemed Eligible Accounts);

(i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Loan Party;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which could reasonably be likely to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) such Accounts are not evidenced by or arising under any instrument or chattel paper;

(n) the aggregate amount of such Accounts owing by a single account debtor (excluding General Motors Corporation) do not constitute more than fifteen (15%) percent (or, in the case of each of Navistar International Corporation, Advance Auto Parts, Inc., Ford Motor Corporation, AutoZone, Inc., O’Reilly Automotive, Inc., Freightliner LLC, Caterpillar Inc. and International Truck and Engine Corporation, more than twenty-five (25%) percent) of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(o) such Accounts are not owed by an account debtor who has Accounts unpaid more than (i) one hundred twenty (120) days after the original invoice date for them or (ii) sixty (60) days after the original due date for them (or, in the case of Accounts of M. & M. Knopf owing by Alma Products Company, ATSCO Products, Inc., Fenwick Automotive Products or HR&M Compressors, Inc., such account debtor does not have Accounts unpaid more than (x) two hundred forty (240) days after the date of the original invoice for them or (y) thirty (30) days after the original due date for them), which together constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(p) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(q) such Accounts are owed by account debtors deemed creditworthy at all times by Agent determined in its good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the Original Closing Date, or (ii) an event, condition or other circumstance existing on the Original Closing Date to the extent Agent has no written notice thereof from a Borrower prior to the Original Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral. Notwithstanding anything to the contrary above, Agent agrees to consider treating Accounts due from AutoZone, Inc., Advance Stores Company, Incorporated or other account debtors reasonably acceptable to Agent as being eligible, notwithstanding extended terms beyond 120 days after the original invoice date for such Accounts with respect thereto, to the extent that such Accounts are entitled to the benefit of a purchase commitment from SunTrust Bank or other financial institutions reasonably acceptable to Agent on such terms, conditions and procedures as may be acceptable to Agent (a “Purchase Commitment”) (it being agreed that all such Accounts which have not been sold and which are subject to such Purchase Commitment shall be deemed eligible to the extent they otherwise satisfy the eligibility criteria set forth above).

“Eligible In-Transit Inventory” shall mean, as to any Borrower, Eligible Inventory of such Borrower which is in-transit to such Borrower from a supplier thereof in the ordinary course of such Borrower’s business which are acceptable to Agent based on the criteria set forth below as determined in Agent’s good faith. In general, such Eligible Inventory shall be Eligible In-Transit Inventory:

(a) if located outside the United States, are (i) being shipped F.O.B. origin (or upon other similar terms approved in writing by Agent) and, during the existence of a Trigger Event, either evidenced by a Qualifying Bill of Lading or to be acquired by such Borrower from a supplier to which a Letter of Credit Accommodation has been issued for the full purchase price thereof which contains as a condition to drawing thereunder the presentation of a Qualifying Bill of Lading, (ii) fully insured in-transit against such risks (including war risks to the extent commercially reasonable) and pursuant to such terms and conditions and in such amounts as

Agent may deem appropriate in its good faith judgment which insurance shall name Agent loss payee thereunder and (iii) during the existence of a Trigger Event, subject to agreements from such Borrower’s customs agents, freight forwarders and/or documentation agents as Agent shall require, in form and substance satisfactory to Agent; or

(b) if located in the United States, are (i) during the existence of a Trigger Event, under the control of a common carrier which has executed a Collateral Access Agreement and (ii) fully insured in-transit against such risks and pursuant to such terms and conditions and in such amounts as Agent may deem appropriate in its good faith judgment which insurance shall name Agent loss payee thereunder.

The criteria for Eligible In-Transit Inventory set forth above may only be changed and any new criteria for Eligible In-Transit Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the Original Closing Date, or (ii) an event, condition or other circumstance existing on the Original Closing Date to the extent Agent has no written notice thereof from a Borrower prior to the Original Closing Date, in either case under clause (i) and (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent.

“Eligible Inventory” shall mean, as to a Borrower, Inventory of such Borrower consisting of finished goods and finished cores held for resale in the ordinary course of the business of such Borrower and raw materials and raw materials cores for such finished goods, in each case which are acceptable to Agent based on the criteria set forth below as determined in Agent’s good faith. In general, Eligible Inventory shall not include:

(a) work-in-process;

(b) spare parts for equipment;

(c) packaging and shipping materials;

(d) supplies used or consumed in such Borrower’s business;

(e) Inventory (other than Eligible In-Transit Inventory) at premises other than those owned and controlled by any Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by any Borrower may nevertheless be considered Eligible Inventory as to locations which are leased by a Borrower if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, or if Agent shall not have received such Collateral Access Agreement (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by the Agent), Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and lessor thereof as Agent shall determine in its good faith;

(f) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein);

(g) bill and hold goods; unserviceable or obsolete Inventory;

(h) Inventory which is not subject to the first priority, valid and perfected security interest of Agent;

(i) returned, damaged and/or defective Inventory;

(j) Inventory purchased or sold on consignment; and

(k) Inventory located outside the United States of America (other than Eligible In-Transit Inventory).

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the Original Closing Date, or (ii) an event, condition or other circumstance existing on the Original Closing Date to the extent Agent has no written notice thereof from a Borrower prior to the Original Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible Processor Inventory” shall mean, as to any Borrower, Eligible Inventory of such Borrower which have been delivered to a third party for processing in the ordinary course of such Borrower’s business which are acceptable to Agent based on the criteria set forth below as determined in Agent’s good faith. In general such Eligible Inventory shall be Eligible Processor Inventory if:

(a) Agent has received a Collateral Access Agreement from the owner of the processor where the Eligible Inventory is located;

(b) Agent has received, upon its request, UCC financing statements between the owner of such location, as bailee, and such Borrower, as bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent; and

(c) Agent has received a written acknowledgement, in form and substance satisfactory to Agent in its good faith determination, from any lender to the owner of such location of the first priority security interest of Agent in such Inventory.

The criteria for Eligible Processor Inventory set forth above may only be changed and any new criteria for Eligible Processor Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the Original Closing Date, or (ii) an event, condition or other circumstance existing on the Original Closing Date to the extent Agent has no written notice thereof from a Borrower prior to the Original Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent.

“Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933), provided, that, (i) any Eligible Transferee described in the clauses above shall be approved by Agent with respect to a transfer of the Revolving Loans; (ii) Term Loan Agent and Agent shall be notified of any Eligible Transferee described in clauses (a), (b) and (c) above with respect to a transfer of the Term Loans; (iii) any Eligible Transferee described in clause (d) above with respect to a transfer of the Term Loans shall be approved by Agent, such approval not to be unreasonably withheld or delayed, (iv) if at the time of such transfer, an Event of Default shall not have occurred and be continuing, any Eligible Transferee described in clause (d) above with respect to a transfer of the Term Loans shall be approved by Administrative Borrower, such approval not to be unreasonably withheld or delayed; and (v) neither any Loan Party nor any Affiliate of any Loan Party shall qualify as an Eligible Transferee.

“Enforcement Action” shall mean the exercise by Agent in good faith of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Financing Agreements, applicable law or otherwise at any time following the occurrence and during the continuance of an Event of Default (including, without limitation, the demand for the immediate payment of all of the Obligations, the solicitation of bids from third parties to conduct the liquidation of a material portion of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling a material portion of the Collateral, the commencement of any action to foreclose on the security interests or liens of the Agent in all or any material portion of the Collateral, notification of account debtors to make payments to the Agent, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral).

“Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Loan Party or any Subsidiary of any Loan Party and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive

Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“Equipment” shall mean, as to any Person, all of such Person’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” shall mean any person required to be aggregated with any Loan Party or any Subsidiary of any Loan Party under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which any Loan Party or any Subsidiary of any Loan Party is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Loan Party or any Subsidiary of any Loan Party could otherwise be liable; (f) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than for Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to, individually or in the aggregate for all such events or conditions, have a Material Adverse Effect.

“Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower or Administrative Borrower on behalf of such Borrower and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of a Borrower.

“Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

“Excess Availability” shall mean the amount as of any date of determination, as determined by Agent in good faith, equal to: (a) the lesser of: (i) the Borrowing Base or (ii) the Maximum Revolving Credit, minus (b) the sum of (i) the amount of all then outstanding and unpaid Obligations (other than Term Loan Obligations) plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Persons which have been approved by Agent in its good faith determination) plus (iii) without duplication, the amount of checks issued by Borrowers to pay trade payables and other obligations which are more than 60 days past due as of such time, but not yet sent.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

“Fee Letter” shall mean the letter agreement dated as of the date hereof, amending and restating that letter agreement dated as of April 23, 2004, by and between Parent, on behalf of itself and certain of its subsidiaries, and Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments on the Original Closing Date or at any time thereafter executed and delivered by any Borrower or Obligor in connection with this Agreement, the Prior Agreement, October Agreement or the Original Agreement, except to the extent terminated or no longer applicable. Notwithstanding the foregoing, in no event shall the term Financing Agreements be deemed to include any Hedging Agreements.

“Fixed Asset Loan Value” shall mean the amount of $3,000,000 as of the date hereof, as reduced from time to time pursuant to Section 2.4 hereof.

“Foreign Subsidiary” shall mean any Subsidiary of Parent organized outside of the United States.

“Funding Bank” shall have the meaning set forth in Section 3.3. hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, friable asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), mold, sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedging Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices, in each case entered into by a Loan Party or any of its Subsidiaries as a party and either (a) Wachovia Bank, National Association as a counterparty or (b) upon Parent’s request, and Agent’s consent (not to be unreasonably withheld) any other financial institution as a counterparty.

“Inactive Subsidiaries” shall mean, collectively, subject to Section 9.24 hereof, Remy Reman, L.L.C., a Delaware limited liability company, iPower Technologies, Inc., a Delaware corporation, Marine Corporation of America, an Indiana corporation, Power Investments Marine, Inc., a New Jersey corporation, Publitech, Inc., a Virginia corporation, Remy India Holdings, Inc., a Delaware corporation, and World Wide Automotive Distributors, Inc., a Virginia corporation.

“Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, without duplication (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) or accrual with respect to any other amount created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable or accrual is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person if such redemption or repurchase obligation is required to be made prior to the repayment of all Obligations; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values.

“Indenture Compliance Certificate” shall mean any certificate of Parent delivered to Agent and Term Loan Agent at the times set forth in Section 9.6(e) setting forth (with supporting calculations therefor, where appropriate based on the internally prepared financial statements of the Loan Parties) (i) the amount of “Indebtedness” (as defined in the respective Indentures) permitted to be incurred under this Agreement at such time pursuant to the terms of each of the Indentures (meaning, in the case of the 1997 Notes Indenture, the maximum amount that can be incurred pursuant to Section 4.03(b)(1) of such Indenture) and (ii) identifying the amount permitted under the Indenture that is the lowest of such amounts specified pursuant to clause (i).

“Indentures” shall mean, collectively, the 1997 Notes Indenture, the 2001 Notes Indenture, the 2004 Second Priority Senior Secured Notes Indenture and the 2004 Senior Subordinated Notes Indenture.

“Information Certificate” shall mean, collectively, the Information Certificate of Parent constituting Exhibit B hereto containing material information with respect to Parent and its Subsidiaries (to the extent required herein and therein), their respective businesses and assets provided by or on behalf of Parent to Agent in connection with the preparation of the Financing Agreements and the financing arrangements provided for herein and therein.

“Insolvency Case” shall mean, as to any person, any of the following: (i) any case or proceeding with respect to such person under the Bankruptcy Code, or any other Federal, State or other bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of all or substantially all of the obligations and indebtedness of such person or (ii) any proceeding seeking the appointment of any receiver, trustee, administrator, liquidator, custodian or other insolvency official with similar powers with respect to such person or all or substantially all of its assets or (iii) any proceeding for liquidation, dissolution or other winding up of the business of such person or (iv) any general assignment for the benefit of creditors or any general marshaling of all or substantially all of the assets of such person.

“Insolvency Event” shall mean the commencement of an Insolvency Case by or against any Borrower or any Obligor.

“Intellectual Property” shall mean, as to any Person, such Person’s now owned, or used under authority of another Person, and/or hereafter arising or acquired, whether statutory or based on common law: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations and applications, trademarks, trademark registrations, trade names, trade styles and trade dress, service marks, service mark registrations, trademark and service mark applications; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of, and collect damages related to, any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including without limitation any goodwill associated with any trademark or the license of any trademark); customer and other lists, business plans, and any proprietary information of such Person, in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, work-for-hire and other work product, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained; and licenses and rights to use any and all of the foregoing.

“Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

“Interest Rate” shall mean,

(a) Subject to clauses (b) and (c) of this definition below:

(i) as to Prime Rate Loans consisting of Revolving Loans, a per annum rate equal to the Applicable Margin for Prime Rate Loans in excess of the Prime Rate,

(ii) as to Prime Rate Loans consisting of the Term Loans, a per annum rate equal to five percent (5.0%) in excess of the Prime Rate,

(iii) as to Eurodollar Rate Loans consisting of Revolving Loans, a per annum rate equal to the Applicable Margin for Eurodollar Rate Loans in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower (or Administrative Borrower on behalf of such Borrower) as in effect three (3) Business Days after the date of receipt by Agent of the request for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted),

(iv) as to Eurodollar Rate Loans consisting of the Term Loans, a per annum rate equal to six percent (6.0%) in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Administrative Borrower as in effect three (3) Business Days after the date of receipt by Term Loan Agent of the request for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted),

(v) as to Letter of Credit Accommodations, a rate equal to the Applicable Margin for Letter of Credit Accommodations on a per annum basis;

(b) Subject to clause (c) of this definition below, effective as of the first Business Day of each month, the Interest Rate payable by Borrowers on the Revolving Loans and Letter of Credit Accommodations shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans consisting of Revolving Loans, to a rate equal to the Applicable Margin for Prime Rate Loans on a per annum basis in excess of the Prime Rate, (ii) as to Eurodollar Rate Loans consisting of Revolving Loans, to a rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the Adjusted Eurodollar Rate and (iii) as to Letter of Credit Accommodations, to a rate equal to the Applicable Margin for Letter of Credit Accommodations on a per annum basis; and

(c) Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition,

(x) with respect to Revolving Loans, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans, Eurodollar Rate Loans and Letter of Credit Accommodations shall be the highest respective percentages set forth in the definition of the term Applicable Margin for each such category (without regard to the amount of Monthly Excess Availability) plus in each case two (2%) percent per annum, at Agent’s option without notice to any Borrower, (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Revolving Lenders have received full and final payment of all outstanding and unpaid Obligations owing to them (notwithstanding entry of a judgment against any Borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing, and (ii) on Revolving Loans to any Borrower at any time outstanding in excess of any limit set forth in Section 2.1(a) hereof or in the definition of Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default);

(y) with respect to the Term Loans, the Interest Rate applicable thereto shall be increased by two (2%) percent per annum, at Required Term Lenders’ option without notice to any Borrower, for the period (A) from and after the effective date of termination or non-renewal of this Agreement until Term Loan Agent and Term Lenders have received full and final payment of all outstanding and unpaid Obligations owing to them (notwithstanding entry of a judgment against any Borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing.

“Inventory” shall mean, as to any Person, all of such Person’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Person as lessor; (b) are held by such Person for sale or lease or to be furnished under a contract of service; (c) are furnished by such Person under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent in its good faith determination, by and among Agent, any Loan Party and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Loan Party acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that during the existence of an Event of Default it will comply with entitlement orders originated by Agent, with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of such Loan Party and including such other terms and conditions as Agent may require.

“Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.6 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

“Letter of Credit Accommodations” shall mean, collectively, (a) the letters of credit, merchandise purchase or other guaranties which are from time to time either issued or opened by Agent or any Lender for the account of any Borrower or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation”.

“License Agreements” shall have the meaning set forth in Section 8.11 hereof.

“Loan Party” and “Loan Parties” shall mean, individually or collectively, each Borrower.

“Loans” shall mean the Revolving Loans and the Term Loans.

“M. & M. Knopf” shall mean M. & M. Knopf Auto Parts, L.L.C., a Delaware limited liability company (f/k/a M. & M. Knopf Auto Parts, Inc.).

“Management Investors” shall mean each of the officers, employees and directors of Parent who own Voting Stock of Parent, in each case so long as such person shall remain an officer, employee or director of Parent.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, operations or prospects of Borrowers, taken as a whole, or Parent and its Subsidiaries taken as a whole or the legality, validity or enforceability of any of the Material Agreements; (b) the legality, validity, enforceability, perfection or priority of the security interests and liens of the Agent upon the Collateral, taken as a whole; (c) Collateral which makes up at least $5,000,000 of the Borrowing Base (but excluding any loss in value to such Collateral to the extent such loss is covered by insurance, the proceeds of which have been paid to Agent in accordance with Section 9.5 hereof, (d) the ability of any Material Loan Party to perform its obligations under any of the Material Agreements as and when to be performed; or (e) the ability of the Obligors taken as a whole to perform their obligations under any of the Material Agreements as and when to be performed; or (f) the ability of any Agent Party to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of such Agent Party under any of the Material Agreements; provided, that, for purposes of Section 9.22 hereof, the term “Material Adverse Effect” shall have the meaning set forth in Section 9.22 hereof.

“Material Agreements” shall mean, this Agreement, any subordination or intercreditor agreement in favor of an Agent Party to which a Borrower or an Obligor is a party and any guarantee, note, security agreement, debenture, pledge agreement or other agreement which guarantees the payment of, or grants a lien upon property as security for payment of, any of the Obligations.

“Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Loan Party or any Subsidiary of any Loan Party involving Indebtedness for borrowed money in an amount in excess of $10,000,000, (b) any contract or other agreement (other than the Financing Agreements and any contracts or agreements covered by clause (a) above), written or oral, of any Loan Party or any Subsidiary of any Loan Party with annual commitments to purchase or sell goods or services involving monetary liability of or to any Person in an amount in excess of $25,000,000 in any fiscal year, (c) any Material License (to the extent not covered in clause (b) above), and (d) any other contract or other agreement, whether written or oral, to which any Loan Party or any Subsidiary of any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Material Event of Default” shall mean (a) an Event of Default under (i) Section 10.1(a)(i); (ii) Section 10.1(g) or 10.1(h); (iii) Section 10.1(o); or (iv) Section 10.1(m) and/or (b) a sale of all or substantially all of the assets of the Loan Parties taken as a whole.

“Material License” shall mean a license, consent or other agreement or understanding by which: (i) any Loan Party or any Subsidiary of any Loan Party licenses from a third party Intellectual Property that if unavailable to such Loan Party or Subsidiary would reasonably be expected to have a material adverse effect upon such Loan Party’s or Subsidiary’s financial condition, results of operation or business, including without limitation the inability to design, develop, manufacture or have manufactured the products of such Loan Party or

Subsidiary; or (ii) any Loan Party or any Subsidiary of any Loan Party permits a third party to use the Intellectual Property of such Loan Party or Subsidiary.

“Material Loan Party” as used above shall mean, as of any date of determination, any Loan Party who has Collateral making up at least $5,000,000 of the Borrowing Base as of such date as determined by Agent.

“Maximum Credit” shall mean, at any time, the least of (a) the amount of $240,000,000, (b) the sum of (i) the Maximum Revolving Credit and (ii) the aggregate principal amount of the Term Loans then outstanding, and (c) the amount as of such time equal to (i) seventy-five (75%) percent of the book value of the inventory of the Parent and its “Restricted Subsidiaries” (as defined in the Indentures) plus (ii) eighty-five (85%) percent of the book value of the accounts receivable of the Parent and such Restricted Subsidiaries, in each case determined in accordance with GAAP.

“Maximum Revolving Credit” shall mean, at any time, the amount of $160,000,000 as reduced from time to time pursuant to Sections 2.5 and 9.7(b)(viii) hereof.

“Monthly Excess Availability” shall mean, for any month, the Excess Availability on the last Business Day of such month; provided, that, if a Trigger Event exists, Monthly Excess Availability shall mean the weighted average amount of Excess Availability for such month which shall equal the sum of each “Periodic Availability Amount” (defined below) calculated for such month. As used herein, the term “Periodic Availability Amount” shall mean with respect to any period of days in a month for which a Borrowing Base Certificate is in effect, (a) the Excess Availability amount determined by Agent based on the information set forth in the Borrowing Base Certificate for such period of days multiplied by (b) the fraction (expressed as a percentage), the numerator of which is the number of days in such month for which such Borrowing Base Certificate was in effect, and the denominator of which is the number of days in such month.

“Mortgages” shall mean, individually and collectively, each of the mortgages, deeds of trust or other similar agreements executed by any Borrower in favor of Agent, pursuant to which such Borrower granted to Agent a lien and security interest in Borrower’s Real Property and related assets.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Loan Party or any ERISA Affiliate.

“Net Amount” shall mean, as to Borrowers, the gross amount of the Eligible Accounts of Borrowers less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto; provided, that, the amount deducted under clause (a) shall not duplicate items for which Reserves have been established by Agent.

“Net Orderly Liquidation Value” shall mean, with respect to any category of Eligible Inventory, the estimated net recovery value as determined by Agent in good faith based on the most recent appraisal report for such Eligible Inventory performed by an appraiser acceptable to Agent, applying an approach to valuation which is consistent with the approach used in appraisals prepared for Agent’s use prior to the Original Closing Date, which reflects the estimated net cash value expected by the appraiser to be derived from a sale or disposition at a liquidation or going-out-of-business sale of such Eligible Inventory after deducting all costs, expenses and fees attributable to such sale or disposition, including, without limitation, all fees, costs and expenses of any liquidator(s) engaged to conduct such sale or disposition and all costs and expenses of removing and delivering the same to a purchaser.

“Non-Restricted Subsidiary” shall have the meaning set forth in the definition of “Subsidiary”.

“Obligations” shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all Loan Parties to any Agent Party and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Loan Party under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured, and including without limitation prepayment fees set forth in Sections 13.1(c) and 13.1(d) hereof. Notwithstanding the foregoing, the term “Obligations” shall include all obligations, liabilities and indebtedness now or hereafter arising from or in connection with Bank Products and, for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent, any Revolving Lender, any Affiliate of any Revolving Lender or any other financial institution acceptable to Agent (and in each case as to any such Revolving Lender, Affiliate of any Revolving Lender or other financial institution only to the extent approved by Agent) arising under or pursuant to a Hedging Agreement, whether now existing or hereafter arising, provided, that, (i) such obligations, liabilities and indebtedness shall only be included within the Obligations with respect to any particular Hedging Agreements upon Parent’s request and if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with any Revolving Lender, any Affiliate of any Revolving Lender or any other financial institution acceptable to Agent that is a counterparty to such Hedging Agreement, as acknowledged and agreed to by Borrowers, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Revolving Lender, Affiliate of any Revolving Lender or any other financial institution acceptable to Agent, as the case may be, in connection with such arrangements, (ii) such obligations, liabilities and indebtedness shall only be included within the Obligations with respect to Hedging Agreements of up to an aggregate $25,000,000 notional amount and (iii) in no event shall the party to such Hedging Agreement to whom such obligations, liabilities or indebtedness are owing be deemed a

Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9 and 12.12 hereof and in no event shall the approval of any such Person be required in connection with the release or termination of any security interest or lien of Agent.

“Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrowers.

“October Agreement” shall mean that certain Amended and Restated Loan and Security Agreement dated as of October 3, 2003 entered into by the Borrowers party thereto, Agent and the lenders named therein, as amended prior to April 23, 2004.

“OEMs” shall mean, collectively, the original equipment manufacturers that purchase Inventory from Borrowers.

“Original Agreement” shall mean that certain Loan and Security Agreement dated June 28, 2002 entered into by certain parties hereto, as amended prior to October 3, 2003.

“Original Closing Date” shall mean June 28, 2002.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

“Parent” shall mean Remy International, Inc., a Delaware corporation, and its successors and assigns.

“Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.6 of this Agreement governing participations.

“Permits” shall have the meaning set forth in Section 8.7(b) hereof.

“Permitted Acquisition” shall mean an Acquisition permitted under Section 9.10(j) hereof.

“Permitted Holders” shall mean the CVC Investors, the Management Investors and, in the case of any individual who is a Permitted Holder, any Permitted Transferee (as defined in the Stockholders Agreement except a Permitted Transferee by virtue of Section 3.5(b)(iv) of the Stockholders Agreement) of such individual; provided, however, that in no event shall any Persons (other than CVC), collectively, be deemed “Permitted Holders” with respect to more than 30% of the total voting power of all classes of Voting Stock of the Parent.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate thereof sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

“Prime Rate” shall mean (i) with respect to the Term Loan Obligations, the Term Base Rate, and (ii) with respect to all other Obligations, the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

“Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

“Prior Agreement” shall have the meaning set forth in the preamble hereto.

“Priority Event” shall mean the occurrence of any one or more of the following: (a) the occurrence and continuance of an Event of Default under Section 10.1(a)(i) hereof with respect to any Borrower’s failure to pay any of the Obligations arising pursuant to the Revolving Loans (including principal, interest, fees and expenses attributable thereto); (b) the occurrence and continuance of an Event of Default under Sections 10.1(g) or 10.1(h) hereof; or (c) the occurrence of any other Event of Default and the acceleration by Agent of the payment of all or a material portion of the Obligations.

“Proposed Action” shall have the meaning set forth in Section 13.10(a) hereof.

“Pro Rata Share” shall mean:

(a) with respect to all Loans and any other matters, subject to clauses (b), (c) and (d) below, as to any Lender as of any date of determination, the percentage obtained by dividing (i) the Commitments of that Lender by (ii) the Commitments of all Lenders, and (b) with respect to all Loans and Letter of Credit Accommodations on and after the date on which the Commitments have been terminated, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans and Letter of Credit Accommodations held by that Lender, by (ii) the outstanding principal balance of the Loans and Letter of Credit Accommodations held by all Lenders;

(b) with respect to all matters relating to Revolving Loans, subject to clause (d) below, as to any Revolving Lender as of any date of determination, such Lender’s Revolving Commitment Percentage; and

(c) with respect to all matters relating to the Term Loans, subject to clause (d) below, as to any Term Lender, as of any date of determination, the percentage obtained by dividing (i) the Term Commitment of that Term Lender by (ii) the Term Commitments of all Term Lenders; provided that upon the making of the Term Loans, such percentage shall be obtained by dividing (A) the aggregate outstanding principal balance of the Term Loans held by that Term Lender, by (B) the outstanding principal balance of the Term Loans held by all Term Lenders; and

(d) Notwithstanding clauses (a), (b) and (c) above or any other provision of this Agreement, to the extent the term “Pro Rata Share” is used in this Agreement to describe the rights of a Lender to interest, repayments or other amounts hereunder, then, subject to any priority in application of proceeds pursuant to Section 6.4(a) hereof, the term “Pro Rata Share” shall mean, as of any date of determination, the fraction (expressed as a percentage) the numerator of which is the amount equal to the outstanding amount of all Advances owing to such Lender as of such date, and the denominator of which is the outstanding amount of all Advances owing to all Lenders as of such date.

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, whether paid, currently payable or deferred by any Person in respect of any period in accordance with GAAP to the extent applicable.

“Purchase Commitment” shall have the meaning set forth in the last paragraph of the definition of “Eligible Accounts”.

“Purchase Notice” shall have the meaning set forth in Section 13.10(a) hereof.

“Qualifying Bill(s) of Lading” means a negotiable bill of lading issued by a common carrier in form and substance acceptable to Agent in its good faith determination specifying as the consignee thereof (i) the issuer of the applicable Letter of Credit Accommodation issued to facilitate the payment of the goods represented by such negotiable bill of lading or (ii) Agent (or Agent’s duly appointed agent) if no Letter of Credit Accommodation was required to be issued as a condition to the issuance of such negotiable bill of lading.

“Real Property” shall mean, with respect to any Person, all now owned and hereafter acquired owned real property of such Person, including leasehold interests (as a lessor), together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

“Receivables” shall mean, with respect to any Person, all of the following now owned or hereafter arising or acquired property of such Person: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Person; (d) all letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to such Person or otherwise in favor of or delivered to such Person in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any such Person, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Person or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of such Person) or otherwise associated with any Accounts, Inventory or general intangibles of such Person (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Person in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to such Person from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Person is a beneficiary).

“Records” shall mean, as to any Person, all of such Person’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to any Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any such Person with respect to the foregoing maintained with or by any other Person).

“Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

“Renewal Date” shall the meaning set forth in Section 13.1 hereof.

“Reorganization Securities” shall mean any debt or equity securities or instruments or other obligations of any Loan Party or other Obligor that are distributed to any Term Lender in respect of the Term Loan Obligations pursuant to a confirmed plan of reorganization or adjustment or similar dispositive restructuring plan in any Insolvency Case; provided, in the case of debt securities, that to the extent such debt securities distributed on account of the Term Loan Obligations are secured by Liens on the same property securing the Revolving Loan Obligations (or any debt securities distributed on account of the Revolving Loan Obligations in an Insolvency Case), the terms of such debt securities relating to order of payment and application of proceeds of Collateral, as between the Term Loan Agent and the Term Lenders, on the one hand, and the Agent and the Revolving Lenders, on the other hand, shall be no less favorable to the Revolving Lenders than the comparable provisions of Section 6.4.

“Required Lenders” shall mean, at any time, those Lenders whose Commitments aggregate sixty (60%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty (60%) percent of the then outstanding Obligations are owing.

“Required Revolving Lenders” shall mean, at any time, those Lenders whose Revolving Commitments aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Revolving Commitments of all Revolving Lenders, or if the Revolving Commitments shall have been terminated, Revolving Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations (other than Term Loan Obligations) are owing.

“Required Term Lenders” shall mean, at any time, those Term Lenders whose Term Commitments aggregate at least fifty-one (51%) percent of the aggregate of the Term Commitments of all Term Lenders or, if the Term Commitments shall have been terminated,

Term Lenders to whom at least fifty-one (51%) percent of the then outstanding Term Loans are owing.

“Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith (including pursuant to information disclosed under Section 9.22 hereof), adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets, business or prospects of any Borrower or Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) to reflect the estimated costs relating to unpaid freight charges, warehousing or storage, charges, taxes, duties and other similar unpaid costs associated with the acquisition or transportation of Eligible In-Transit Inventory or (e) to reflect any estimated accrued and unpaid fees charged by any third party processors in respect of Eligible Processor Inventory or (f) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default or (g) to reflect the “Net Available Cash” portion of any “Asset Disposition” as described in Section 9.7(b)(viii) hereof or (h) to reflect obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers to Agent, any Lender, any Affiliate of any Lender or any other financial institution acceptable to Agent (and in each case as to any such , Lender, Affiliate of any Lender or other financial institution only to the extent approved by Agent) arising under or in connection with any Hedging Agreement of any Borrower with Agent, any Lender, any Affiliate of any Lender or any other financial institution acceptable to Agent or as such Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein. Without limiting the generality of the foregoing, Reserves may be established to reflect that dilution with respect to the Borrowers’ Accounts (based on the ratio of the aggregate amount of non-cash reductions in Borrowers’ Accounts for any period to the aggregate dollar amount of the sales of Borrowers for such period) as calculated by Agent for any period is greater than five (5%) percent or to reflect that the orderly liquidation value of the Equipment or fair market value of any of the Real Property as set forth in the most recent acceptable appraisals received by Agent with respect thereto has declined so that the Fixed Asset Loan Value as of such appraisal date is greater than such percentage with respect to such appraised values as Agent used in establishing the original Fixed Asset Loan Value multiplied by such appraised values. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent in its good faith determination, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

“Revolving Commitment” shall mean, at any time, as to each Revolving Lender, the principal amount set forth next to such Revolving Lender’s name on Schedule I hereto designated as the Revolving Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Revolving Lender became a Revolving Lender hereunder in accordance with the provisions of Section 13.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Revolving Commitments”.

“Revolving Commitment Percentage” shall mean with respect to any Revolving Lender as of any date of determination, the fraction (expressed as a percentage) the numerator of which is such Revolving Lender’s Revolving Commitment and the denominator of which is the aggregate amount of all of the Revolving Commitments of Revolving Lenders, as adjusted from time to time in accordance with the provisions of Section 13.6 hereof; provided, that, if the Revolving Commitments have been terminated, the numerator shall be the unpaid amount of Obligations (other than Term Loan Obligations) owing to such Revolving Lender and the denominator shall be the aggregate amount of all unpaid Obligations (other than Term Loan Obligations).

“Revolving Credit Facility” shall mean the Revolving Loans and Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

“Revolving Lenders” shall mean those Lenders having a Revolving Commitment.

“Revolving Loan Obligations” shall mean all Obligations other than the Term Loan Obligations.

“Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Revolving Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

“Revolving Register” shall have the meaning set forth in Section 13.6(c) hereof.

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the Original Closing Date, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability); provided, that, “Solvent” under clause (b) above shall not be determined by GAAP.

“Specified Default” shall mean an Event of Default under Sections 10.1(a)(i), 10.1(g), 10.1(h), 10.1(m), or 10.1(a)(ii), 10.1(a)(iii) (to the extent arising as a result of the failure to comply with Sections 9.7, 9.8, 9.9, 9.10, or 9.11 hereof) and 10.1(o), in each case after giving effect to all applicable cure periods.

“Spot Rate” shall mean the rate quoted in the “Exchange Rates” section (or similar replacement section) of The Wall Street Journal as the spot rate for the purchase of United States dollars with another currency on the date on which the foreign exchange computation is to be made or, in the event that The Wall Street Journal shall not provide such quoted rate, the parties hereto shall refer to the applicable spot rate as quoted by the Reference Bank at approximately 10:00 a.m. (Charlotte, North Carolina time) on the date on which the foreign exchange computation is to be made.

“Standstill Period” shall mean the ninety (90) day period commencing on the date that the Agent receives a written notice executed and delivered by the Required Term Lenders or by the Term Loan Agent at the written request of the Required Term Lenders (a copy of which shall accompany the Term Loan Agent’s written notice) of a Specified Default, demanding the accelerated payment by the Borrowers of all Obligations and requesting that Agent commence one or more Enforcement Actions.

“Stockholders Agreement” means the Securities Transfer, Recapitalization and Holders Agreement among the stockholders of the Parent as in effect on the Original Closing Date.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person. As used in the Financing Agreements the term “Subsidiary” shall exclude the Delphi Subsidiary and the term “Non-Restricted Subsidiary” shall mean the Delphi Subsidiary.

“SunTrust Letter Agreement” has the meaning set forth in Section 9.7(b)(vii) hereof.

“Taxes” shall mean any and all present or future taxes, levies, penalties, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender’s net income or capital (or other taxes imposed in lieu thereof) by any jurisdiction (or any political subdivision thereof).

“Term Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Term Prime Rate in effect on such day and (b) the Term Loan Federal Funds Effective Rate in effect on such day plus 0.50%. If Term Loan Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Term Loan Federal Funds Effective Rate for any reason, including the inability or failure of Term Loan Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Term Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Term Base Rate due to a change in the Term Prime Rate or the Term Loan Federal Funds Effective Rate shall be effective on the effective date of such change in the Term Prime Rate or the Term Loan Federal Funds Effective Rate, respectively.

“Term Commitment” shall mean, at any time, as to each Term Lender, the principal amount set forth next to such Term Lender’s name on Schedule I hereto designated as the Term Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Term Lender became a Term Lender hereunder in accordance with the provisions of Section 13.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Term Commitments”. Notwithstanding the foregoing, from and after the Effective Date, the “Term Commitment” of each Term Lender shall refer to the outstanding principal balance of the Term Loans held by such Term Lender.

“Term Lenders” shall mean those Lenders having a Term Commitment.

“Term Loan Agent” shall mean CSFB in its capacity as administrative agent on behalf of the Term Lenders and any replacement or successor Term Loan Agent.

“Term Loan Availability Condition” shall mean, at any time that a voluntary prepayment under Section 2.3(b) is proposed to be made in respect of the Term Loans (a “Proposed Payment”), the condition precedent that (a) no Priority Event exists immediately before, and immediately after giving effect to, the Proposed Payment and (b) Excess Availability is at least $20,000,000 (i) as of the last day of the month, week or day, as applicable, ending immediately prior to the date of the Proposed Payment based on the Borrowing Base Certificate required to be delivered in accordance with Section 7.1(a)(i), (ii) for each of the days between the last date covered by the most recent Borrowing Base Certificate delivered under clause (i) above and the date of the Proposed Payment and (iii) immediately before, and immediately after giving effect to, the Proposed Payment. To the extent Agent has not received a Borrowing Base Certificate for the applicable period ending immediately prior to the date of the Proposed Payment as required by clause (b)(i) above and in accordance with Section 7.1(a)(i), Agent shall determine whether the Excess Availability requirement in clause (b) above has been satisfied by reference to the Borrowing Base Certificate most recently delivered to Agent, as adjusted by Agent to account for any Reserves, seasonal adjustments or other factors as Agent shall determine in its reasonable credit judgment.

“Term Loan Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Term Loan Agent from three federal funds brokers of recognized standing selected by it.

“Term Loan Obligations” shall mean all Obligations owing to the Term Lenders, in their capacities as Term Lenders, under this Agreement or any other Financing Agreement.

“Term Loans” shall have the meaning set forth in Section 2.3(a) hereof.

“Term Prime Rate” shall mean the rate from time to time publicly announced by Term Loan Agent, as its prime rate, whether or not such announced rate is the best rate available at such institution.

“Term Register” shall have the meaning set forth in Section 13.6(d) hereof.

“Trigger Event” shall mean at any time (a) an Event of Default shall have occurred and/or (b) Average Excess Availability shall be less than $35,000,000; provided, that, a Trigger Event shall remain in existence until Agent has determined (which determination shall be made no more than once in any 360 day period) that (i) Average Excess Availability has exceeded $35,000,000 for three consecutive calendar months following the occurrence of a Trigger Event and (ii) no Event of Default has occurred or continues to exist during such three month period.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Original Closing Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

“UPC” shall mean Unit Parts Company, a Delaware corporation.

“US Collateral Agent” shall mean Wachovia CF, in its capacity as US Collateral Agent on behalf of the Lenders and any replacement or successor US Collateral Agent.

“US Dollar Amount” shall mean as of any date of determination as to any amount denominated in any currency other than United States dollars, the equivalent amount in United States dollars as determined by Agent on such date by reference to the Spot Rate for the purchase of United States dollars with such currency.

“Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the computation of cost in the most recent appraisal of the Inventory received and accepted by Agent prior to the Original Closing Date, if any.

“Vendor Purchase Arrangements” shall mean Inventory of UPC that is subject to (a) those certain vendor agreements between UPC and O’Reilly Automotive, Inc. dated as of June 23, 2003 (as amended or modified from time to time) and (b) those certain vendor agreements between UPC and Autozone Parts, Inc. dated as of June 11, 2003 (as amended or modified from time to time), in each case pursuant to which UPC has purchased Inventory on credit from such vendors to be sold by such vendors on a consignment basis.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Wachovia CF” shall mean Wachovia Capital Finance Corporation (Central), an Illinois corporation, in its individual capacity, and its successors and assigns.

SECTION 2.	CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein, each Revolving Lender severally (and not jointly) agrees to fund its Pro Rata Share of Loans to each Borrower from time to time in amounts requested by such Borrower (or Administrative Borrower on behalf of such Borrower); provided, that, the aggregate outstanding amount of Revolving Loans and Letter of Credit Accommodations to all Borrowers at any time do not exceed the least of: (i) the Borrowing Base at such time, (ii) the Maximum Revolving Credit, (iii) $145,000,000 or (iv) the maximum amount that can be incurred under this Agreement pursuant to the Indentures minus under this clause (iv) the outstanding amount of the Term Loans (it being understood that such maximum amount under this clause (iv) shall mean, in the case of the 1997 Notes Indenture, the maximum amount that can be incurred pursuant to Section 4.03(b)(1) of such Indenture). Notwithstanding anything to the contrary contained herein, in no event shall Borrowers request, and in no event shall Agent or Lenders extend, Revolving Loans or Letter of Credit Accommodations if the aggregate outstanding amount thereof would exceed the lesser of (A) the amount established in clause (iv) above or (B) $152,500,000, without the prior written consent of the Required Term Lenders.

(b) Agent may, in its discretion, from time to time, upon not less than five (5) Business Days prior written notice to Administrative Borrower, reduce the lending formula(s) with respect to Eligible Inventory, Eligible In-Transit Inventory and/or, Eligible Processor Inventory to the extent that Agent determines in good faith that: (i) the number of days of the turnover of any such Inventory, or any category thereof, for any period has materially adversely changed or (ii) the liquidation value of any such Inventory, or any category thereof, has materially decreased, including any decrease attributable to a change in the nature, quality or mix of any such Inventory. The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance which is the basis for such decrease as determined by Agent in good faith. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, Eligible Processor Inventory or in establishing Reserves.

(c) In the event that (i) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding exceed the least of (A) the Borrowing Base, (B) the Maximum Revolving Credit, (C) $145,000,000 or (D) the maximum amount that can be incurred under this Agreement pursuant to the Indentures minus the outstanding amount of the Term Loans (it being understood that such maximum amount under this clause (D) shall mean, in the case of the 1997 Notes Indenture, the maximum amount that can be incurred pursuant to Section 4.03(b)(1) of such Indenture), or (ii) the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations outstanding based on the Eligible Inventory, Eligible Processor Inventory, Eligible In-Transit Inventory and/or A/R Core Credit Add-Backs of all Borrowers exceeds the $120,000,000 sublimit set forth in the definition of Borrowing Base, or (iii) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding based on Eligible Processor Inventory, Eligible In-Transit Inventory and/or A/R Core Credit Add-Backs exceeds any sublimit for such category as set forth in the definition of Borrowing Base, or (iv) the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), such event shall not limit, waive or otherwise affect any rights of Agent or Revolving Lenders in such circumstances or on any future occasions and Borrowers shall immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2 Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees, for the ratable risk of each Revolving Lender according to its Pro Rata Share of Revolving Loans to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Revolving Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of a Borrower shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Revolving Lenders, a letter of credit fee at a rate equal to the Interest Rate, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

(c) The Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall give Agent two (2) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested (which shall be in United States dollars), the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. The Borrower requesting the Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed form of the Letter of Credit Accommodation.

(d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value or Net Orderly Liquidation Value, as applicable, of such Eligible Inventory (in either case which shall include the cost of duty, freight, and transport to the extent the same have been paid), plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America unless Agent shall be satisfied that such items have been paid and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e) Except in Agent’s discretion, with the consent of all Revolving Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Revolving Lender in connection therewith shall not at any time exceed $30,000,000.

(f) Borrowers shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable legal expenses) which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Revolving Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) In connection with Inventory purchased pursuant to a Letter of Credit Accommodation and to the extent a Trigger Event exists or Agent has not imposed a Reserve of one hundred percent (100%) of the face amount of such Letter of Credit Accommodation, Borrowers shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into any Borrower’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Borrowers shall also, at Agent’s request during the existence of a Trigger Event, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Each Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Agent or any Revolving Lender in any manner. Agent and Revolving Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Revolving Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit

Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower. Agent shall have the sole and exclusive right and authority to, and Borrowers shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times (provided that if no Event of Default has occurred, Agent shall not exercise any of the following unless agreed to by or on behalf of any Borrower), (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any Borrower’s name.

(i) Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Agent for the ratable benefit of Revolving Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers to Agent for the ratable benefit of Revolving Lenders and to apply in all respects to Borrowers.

(j) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Pro Rata Share with respect to Revolving Loans of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(k) Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that any Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Revolving Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share with respect to Revolving Loans of the unpaid amount. The obligation of each Revolving Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Revolving Lender when due, Agent shall be entitled to recover such amount on demand from such Revolving Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Revolving Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3 Term Loans.

(a) Subject to and upon the terms and conditions contained herein, in addition to each Credit Facility under Sections 2.1 and 2.2 hereof, as a one-time accommodation to Parent, as the Borrower, each Term Lender severally (and not jointly) agrees to fund its Pro Rata Share of the term loans to Parent, as the Borrower, in the original principal amount of $80,000,000 on the Effective Date (the “Term Loans”). The Term Loans are (i) to be repaid, together with interest and other amounts, in accordance with this Agreement and the other Financing Agreements and (ii) secured by all of the Collateral. The entire unpaid principal amount of the Term Loans and all accrued and unpaid interest thereon and all other Term Loan Obligations shall be due and payable on the earlier of the effective date of termination of this Agreement, June 30, 2008 or the acceleration of the Obligations. Except for the making of the Term Loans as set forth in this Section 2.3, Borrowers shall have no right to request and Term Lenders shall have no obligation to make any additional loans or advances to Borrowers under this Section 2.3 and any repayments of the Term Loans shall not be subject to any readvance to or reborrowing by Borrowers. The parties hereto agree and acknowledge that proceeds from the making of the Term Loans in the amount of $80,000,000 shall be applied to pay fees and expenses of Term Loan Agent, Agent and the Lenders incurred in connection with the extension of the Term Loans and, to the extent of all remaining amounts, to prepay the outstanding amount of Revolving Loans on the Effective Date.

(b) On or after April 15, 2006, Borrowers may, upon three (3) Business Days’ notice to the Agent and Term Loan Agent, prepay, in whole or in part, the Term Loans in integral multiples of $5,000,000 or, if less, the remaining balance of the Term Loans; provided, that, (i) no such payment may be made unless and until the Term Loan Availability Condition has been satisfied and (ii) Parent, as the Borrower, must pay a prepayment fee to Term Loan Lenders calculated with respect to the principal amount prepaid in accordance with the table in Section 13.1(d), together with any costs incurred by the Term Lenders under Section 3.3(d) hereof.

2.4 Amortization of Fixed Asset Loan Value. The Fixed Asset Loan Value (determined as of the date hereof) shall be reduced on the first Business Day of each month, commencing on the first Business Day of January, 2006, by an amount sufficient (assuming a like reduction each month) to reduce such Fixed Asset Loan Value to zero ($0) by the first Business Day of July, 2007. Notwithstanding the foregoing, in the event of any disposition, condemnation or casualty of Equipment or Real Property of a Borrower pursuant to Section 9.7 hereof (or in the event of receipt of any condemnation awards or casualty insurance proceeds in respect thereof), the value of which Equipment or Real Property has been included in the Fixed Asset Loan Value, the Fixed Asset Loan Value shall be reduced on the date of such event by an amount equal to a fraction (expressed as a percentage) where the numerator is the remaining Fixed Asset Loan Value and the denominator is the original Fixed Asset Loan Value (determined as of the Original Closing Date) multiplied by (a) in the case of such Equipment, 90% of the Net Orderly Liquidation Value of such Equipment (as determined by Agent on the Original Closing

Date) and (b) in the case of such Real Property, 70% of the appraised fair market value of such Real Property (as determined by Agent on the Original Closing Date), and such reduction shall be allocated to the installment reductions described above proportionally.

2.5 Commitments.

(a) The aggregate outstanding amount of each Revolving Lender’s Advances (other than the Term Loans) (including through such Lender’s Affiliates) shall not exceed the amount of such Revolving Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof. If at any time the Maximum Revolving Credit is required to be reduced pursuant to Section 9.7(b)(viii) hereof, the Maximum Revolving Credit shall be reduced ratably, as to each Lender, in accordance with such Lender’s Revolving Commitment Percentage. Agent is hereby authorized by all the Lenders to amend Schedule I at any time to reflect such adjustments.

(b) If at any time the outstanding Advances exceed the Maximum Credit, the Borrowers shall immediately prepay the Revolving Loans by an amount at least equal to the amount of such excess. If the balance of the Revolving Loans is zero at a time when the outstanding Advances still exceed the Maximum Credit, Borrowers shall reduce such excess by first cash collateralizing any outstanding Letter of Credit Obligations equal to the amounts set forth in Section 10.2(b) hereof and then prepaying the principal in respect of the Term Loans then outstanding plus any prepayment fee payable under Section 13.1(d) hereto.

SECTION 3.	INTEREST, FEES AND TAXES

3.1 Interest.

(a) Borrowers shall pay to Agent, for the benefit of Revolving Lenders, and to Term Loan Agent, for the benefit of Term Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder during the existence of any Event of Default or termination hereof shall be payable on demand.

(b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request with respect to the Revolving Loans shall be made by a Borrower (or Administrative Borrower on behalf of such Borrower) to the Agent and any such request with respect to the Term Loans shall be made by Parent to the Term Loan Agent. Such request shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent or Term Loan Agent, as applicable, of such a request, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) or Parent, as applicable, shall have complied with such customary procedures as are established by Agent and Term Loan Agent, as applicable, and specified by Agent and Term Loan Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than seven (7) Interest Periods may be in effect at any one time in the aggregate under the Revolving Credit Facility and no more than five (5) Interest Periods may be in effect at one time in the aggregate in respect of the Term Loans, (v) the aggregate amount of any group of Eurodollar Rate Loans under the same Credit Facility and for the same Interest Period must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) Agent and each Revolving Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate under the Revolving Credit Facility is available to Agent and such Revolving Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower as provided under Section 3.3(b) hereof, and (vii) Term Loan Agent and each Term Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate in respect of the Term Loans is available to Term Loan Agent and such Term Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Parent as provided under Section 3.3(b) hereof. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent, Term Loan Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent, Term Loan Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent or Term Loan Agent, as applicable, has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans comprising a portion of the Revolving Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Any Eurodollar Rate Loans comprising a portion of the Term Loans shall immediately and automatically be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate. Borrowers shall pay to Agent, for the benefit of Revolving Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Revolving Lender or Participant in the Revolving Credit Facility for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing as provided under Section 3.3(d) hereof. Parent shall pay to Term Loan Agent, for the benefit of Term Lenders, upon demand by Term Loan Agent any amounts required to compensate any Term Lender or Participant in the Term Loans for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing as provided under Section 3.3(d) hereof.

(d) Interest shall be payable by Borrowers to Agent, for the account of Revolving Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year.

(e) For interest accruing on the portion of the Term Loans that is consisting of Prime Rate Loans, interest shall be payable by Parent to Term Loan Agent, for the account of Term Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed. For interest accruing on the portion of the Term Loans that is Eurodollar Rate Loans, interest shall be payable by Parent to Term Loan Agent, for the account of Term Lenders at the end of each Interest Period (or at the end of each three-month period with respect to any Interest Period greater than three months) and shall be calculated on the basis of a three hundred sixty (360) day year.

(f) The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective (x) in the case of the Term Loans, on the first day after any change in such Prime Rate is announced, and (y) in the case of the Revolving Loans, on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent, Term Loan Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Borrowers shall pay to Agent monthly, for the account of each Revolving Lender, an unused line fee at a rate equal to one-quarter of one percent (0.25%) per annum calculated upon the amount by which such Revolving Lender’s Revolving Commitment Percentage of $160,000,000 exceeds the average daily principal balance of such Lender’s outstanding sum of Advances (other than the Term Loans) during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as the Revolving Commitments have not been terminated, which fee shall be payable on the first day of each month in arrears.

(b) Parent shall pay to Term Loan Agent the fees set forth in the CSFB Engagement Letter in the amounts and at the times specified therein.

(c) Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3 Changes in Laws and Increased Costs of Loans.

(a) Except as provided in Section 3.4 hereof, if after the Effective Date, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any

Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans or the Letter of Credit Accommodations, then Borrowers shall from time to time upon demand by (x) Agent, pay to Agent additional amounts sufficient to indemnify Revolving Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) and (y) Term Loan Agent, pay to Term Loan Agent additional amounts sufficient to indemnify Term Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost, setting forth in reasonable detail the calculation of such cost, shall be submitted to Administrative Borrower by Agent or Term Loan Agent, as applicable, and shall be conclusive, absent manifest error. Failure or delay on the part of the Agent, Term Loan Agent or any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, Borrowers shall not be under any obligation to compensate any Lender under this Section 3.3(a) with respect to increased costs with respect to any period prior to the date that is three (3) months prior to such request if such Lender knew or should have known of the circumstances giving rise to such increased costs and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs; provided, further, that, the foregoing limitation shall not apply to any increased costs arising out of the retroactive application of any law, regulation, rule, guideline or directive as aforesaid within such three-month period.

(b) If prior to the first day of any Interest Period, (i) Agent, Term Loan Agent or any Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Revolving Lenders or Term Loan Agent has received notice from the Required Term Lenders, as the case may be, that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent or Term Loan Agent, as the case may be, shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, which notice shall be withdrawn by prompt telecopy or telephonic notice to Administrative Borrower by Agent or Term Loan Agent, as the case may be, when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent or Term Loan Agent, as the case may be, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for Agent, Term Loan Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent, Term Loan Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) Borrowers shall indemnify Agent, Term Loan Agent and each Lender and hold Agent, Term Loan Agent and each Lender harmless from any loss or expense which Agent, Term Loan Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by Agent, Term Loan Agent or such Lender) which would have accrued to Agent, Term Loan Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.3(a) or 3.3(c) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that, such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.3(e) shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 3.3(a) or 3.3(c).

(f) Upon the receipt by the Borrowers from Agent or Term Loan Agent of a claim by any Lender (an “Affected Lender”) under Section 3.3(a), the Borrowers may: (i) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Commitment; or (ii) replace such Affected Lender by designating another Eligible Transferee that is willing to acquire such Loans and assume such Commitments; provided, that, (A) such replacement does not conflict with any requirement of law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans, accrued interest and other amounts owing to such replaced Lender prior to the date of replacement, (D) the Borrowers shall be liable to such replaced Lender under Section 3.3(d) if any Eurodollar Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrowers or the replacement Lender shall be obligated to pay any registration and processing fee), (F) the Borrowers shall pay any additional fees required by such replacement Lender as an inducement for such replacement Lender to become a party hereto and (G) the Borrowers shall pay all additional amounts (if any) required pursuant to Section 3.3(a) to the extent such additional amounts were incurred on or prior to the consummation of such replacement. Notwithstanding the foregoing, in no event shall any Affected Lender be entitled to receive a prepayment fee under Section 13.1(d) upon the assignment of its Loans under this Section 3.3(f).

3.4 Taxes.

(a) Any and all payments by any Borrower and any Obligor to Agent, Term Loan Agent or any Lender under this Agreement and any of the other Financing Agreements shall be made free and clear of, and without deduction or withholding for any Taxes or Other Taxes, except to the extent that it is required by law to deduct or withhold any Taxes or Other Taxes (in which case Section 3.4(c) below shall apply). In addition, Borrowers shall pay all Other Taxes (or Agent may, at its option, pay such Other Taxes with respect to amounts payable to Agent or the Revolving Lenders and charge the loan account of the Borrowers for such amounts so paid.

(b) Borrowers shall indemnify and hold harmless Agent, Term Loan Agent and Lenders for the full amount of Taxes and Other Taxes paid by Agent, Term Loan Agent or any Lender (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under any of the Financing Agreements, but not including Taxes or Other Taxes that arise as a result of Agent, Term Loan Agent or any Lender’s arrangements with the applicable taxing jurisdiction, if any, and not as a result of this Agreement) and any liability (including penalties, interest and expenses (including reasonable legal fees and expenses) other than those resulting solely from a failure by Agent, Term Loan Agent or any Lender to pay any Taxes or Other Taxes which it is required to pay and for which it received an indemnity payment) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payment under this indemnification shall be made within ten (10) days after the date Agent, Term Loan Agent or any Lender makes written demand therefor. If such Taxes or Other Taxes were not correctly or legally asserted, Agent, Term Loan Agent or such Lender shall, upon Parent’s request and at Borrowers’ expense, provide such documents to Parent as Parent may reasonably request, to enable Parent to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Parent (so long as providing such documents shall not, in the good faith determination of Agent, Term Loan Agent or Lender, have the potential of resulting in any liability of Agent, Term Loan Agent or any Lender). The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

(c) If any Borrower or any Obligor shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Agent, Term Loan Agent or any Lender, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent or Term Loan Agent, as the case may be, on behalf of such Lender) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) each Borrower shall, or shall cause the applicable Obligor to, make such deductions and withholdings;

(iii) each Borrower shall, or shall cause the applicable Obligor to, pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) each Borrower shall, or shall cause the applicable Obligor to, also pay to Agent, Term Loan Agent or any Lender, at the time interest is paid, all additional amounts which Agent, Term Loan Agent or any Lender specifies as necessary in such Lender’s good faith determination to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed (a “Tax Payment”).

(d) Within thirty (30) days after the date of any payment by any Borrower or any Obligor of Taxes or Other Taxes referenced in Section 3.4(b) above, Borrowers shall furnish to Agent or Term Loan Agent, as applicable, the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent or Term Loan Agent, as applicable. If any Borrower or Obligor makes a Tax Payment and Agent, Term Loan Agent or any Lender determines that (i) a credit against, relief or refund of, or repayment of any Taxes (a “Tax Credit”) is available and attributable to that Tax Payment; and (ii) it has obtained, utilized and retained that Tax Credit, Agent, Term Loan Agent or such Lender, as applicable, shall notify such Borrower or Obligor of such Tax Credit and shall pay an amount to such Borrower or Obligor which Agent, Term Loan Agent or such Lender, as applicable, determines will leave it (following the making of that payment) in the same after-Tax position as it would have been in had no deduction or withholding been required, provided, that, nothing in this Section 3.4 shall require Agent, Term Loan Agent or any Lender to do anything which could, as determined in good faith by Agent, Term Loan Agent or such Lender, preclude or interfere with the way it conducts its business or tax affairs or requires it to disclose information which it considers is confidential to it or any of its Affiliates or customers, as determined in its sole discretion.

(e) Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to the Parent, Agent and Term Loan Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrowers pursuant to this Agreement) or such other evidence satisfactory to the Parent and the Agent or Term Loan Agent, as applicable, that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Agent or Term Loan Agent, as applicable, such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid or reduce such withholding tax, or such evidence as is satisfactory to the Parent and the Agent or Term Loan Agent, as applicable, of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrowers pursuant to this Agreement, (b) promptly notify the Agent or Term Loan Agent, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable laws that the Borrowers make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Agent or Term Loan Agent, as applicable, may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Agent or Term Loan Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Agent or Term Loan Agent, as applicable, therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent or Term Loan Agent under this Section 3.4(e), and costs and expenses (including legal expenses) of the Agent and Term Loan Agent, as applicable. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent or Term Loan Agent.

(f) The Borrowers shall not be required to indemnify the Agent, Term Loan Agent or any Lender or to pay any increased amounts to the Agent, Term Loan Agent or any Lender with respect to Taxes pursuant to this Section 3.4 (and may deduct and withhold such Taxes as required by law from payments to the Agent or any such Lender) to the extent that such Taxes are attributable to (i) a Lender’s failure to comply in full with the provisions of Section

3.4(e), (ii) a Lender’s failure to establish a complete exemption from Taxes provided that such failure to establish a complete exemption is not due to a change in law subsequent to the date of this Agreement, or (iii) any obligation to withhold, deduct or pay amounts with respect to Taxes that exists on the date such Agent, Term Loan Agent or Lender becomes a party to this Agreement except to the extent such Agent’s or Lender’s assignor was entitled to receive such amounts with respect to Taxes at the time of the assignment.

(g) No Lender shall be entitled to a payment of interest or penalties with respect to Taxes or Other Taxes under this Section 3.4 unless it shall have provided written notice to the applicable Borrower or Obligor of such Taxes or Other Taxes, as the case may be, within 60 days from the date on which such Lender received written notice of the imposition of such Taxes or Other Taxes, as the case may be, from the relevant taxing or governmental authority, but only to the extent such penalties or interest are attributable to such failure or delay by the Lender in providing such written notice.

SECTION 4.	CONDITIONS PRECEDENT

4.1 Conditions Precedent to Effectiveness. This Agreement shall become effective on the Effective Date so long as each of the following conditions precedent has been satisfied:

(a) (i) no material adverse change shall have occurred in the assets, business or prospects of Loan Parties and their Subsidiaries determined on a consolidated basis since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (b) below) and (ii) no change or event shall have occurred which would impair the ability of Loan Parties and their Subsidiaries to perform their obligations hereunder or under any of the other Financing Agreements to which they are parties or of any Agent Party to enforce the Obligations or realize upon the Collateral, taken as a whole;

(b) the Excess Availability as determined by Agent (based on the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered in accordance with Section 7.1(a)(i) herein), as of the Effective Date, shall be not less than $40,000,000.00 after giving effect to (i) all Loans made or to be made and the Letter of Credit Accommodations issued or to be issued prior to or in connection with the closing of the transactions hereunder, and (ii) payment of all fees and expenses in connection with the transactions under this Agreement and the other Financing Agreements;

(c) Agent shall have received evidence, in form and substance satisfactory to Agent, that the Agent has a valid perfected first priority security interest in all of the Collateral subject to the senior liens and other encumbrances permitted hereunder;

(d) Agent shall be satisfied that no investigation, litigation or other proceedings shall be pending or threatened against any Loan Party or any Subsidiary of any Loan Party which could have a Material Adverse Effect in the reasonable determination of Agent;

(e) Term Loan Agent and Agent shall have received a certificate from the chief financial officer of the Parent dated as of the Effective Date certifying that (i) the Parent and (ii) Parent and its Subsidiaries, on a consolidated basis, in each case after giving effect to the extensions of credit hereunder (including the Term Loans), are Solvent;

(f) Term Loan Agent and Agent shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(g) the Financing Agreements and all other instruments, documents, certificates, opinions, agreements, information and records listed on Schedule 4.1 shall have been duly executed and/or delivered to Agent, in form and substance satisfactory to Agent; and

(h) all fees and expenses required to be paid on the Effective Date pursuant to the terms of the Financing Agreements and the CSFB Engagement Letter shall have been paid by Borrowers.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist which is applicable to the Loan Parties, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority against any of the Loan Parties, which (i) purports to enjoin, prohibit, restrain or otherwise adversely affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect;

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

(d) Before and immediately after giving effect to the making of such Revolving Loan or the providing of such Letter of Credit Accommodation, the aggregate amount of Revolving Loans and Letter of Credit Accommodations shall not exceed (i) the limitations set forth in the last sentence of Section 2.1(a) hereof and (ii) together with the total principal amount of all Term Loans, the amount identified pursuant to clause (ii) of the definition of Indenture Compliance Certificate in the most recently delivered Indenture Compliance Certificate delivered to Agent and Term Loan Agent pursuant to Section 9.6(e) hereof.

(e) Notwithstanding the foregoing, to the extent any of the foregoing conditions are not satisfied (other than Section 4.2(d) above), Revolving Loans and Letter of Credit Accommodations may continue to be made and issued, subject to and in accordance with Section 12.8(b), to the extent any such condition (including any Default or Event of Default) has been waived in a writing signed by Agent and the Required Revolving Lenders or at Agent’s option by Agent with the written authorization of the Required Revolving Lenders; provided, that any waiver of such condition shall only be effective to permit additional Advances and shall not be deemed to be a waiver of any such underlying Default or Event of Default for purposes of Section 11.3 hereof.

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST; PRIORITIES

5.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Loan Party hereby grants, and reaffirms its prior grants under the Prior Agreement, October Agreement, and Original Agreement, to US Collateral Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to US Collateral Agent, for itself and the ratable benefit of Lenders, as security, all personal and real property and fixtures, and interests in property (excluding leasehold mortgages) and fixtures, of such Loan Party, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by any Agent Party, collectively, the “Collateral”), including all of such Loan Party’s:

(a) Accounts;

(b) general intangibles, including, without limitation, all Intellectual Property;

(c) goods, including, without limitation, Inventory and Equipment;

(d) Real Property and fixtures;

(e) chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f) instruments, including, without limitation, all promissory notes;

(g) documents;

(h) deposit accounts;

(i) letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of such Loan Party now or hereafter held or received by or in transit to any Agent Party, or its Affiliates or at any other depository or other institution from or for the account of such Loan Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m) to the extent not otherwise described above, Receivables;

(n) Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding the foregoing or any other requirement of this Agreement, with respect to any security interest and lien granted by a Loan Party in favor of Agent on any of such Loan Party’s investment in Capital Stock of a Person organized outside the United States, no more than 66.5% of the issued and outstanding Capital Stock of such Person shall secure the Obligations owing to the Lenders party to this Agreement. Capital Stock of such Persons may only be pledged to the extent directly owned by a Loan Party organized within the United States. Notwithstanding the foregoing, the definition of Collateral shall not include the Capital Stock of iPower Technologies, Inc.

5.2 Perfection of Security Interests.

(a) Each Loan Party irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Loan Party as debtor, as Agent may require, and including any other information with respect to such Loan Party or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the Original Closing Date. Each Loan Party hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Loan Party, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to Effective Date and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Loan Party hereby authorizes Agent to adopt on behalf of such Loan Party any symbol required for authenticating any electronic filing. In the event that the description of the Collateral in any financing statement naming Agent or its designee as the secured party and any Loan Party as debtor includes assets and properties of such Loan Party that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Loan Party to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Loan Party at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Loan Party as debtor, except as expressly permitted by the applicable Uniform Commercial Code.

(b) Each Loan Party hereby represents and warrants to Agent and Lenders that it does not have any chattel paper (whether tangible or electronic) or instruments as of the Effective Date, except as set forth in the Information Certificate. In the event that any Loan Party shall be entitled to or shall receive any chattel paper or instrument after the Effective Date, such Loan Party shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Loan Party (including by any agent or representative), such Loan Party shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Loan Party has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, each Loan Party shall, or Agent may at any time on behalf of any Loan Party, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper] [instrument] is subject to the security interest of Wachovia Capital Finance Corporation (Central), as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper] [instrument] violates the rights of such secured party.”

(c) In the event that any Loan Party shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Loan Party shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Loan Party shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Each Loan Party hereby represents and warrants to Agent and Lenders that it does not have any deposit accounts as of the Effective Date, except as set forth in the Information Certificate. No Loan Party shall, directly or indirectly, after the Effective Date open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Loan Party to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Loan Party is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Loan Party shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Loan Party and the bank at which such deposit account is opened and maintained. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, petty cash accounts used in accordance with any Loan Party’s historical practices, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees.

(e) Each Loan Party hereby represents and warrants to Agent and Lenders that it does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the Effective Date, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the Effective Date, in each case except as set forth in the Information Certificate.

(i) In the event that any Loan Party shall be entitled to or shall at any time after the Effective Date hold or acquire any certificated securities, subject to the last paragraph of Section 5.1 hereof, such Loan Party shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. Subject to the last paragraph of Section 5.1 hereof, if any securities, now or hereafter acquired after the Effective Date or thereafter by any Loan Party are uncertificated and are issued to such Loan Party or its nominee directly by the issuer thereof, such Loan Party shall immediately notify Agent thereof and shall cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Loan Party or such nominee upon written notice to such issuer from Agent that an Event of Default exists.

(ii) No Loan Party shall, directly or indirectly, after the Effective Date open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (a) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Loan Party to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Loan Party is dealing and the purpose of the account, (b) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (c) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Loan Party shall execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Loan Party and such securities intermediary.

(f) Each Loan Party hereby represents and warrants to Agent and Lenders that it is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the Effective Date, except as set forth in the

Information Certificate. In the event that any Loan Party shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the Effective Date, such Loan Party shall promptly notify Agent thereof in writing. During the existence of an Event of Default and upon Agent’s request, such Loan Party shall use its best efforts to immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent in its good faith determination, consenting to the assignment of the proceeds of the letter of credit to Agent by such Loan Party and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) Each Loan Party hereby represents and warrants to Agent and Lenders that it does not have any commercial tort claims (other than class actions unless such Loan Party’s ascertainable portion of the claim in such action is in excess of $250,000) as of the Effective Date in excess of $250,000 individually or $1,000,000 in the aggregate outstanding at any time when combined with all tort claims (other than class actions unless such Loan Party’s ascertainable portion of the claim in such action is in excess of $250,000) for all Loan Parties, except as set forth in the Information Certificate. In the event that any Loan Party shall at any time after the Effective Date have any commercial tort claims in excess of $250,000 individually or $1,000,000 in the aggregate outstanding at any time when combined with all tort claims for all Loan Parties, such Loan Party shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Loan Party to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Loan Party to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Loan Party of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Loan Party as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Loan Party shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may reasonably require in connection with such commercial tort claim.

(h) Each Loan Party hereby represents and warrants to Agent and Lenders that it does not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the Effective Date, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Loan Party permitted herein in the ordinary course of business of such Loan Party in the possession of the carrier transporting such goods and except for goods, documents of title or Collateral which are de minimus in value. In the event that any goods, documents of title or other Collateral are at any time after the Effective Date in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Loan Parties shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Loan Parties shall use commercially reasonable efforts to deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Loan Party that is the owner of such Collateral.

(i) Each Loan Party shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.3 Suretyship Waivers.

(a) Each Loan Party agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Loan Party agrees as follows: (i) Agent, Term Loan Agent or any Lender may from time to time, without notice or demand and without affecting the validity or enforceability of this Agreement or giving rise to any limitation, impairment or discharge of such Loan Party’s liability hereunder, (A) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Obligations, (B) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (C) request and accept guaranties of the Obligations and take and hold other security for the payment of the Obligations, (D) release, exchange, compromise, subordinate or modify, with or without consideration, any other security for payment of the Obligations, any guaranties of the Obligations, or any other obligation of any Person with respect to the Obligations, (E) enforce and apply any other security now or hereafter held by or for the benefit of Agent, Term Loan Agent or any Lender in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent, Term Loan Agent or Lenders, or any of them, may have against any such security, as Agent in its discretion may determine consistent with this Agreement and any applicable security document, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (F) exercise any other rights available to Agent, Term Loan Agent or Lenders, or any of them, under the Financing Agreements, at law or in equity; and (ii) this Agreement and the obligations of each Loan Party hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason

(other than payment in full of the Obligations), including without limitation the occurrence of any of the following, whether or not such Loan Party shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including without limitation provisions relating to events of default) of this Agreement, any of the other Financing Agreements, or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Obligations, (C) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of indebtedness other than the Obligations, even though Agent, Term Loan Agent or Lenders or any of them, might have elected to apply such payment to any part or all of the Obligations, (E) any failure to perfect or continue perfection of a security interest in any other collateral which secures any of the Obligations, (F) any defenses, set-offs or counterclaims which any Loan Party may allege or assert against Agent, Term Loan Agent or any Lender in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Loan Party as an obligor in respect of the Obligations.

(b) Each Loan Party hereby waives, for the benefit of Lenders, Agent and Term Loan Agent: (i) any right to require Agent, Term Loan Agent or Lenders, as a condition of payment or performance by such Loan Party, to (A) proceed against Parent, any guarantor of the Obligations or any other Person, (B) proceed against or exhaust any other security held from Parent, any guarantor of the Obligations or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of Agent or any Lender in favor of Parent or any other Person, or (D) pursue any other remedy in the power of Agent, Term Loan Agent or any Lender whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Loan Parties including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Loan Parties from any cause other than payment in full of the Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon Agent’s, Term Loan Agent’s or any Lender’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Loan Party’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Loan Party’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that Agent, Term Loan Agent or any Lender protect, secure, perfect or insure any other security interest or lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, notices of default under this Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Parent or any other Loan Party and notices of any of the matters referred to in the preceding paragraph and any right to consent to any thereof; and (vii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

(c) As used in this Section 5.3, any reference to “the principal” includes Parent and each Loan Party, and any reference to “the creditor” includes Agent, Term Loan Agent and each Lender. In accordance with Section 2856 of the California Civil Code (a) each Loan Party waives any and all rights and defenses available to Loan Party by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses such Loan Party may have by reason of protection afforded to the principal with respect to any of the Obligations, or to any guarantor of any of the Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and (b) each Loan Party waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for any of the Obligations, has destroyed such Loan Party’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any guarantor of any of the Obligations, has destroyed such Loan Party’s rights of contribution against such guarantor. No other provision of this Agreement shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 5.3. As provided herein, this Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles. This Section 5.3 is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Obligations.

(d) Until the Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit Accommodations shall have expired or been cancelled, each Loan Party shall withhold exercise of (i) any claim, right or remedy, direct or indirect, that such Loan Party now has or may hereafter have against any other Loan Party or any of its assets in connection with this Agreement or the performance by such Loan Party of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (A) any right of subrogation, reimbursement or indemnification that a Loan Party now has or may hereafter have against Parent or any other Loan Party, (B) any right to enforce, or to participate in, any claim, right or remedy that Agent, Term Loan Agent or any Lender now has or may hereafter have against Parent or any other Loan Party, and (C) any benefit of, and any right to participate in, any other collateral or security now or hereafter held by Agent, Term Loan Agent or any Lender, and (ii) any right of contribution such Loan Party may have against any guarantor of the Obligations. Each Loan Party further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Loan Party may have against Parent or any other Loan

Party or against any other collateral or security, and any rights of contribution such Loan Party may have against any such guarantor, shall be junior and subordinate to any rights Agent, Term Loan Agent or Lenders may have against Parent or any other Loan Party, to all right, title and interest Agent, Term Loan Agent or Lenders may have in any such other collateral or security, and to any right Agent, Term Loan Agent or Lenders may have against any such guarantor.

(e) Lenders, Term Loan Agent and Agent shall have no obligation to disclose or discuss with any Loan Party their assessment, or such Loan Party’s assessment, of the financial condition of Parent or any other Loan Party. Each Loan Party has adequate means to obtain information from each other Loan Party on a continuing basis concerning the financial condition of Parent and each other Loan Party and its ability to perform its obligations under the Financing Agreements, and such Loan Party assumes the responsibility for being and keeping informed of the financial condition of Parent and each other Loan Party and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Loan Party hereby waives and relinquishes any duty on the part of Agent, Term Loan Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or condition of Parent or any other Loan Party now known or hereafter known by Agent, Term Loan Agent or any Lender.

SECTION 6.	COLLECTION AND ADMINISTRATION

6.1 Borrowers’ Loan Accounts.

(a) Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Revolving Loans, Letter of Credit Accommodations and other Obligations (other than the Term Loan Obligations) and the Collateral, (b) all payments made by or on behalf of any Borrower or Obligor to Agent and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time. At the reasonable written request of any Lender, Agent will make available copies of its ledger entries with respect to such loan account(s).

(b) Term Loan Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Term Loans and the Term Loan Obligations, (b) all payments made by or on behalf of Parent or Obligor to Term Loan Agent and (c) all other appropriate debits and credits with respect to the Term Loan Obligations as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Term Loan Agent’s customary practices as in effect from time to time. At the reasonable written request of any Lender, Term Loan Agent will make available copies of its ledger entries with respect to such loan account(s)

6.2 Statements. Each of Agent and Term Loan Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent and Term Loan Agent, respectively, for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs, expenses and any advances made pursuant to Section 6.4(b) hereof. Each such statement shall be subject to subsequent adjustment by Agent and Term Loan Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent or Term Loan Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower. Until such time as Agent or Term Loan Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent, Term Loan Agent and Lenders by Borrowers.

6.3 Collection of Accounts.

(a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are reasonably acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered, to Agent a Depository Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may reasonably require in connection therewith. Unless and until a Trigger Event exists, Agent shall permit such banks maintaining such Blocked Accounts to remit amounts deposited therein to the operating accounts of Borrowers. During the existence of a Trigger Event, each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations in accordance with Section 6.4 hereof on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day. In the event that at any time or from time to time there are no Revolving Loans outstanding, Agent shall be entitled to an administrative charge in an amount equivalent to the interest that would have been payable for such Business Day had there been Revolving Loans outstanding on such day as calculated by Agent in accordance with its customary practice. The economic benefit of the timing in the application of payments (and the administrative charge with respect thereto, if applicable) shall be for the sole benefit of Agent. In the event that at any time Agent is not receiving collections on Receivables or other payments under this Section 6.3, Agent shall be entitled to an administrative charge in an amount equivalent to the collection day charges Agent would have received in accordance with its customary practice had Agent received such collections.

(c) Each Loan Party and its respective shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Loan Party’s own funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4 Payments. (a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time in writing to Administrative Borrower. Agent shall apply payments to the extent received or collected from any Borrower or any Obligor for the account of any Borrower or any Obligor (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i) so long as no Priority Event shall have occurred and be continuing, or will result from any of the following payment applications,

first, to pay in full all indemnities or expense reimbursements then due to Agent from any Borrower (other than fees);

second, to pay in full all indemnities or expense reimbursements then due to Lenders from any Borrower (other than fees);

third, to pay in full all fees payable by Borrowers under the Financing Agreements then due;

fourth, to pay in full interest then due in respect of the Loans (including interest payable in respect of the Revolving Loans, Term Loans or otherwise) on a pro rata basis;

fifth, to pay principal in respect of the Revolving Loans then outstanding (whether or not then due) and to pay or prepay Obligations arising under or pursuant to any Hedging Agreement of a Borrower with Agent, any Lender, any Affiliate of any Lender or any other financial institution acceptable to Agent (up to the amount of any then effective Reserve established in respect of such Obligations) on a pro rata basis until paid in full;

sixth, to cash collateralize any outstanding Letter of Credit Accommodations;

seventh, to pay the principal in respect of the Term Loans then outstanding (then due) until paid in full; and

eighth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Agent determines,

provided, that, in each instance set forth above in Section 6.4(a)(i) so long as no Priority Event has occurred and is continuing, Section 6.4(a)(i) shall not be deemed to apply to any payment by a Borrower specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under and in accordance with any provision of this Agreement;

and

(ii) from and after the occurrence and during the continuance of a Priority Event,

first, to pay in full the expenses of Agent and the US Collateral Agent for the collection and enforcement of the Obligations and for the protection, preservation or sale, disposition or other realization upon the Collateral, including all expenses, liabilities and advances incurred or made by or on behalf of Agent and the US Collateral Agent, in connection therewith (including attorneys' fees and legal expenses and other expenses of Agent and the US Collateral Agent) on a pro rata basis;

second, to the extent proceeds remain after the application pursuant to the preceding clause, to pay all Obligations (other than (i) the Term Loan Obligations and (ii) the early termination fees payable under Section 13.1(c)) until paid in full, in cash or other immediately available funds, in the following order: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Revolving Lenders from any Borrower; second, to pay interest due in respect of any Revolving Loans; third, to pay principal in respect of the Revolving Loans and to pay or prepay Obligations arising under or pursuant to any Hedging Agreement of a Borrower with Agent, any Lender, any Affiliate of any Lender or any other financial institution acceptable to Agent (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; and fourth, to pay or prepay any other Obligations (other than those set forth in clauses (i) and (ii) in this paragraph) whether or not then due, in such order and manner as Agent determines or to be held as cash collateral in connection with any Letter of Credit Accommodations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Hedging Agreements); and fifth, to pay or prepay any Obligations arising under or pursuant to Hedging Agreements (other than to the extent provided for above) on a pro rata basis;

third, to the extent proceeds remain after the application pursuant to the preceding two clauses, to pay the Term Loan Obligations (other than the applicable early termination fee payable under Section 13.1(d)) until paid in full; and

fourth, to the extent proceeds remain after the application pursuant to the preceding three clauses, ratably to pay in full all other Obligations (including the early termination fees payable under Sections 13.1(c) and 13.1(d)).

Notwithstanding anything contained in this Section 6.4 or this Agreement to the contrary,

(A) if the payment of any expenses, costs, scheduled servicing fees (such servicing fees to consist of scheduled servicing fees existing on the date hereof along with any increases to such servicing fees which have been consented to by the Required Term Lenders pursuant to Section 11.3 hereof or by Term Loan Agent) and/or interest (other than default interest charged during the existence of an Event of Default) to Agent for the account of itself and the Revolving Lenders would accrue and become due but for the occurrence of an Insolvency Case with respect to some or all of the Borrowers under the Bankruptcy Code and (i) any such amounts are not allowed or allowable in whole or in part as claims in such Insolvency Case solely as a result of a determination by a court of competent jurisdiction that the Revolving Lenders are not entitled to accrue such Specified Amounts because the claims of the Revolving Lenders are undersecured (any such amounts are hereinafter referred to as the “Specified Amounts”), (ii) Revolving Lenders would be oversecured and entitled to accrue such Specified Amounts if the Term Loans were not secured by the Collateral, and (iii) such Specified Amounts are not paid by any other Borrower or Obligor not subject to such Insolvency Case or Insolvency Cases, then Agent and Revolving Lenders shall be entitled to receive payment in full of the Specified Amounts before any payment of any Term Loan Obligations is made from proceeds of Collateral (subject to clause D below); provided, that nothing herein shall prevent the Agent and the Revolving Lenders from recovering any default interest charged during the existence of an Event of Default from any Borrower or Obligor not subject to an Insolvency Case;

(B) should any payment or distribution on security or instrument or proceeds thereof be received by a Lender in contravention of this Section 6.4, such Lender shall receive and hold the same in trust, for the benefit of the Agent and Lenders and shall forthwith deliver the same to Agent (together with any endorsement or assignment of such Lender where necessary), for application by Agent to the Obligations in accordance with the terms of Section 6.4;

(C) unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (1) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (2) in the event that there are no outstanding Prime Rate Loans. With respect to any Loans, to the extent not specified above, Agent may apply payments to such Loans in such order as Agent shall determine;

(D) notwithstanding anything herein to the contrary, the Term Lenders shall be permitted to receive and retain all Reorganization Securities and all cash and noncash proceeds thereof and there shall be no obligation at any time under

Section 6.4(B) or otherwise to deliver such Reorganization Securities or such proceeds to the Agent; provided, that to the extent any such proceeds are proceeds of Collateral, such proceeds shall be applied in accordance with Section 6.4(a) hereof (it being understood that no proceeds of Reorganization Securities shall be considered proceeds of Collateral pursuant hereto and, for the avoidance of doubt, that no Reorganization Securities shall be considered proceeds of Collateral pursuant hereto); provided, however, that the proceeds of any property securing debt securities as described in the proviso to the definition of "Reorganization Securities" shall be applied as set forth in such proviso;

(E) if and to the extent that the Term Lenders are required to deliver any amounts, security or instruments to Agent pursuant to Section 6.4(B), (i) the Term Lenders shall be entitled to full rights of subrogation to the rights and claims of the Agent and the Revolving Lenders under this Agreement upon the payment in full in cash of all Obligations (other than the Term Loan Obligations) and termination of all Revolving Commitments and (ii) the claims of the Term Lenders with respect which such amounts, securities or instruments that were delivered shall be reinstated and shall be of full force and effect as between the Parent and the other Obligors, on the one hand, and the Term Lenders, on the other hand;

(F) notwithstanding the foregoing, because of the differing rights in the Collateral, the Revolving Loan Obligations and Term Loan Obligations shall be separately classified in any plan of reorganization proposed or adopted in any Insolvency Case involving any Loan Party or Obligor, and accordingly, Agent and Term Loan Agent shall each have the option to act separately, with Agent acting on behalf of itself and in its capacity as agent for the Revolving Lenders, and Term Loan Agent acting on behalf of itself and in its capacity as agent for the Term Lenders. With respect to any Insolvency Case involving any Loan Party or Obligor, nothing contained herein shall prevent the Term Loan Agent and Term Lenders from exercising rights and remedies as unsecured creditors in accordance with applicable law; provided that to the extent any Term Loan Agent or Term Lender obtains a lien on any Collateral, any rights with respect to proceeds of such Collateral shall be subject to the priority set forth in Section 6.4(a). Each Lender agrees and acknowledges that Agent, as US Collateral Agent for the Lenders, may exercise all rights and remedies provided to Agent under, and in accordance with, the terms of the Financing Agreements and applicable law (including, without limitation, with respect to the liens granted to US Collateral Agent) but the foregoing shall not prevent each of Agent, on behalf of itself and the Revolving Lenders, and Term Loan Agent, on behalf of itself and the Term Lenders, from asserting separate claims and taking separate positions in any such proceeding (so long as such separate claims and separate positions do not (i) contest the validity, priority, enforceability and perfection of the liens granted to US Collateral Agent on the Collateral for itself and the ratable benefit of Lenders , (ii) contest the distribution priority provisions with respect to proceeds of Collateral set forth in this Section 6.4 or (iii) contest the right of the Revolving Lenders to apply any payments made on an interim basis by any Borrower subject to an Insolvency Case on account of Specified Amounts, in the event of a later determination by a court of competent jurisdiction disallowing such claims for such Specified Amounts, to the principal amount of the Revolving Obligations); provided, however, that, neither Agent nor Term Loan Agent shall assert any claim or take any such position or support any other Person asserting a claim or taking such a position that violates any of the terms of this Agreement or any other Financing Agreements or asserting or taking a position that the Collateral does not serve as collateral for both the Term Loan Obligations and the Revolving Loan Obligations; and

(G) any unsecured claims in any Insolvency Case of (i) the Agent, on behalf of itself and the Revolving Lenders, the Revolving Lenders, and all other holders of Obligations (other than Term Loan Obligations) on the one hand, and (ii) the Term Loan Agent, on behalf of itself and the Term Lenders, and the Term Lenders, on the other hand, shall in any Insolvency Case be pari passu claims and the provisions of Section 6.4(a) shall be inapplicable to any distribution with respect to such claims. Without limiting the foregoing, none of Term Loan Agent nor any Term Lender shall be under any obligation to deliver any payment or other distribution on security or instrument or proceeds thereof received by Term Loan Agent or such Term Lender to the Agent under Section 6.4(B) with respect to any such unsecured claim of Term Loan Agent or such Term Lender, except as specifically required by Section 6.4(A).

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the Revolving Loans of any Borrower and a description thereof shall be set forth in the monthly statement provided under Section 6.2 hereof. Agent shall, upon the direction of the Required Term Lenders, charge the Revolving Loans of Borrowers for all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements so long as (i) such amounts are due and payable to the Term Lenders and (ii) all conditions to the making of Loans under Section 4.2 have been satisfied. Borrowers shall make all payments to Agent, Term Loan Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, Term Loan Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent, Term Loan Agent or such Lender. Borrowers shall be liable to pay to Agent and Term Loan Agent, and do hereby indemnify and hold Agent, Term Loan Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent, Term Loan Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any

Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 12:00 noon Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower or in accordance with the terms and conditions of this Agreement.

6.6 Use of Proceeds. Borrowers shall use the initial proceeds of the Term Loans provided by Term Lenders to Parent hereunder only for (a) prepayment of the Revolving Loans pursuant to Section 2.3(a) hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7 Appointment of Administrative Borrower for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Obligor.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.7. Administrative Borrower shall ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent, Term Loan Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower.

(e) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent and Term Loan Agent

6.8 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement (including Section 6.10(f) hereof): (a) the making and conversion of Term Loans or Revolving Loans shall be made among the applicable Lenders based on their respective Pro Rata Shares as to such Loans and (b) each payment on account of any Obligations to or for the account of one or more of Agent Parties in respect of any Obligations due on a particular day shall be allocated among the Agent Parties entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9 Sharing of Payments, Etc.

(a) Each Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent, Term Loan Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent, Term Loan Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower), in which case it shall promptly notify Administrative Borrower and Agent or Term Loan Agent thereof, as applicable; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent and the Term Loan Agent) shall obtain from any Borrower or Obligor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than the amount of its Pro Rata Share of the principal of the Loans to which it is entitled under Section 6.4 or more than its share of such other amounts then due to such Lender hereunder to which it is entitled under Section 6.4 by any Borrower, it shall promptly pay to Agent, for the benefit of Revolving Lenders, or Term Loan Agent, for the benefit of Term Lenders, as the case may be, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Each Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10 Settlement Procedures.

(a) In order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Revolving Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Revolving Lenders, the full amount of the Revolving Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Revolving Lenders pursuant to the terms hereof, without requirement of prior notice to Revolving Lenders of the proposed Revolving Loans.

(b) With respect to all Revolving Loans made by Agent on behalf of Revolving Lenders as provided in this Section, the amount of each Revolving Lender’s Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. Chicago time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Revolving Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Revolving Lender prior to 12:00 noon Chicago time, then such Revolving Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Chicago time on the same Business Day and if received by a Revolving Lender after 12:00 p.m. Chicago time, then such Revolving Lender shall make the settlement transfer by not later than 3:00 p.m. Chicago time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Revolving Lender’s Pro Rata Share of each of the outstanding Revolving Loans is more than such Revolving Lender’s Pro Rata Share of each of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Revolving Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Revolving Lender’s Pro Rata Share of each of the outstanding Revolving Loans in any Settlement Period is less than the amount of such

Revolving Lender’s Pro Rata Share of each of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Revolving Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Revolving Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Revolving Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Revolving Loans and Letter of Credit Accommodations. Each Revolving Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans to the extent such Revolving Loans have been funded by such Revolving Lender. Because the Agent on behalf of Revolving Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when Revolving Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loans shall be allocated by Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Revolving Lender and the Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by Borrowers or actually settled with the applicable Revolving Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Revolving Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Revolving Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Revolving Loan, prior to Agent’s disbursement of such Revolving Loan to Borrower. In such event, all Revolving Loans under this Agreement shall be made by the Revolving Lenders simultaneously and proportionately to their Pro Rata Shares. No Revolving Lender shall be responsible for any default by any other Revolving Lender in the other Lender’s obligation to make a Revolving Loan requested hereunder nor shall the Revolving Commitment of any Revolving Lender be increased or decreased as a result of the default by any other Revolving Lender in the other Revolving Lender’s obligation to make a Revolving Loan hereunder.

(d) If Agent is not funding a particular Revolving Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to this Section on any day, Agent may assume that each Revolving Lender will make available to Agent such Revolving Lender’s Pro Rata Share of the Revolving Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Revolving Lender, Agent shall be entitled to recover such corresponding amount on demand from such Revolving Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate

Loans consisting of Revolving Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Revolving Loan made by Agent for its own account. Upon any such failure by a Revolving Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Parent’s receipt of such notice. A Revolving Lender who fails to pay Agent its Pro Rata Share of any Revolving Loans made available by the Agent on such Revolving Lender’s behalf, or any Revolving Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Revolving Lender” and such Revolving Lender’s Revolving Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Revolving Commitment of any Revolving Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

(e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Revolving Lender from its obligation to fulfill its Revolving Commitment hereunder or to prejudice any rights that any Borrower may have against any Revolving Lender as a result of any default by any Revolving Lender hereunder in fulfilling its Revolving Commitment.

6.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.	COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrowers shall provide Agent and Term Loan Agent with the following documents in a form satisfactory to Agent as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof); provided, that, at any time when

Average Excess Availability is less than $40,000,000, a Default or Event of Default exists, Borrowers shall provide Agent with such documents on a weekly basis or on a more frequent basis as Agent shall require:

(i) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding month (or more frequent period if applicable), which Borrowing Base Certificate shall be complete and accurate in all material respects as determined by Agent;

(ii) (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), the allocations of which shall be consistent with the procedures used in appraisals delivered to Agent prior to the Original Closing Date, (C) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger) and (D) agings of accounts payable (and including information indicating the amounts then owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral);

(iii) upon Agent’s request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower; and

(iv) such other reports as to the Collateral as Agent shall request from time to time.

(b) During the existence of a Trigger Event, Borrowers shall provide to Agent on a regularly scheduled basis as required by Agent, schedules in a form satisfactory to Agent reflecting sales made, credits issued, cash or other items of payment received and other data relating to the collection of Receivables and intercompany loan balances as Agent shall require.

(c) If any Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower, hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) Borrowers shall notify Agent promptly of: (i) any material delay in the Borrowers’ performance of any of their material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, in each case where “material” is determined on a consolidated basis for all Borrowers, (ii) all material adverse information known to any Borrower relating to the financial condition of any account debtor and (iii) any event or circumstance which, to any Borrower’s knowledge, would cause Agent to consider any then existing Accounts in excess of $2,000,000 as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of a Borrower’s business in accordance with practices and policies disclosed to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or Schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) during the existence of a Trigger Event no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with practices and policies disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing with respect thereto except as reported to Agent at the time of delivery of the Borrowing Base Certificate in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto, to the extent such Account is in excess of $2,000,000 will violate in any material respect any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Inventory Covenants. With respect to the Inventory (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory and such Borrower’s cost therefor, in each case consistent with the records reviewed by Agent prior to the Original Closing Date; (b) Borrowers shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent or Term Loan Agent may request during the existence of an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except (i) for sales of Inventory in the ordinary course of its business, (ii) to move Inventory directly from one location set forth or permitted herein to another such location, (iii) for Inventory shipped from the manufacturer thereof to such Borrower which is in transit to the locations set forth or permitted herein or (iv) to an outside processor for processing; (d) upon Agent’s request, Borrower shall, at their expense, no more than one (1) time in any twenty-four (24) month period

(or once in any twelve (12) month period in respect of core Inventory), but at any time or times as Agent may request during the existence of a Trigger Event, deliver or cause to be delivered to Agent written appraisals as to the Inventory by an independent appraiser acceptable to Agent applying an approach to valuation which is consistent to the approach used in the appraisals of Borrowers’ Inventory prepared for Agent prior to Original Closing Date, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower to repurchase such Inventory; (i) Borrowers shall keep the Inventory in good and marketable condition; and (j) Borrowers shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and owned Real Property: (a) upon Agent’s request or Term Loan Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent or Term Loan Agent may request during the existence of an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the owned Real Property by an independent appraiser in each case acceptable to Agent applying an approach to valuation which is consistent to the approach used in the appraisals of Borrowers’ Equipment and/or the owned Real Property prepared for Agent prior to the Original Closing Date, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrowers shall keep the Equipment in good order, repair, running and marketable condition (obsolescence and ordinary wear and tear excepted); (c) to the extent included in the Borrowing Base, Borrowers shall use the Equipment and owned Real Property with all reasonable care and caution and in material compliance with applicable standards of any insurance and in material compliance with all applicable material laws; (d) Borrowers shall use all other Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in compliance with all applicable laws, except in each case where non-compliance could, individually or in the aggregate for all such non-compliance, not have a Material Adverse Effect; (e) the Equipment is and shall be used in the business of Borrowers and not for personal, family, household or farming use; (f) Borrowers shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower in the ordinary course of business; (g) the Equipment is now and shall remain personal property and Borrowers shall not permit any of the Equipment to be or become a part of or affixed to real property; and (h) each Borrower assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 In-Transit Inventory Covenants. With respect to the Eligible In-Transit Inventory of any Borrower, such Borrower shall (a) promptly, but in no event later than five (5) Business Days after any Inventory ceases to be covered by a bill of lading from the carrier transporting such goods to the applicable United States port, (i) pay all applicable freight costs and duties, tariffs, taxes and any other governmental assessments applicable to the importation and/or sale of all such Inventory and (ii) satisfy all other requirements necessary for permitting all such Inventory to gain entry into the United States through the United States Customs Service in compliance with any applicable import quotas for immediate sale and/or distribution in the United States; (b) during the existence of a Trigger Event, cause all bills of lading and other documents of title issued by any carrier of goods owned by such Borrower being transported to the United States from any other country to constitute Qualifying Bill of Lading and if such goods are being transported other than from overseas, such Borrower shall cause all bills of lading and other documents of title issued by any carrier of goods owned by such Borrower to be in non-negotiable form in the name of such Borrower or such other Person as Agent shall designate; and (c) during the existence of a Trigger Event, not enter into any arrangement or agreement with any customs agents, freight forwarders or principal domestic common carriers, unless Agent receives an agreement with such party on terms and conditions acceptable to Agent.

7.6 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s or Agent’s name, to: (a) at any time an Event of Default exists (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time during the existence of a Trigger Event, to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse such Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in such Borrower’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s name for such purpose, and to complete in such Borrower’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.7 Right to Cure. Agent may, at its option, upon notice to Administrative Borrower, (a) cure any default by any Borrower under any material agreement with a third party that materially adversely affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower to perform its material obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any material judgment entered against any Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.8 Access to Premises. From time to time as requested by Agent or Term Loan Agent, at the cost and expense of Borrowers, (a) Agent, Term Loan Agent, Agent’s designee or Term Loan Agent’s designee shall have complete access to all of each Borrower’s premises during normal business hours and after reasonable prior notice to Administrative Borrower, or at any time during normal business hours and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s books and records, including the Records, and (b) each Borrower shall promptly furnish to Agent or Term Loan Agent such copies of such books and records or extracts therefrom as Agent or Term Loan Agent may request, and Agent or Agent’s designee may use during normal business hours such of any Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral. Notwithstanding the foregoing, absent the existence of an Event of Default, the Borrowers shall not be liable for any $750 per diem charge per person per day for Agent’s or Term Loan Agent’s examiners performing their duties in accordance with Section 7.8.

SECTION 8.	REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to Agent, Term Loan Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

8.1 Legal Existence, Power and Authority. Each Borrower is a corporation, limited liability company or other legal entity duly organized and in good standing under the laws of its jurisdiction of organization. Each Material Loan Party is duly qualified as a foreign corporation, limited liability company or other legal entity and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Person’s financial condition, results of operation or business or the rights of the Agent in or to any of the Collateral. Each Subsidiary of Parent (other than a Borrower) is a corporation, limited liability company or other legal entity duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, limited liability company or other legal entity and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder by any Loan Party and any Subsidiary of any Loan Party (a) are all within the powers of each such Loan Party and each such Subsidiary of each Loan Party party thereto, (b) have been duly authorized by each such Loan Party and each such Subsidiary of each Loan Party party thereto; (c) are not in contravention of any law applicable to each Loan Party and each Subsidiary of each Loan Party the violation of which, individually or in the aggregate for all such violations, could reasonably be expected to have a Material Adverse Effect, (d) are not in contravention of the terms of any articles or certificate of incorporation or formation, by-laws, limited liability company agreement, or other organizational documentation of each such Loan Party and each such Subsidiary of each Loan Party, or any indenture, loan agreement, deed of trust, lease, security or pledge agreement to which any Loan Party or any Subsidiary of any Loan Party is a party or by which any Loan Party or any Subsidiary of any Loan Party or its property are bound and (e) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Loan Party or any Subsidiary of any Loan Party except as provided in the Financing Agreements. The Financing Agreements to which any Loan Party or any Subsidiary of a Loan Party is a party constitute or will constitute when executed legal, valid and binding obligations of such Person enforceable in accordance with their respective terms except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Loan Party and each Subsidiary of each Loan Party is as set forth in the Information Certificate, subject to the rights of any such Person to change its legal name in accordance with Section 9.1 hereof or to merge or dissolve in accordance with Section 9.7 hereof and except to the extent such Loan Party or Subsidiary was acquired or formed after the Effective Date in accordance with Section 9.10(j) hereof. No Loan Party and no Subsidiary of any Loan Party has, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate, subject to the rights of any such Person to change its name in accordance with Section 9.1 below or merge or acquire assets in accordance with Sections 9.7 and 9.10(j) below.

(b) Each Loan Party and each Subsidiary of each Loan Party is an organization of the type and organized in the jurisdiction set forth in the Information Certificate, subject to the rights of any such Person to change its organizational type and jurisdiction in accordance with Section 9.1 hereof or to merge or dissolve in accordance with Section 9.7 hereof and except to the extent such Person was acquired or formed after the Effective Date in accordance with Section 9.10(j) hereof. The Information Certificate accurately sets forth the organizational identification number of each Loan Party and each Obligor or accurately states that such Person has none and accurately sets forth the federal employer identification number of each such Person, subject to the rights of any such Person to changes its organizational type in accordance with Section 9.1 hereof or to merge or dissolve in accordance with Section 9.7 hereof and except to the extent such Person was acquired or formed after the Effective Date in accordance with Section 9.10(j) hereof.

(c) The chief executive office and mailing address of each Loan Party and each Subsidiary of each Loan Party and each such Person’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate, subject to the rights of any such Person to establish new locations in accordance with Section 9.2 hereof or to merge, dissolve or transfer or receive assets in accordance with Section 9.7 hereof and except to the extent such Person was acquired or formed after the Effective Date in accordance with Section 9.10(j) hereof and, with respect to each Borrower and each Obligor its only other places of business and the only other locations of assets, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any such Person to establish new locations in accordance with Section 9.2 hereof or to merge, dissolve or transfer or receive assets in accordance with Section 9.7 hereof and except to the extent such Person was acquired or formed after the Effective Date in accordance with Section 9.10(j) hereof. The Information Certificate correctly identifies any of such locations which are not owned by a Loan Party or an Obligor and sets forth the owners and/or operators thereof subject to the rights of any such Person to establish new locations in accordance with Section 9.2 hereof or to merge, dissolve or transfer or receive assets in accordance with Section 9.7 hereof and except to the extent such Person was acquired or formed after the Effective Date in accordance with Section 9.10(j) hereof.

8.3 Financial Statements; No Material Adverse Change. All Financial Statements which have been or may hereafter be delivered by Parent to Agent and Lenders have been prepared in accordance with GAAP (except as to any Interim Financial Statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Parent and its consolidated Subsidiaries as at the dates and for the periods set forth therein. Except as disclosed in any Interim Financial Statements furnished by Parent to Agent prior to the date of this Agreement, there has been no act, condition or event which, individually or in the aggregate for all such acts, conditions or events, has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited Financial Statements furnished by Loan Parties to Agent prior to the date of this Agreement. As used herein, “Financial Statements” shall mean (i) an audited balance sheet, statement of operations and statement of cash flows, in each case on a consolidated basis for Parent and its consolidated Subsidiaries; and (ii) an unaudited consolidating balance sheet, statement of operations and a statement of cash flows for the Parent and its consolidated Subsidiaries; and “Interim Financial Statements” shall mean an unaudited balance sheet, statement of operations and statement of cash flows, in each case on a consolidated and consolidating basis for the Parent and its consolidated Subsidiaries, except that such statements shall be subject to normal year-end adjustments and shall not include any footnotes.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to the Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to (a) prior liens and encumbrances described in Sections 9.8(b), (d), (e), (f), (g), (h) and (j) (to the extent disclosed on the policies of title insurance delivered to Agent) which existed on the Original Closing Date; (b) prior liens and encumbrances arising after the Original Closing Date under Sections 9.8(b), (c), (d), (f), (g) and, to the extent permitted under Section 9.9(b), prior liens arising under Sections 9.8(e) and 9.8(h) and (c) liens and encumbrances described in Section 9.8(j) with respect to real property acquired after the date hereof and other liens and encumbrances permitted under Section 9.8 which are junior to the Agent’s liens in the Collateral. Each Loan Party and each Subsidiary of each Loan Party has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to the Agent and those described in the previous sentence.

8.5 Tax Returns. Each Loan Party and each Subsidiary of each Loan Party, individually or on a consolidated basis, has filed, or caused to be filed, in a timely manner all federal income tax returns and, except where the failure to so file, individually or in the aggregate for all such failures, would not have a Material Adverse Effect, all other tax returns, reports and declarations which are required to be filed by it. All material information of the Loan Parties and their Subsidiaries, taken as a whole, in such tax returns, reports and declarations is complete and accurate in all material respects. Each Loan Party and each Subsidiary of each Loan Party has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Person and with respect to which adequate reserves in accordance with GAAP have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) to any Loan Party’s knowledge, there is no investigation by any Governmental Authority pending or threatened against or affecting any Loan Party or any Subsidiary of any Loan Party,

its or their assets or business and (b) there is no action, suit or proceeding by any Person pending, or to any Loan Party’s knowledge threatened, against any Loan Party or any Subsidiary of any Loan Party or its or their assets, or against or affecting any transactions contemplated by any Financing Agreement, which if adversely determined against such Person, individually or in the aggregate for all such matters, has or could reasonably be expected to have a Material Adverse Effect.

8.7 Applicable Laws.

(a) Each Loan Party and each Subsidiary of each Loan Party is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except in each case where the failure to be in compliance, individually or in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and each Subsidiary of each Loan Party has obtained all material permits, material licenses, material approvals, material consents, material certificates, material orders or material authorizations of any Governmental Authority required for the lawful conduct of its business (collectively, the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions or proceedings pending or to any Loan Party’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, no Loan Party and no Subsidiary of any Loan Party has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit, and the operations of each such Person complies with all Environmental Laws and all Permits in each case except for such violations which, individually or in the aggregate for all such violations, could not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, citation or written notice directed to any Loan Party or any of its Subsidiaries by any Governmental Authority or any other person nor is any pending or to any Loan Party’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or any Subsidiary of any Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which, individually or in the aggregate for all such matters, could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, no Loan Party and no Subsidiary of any Loan Party has any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which, individually or in the aggregate for all such actions, could reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 8.8 to the Information Certificate, Loan Parties and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of each such Person under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect except where the failure to have any such Permits could not, individually or in the aggregate for all such failures, reasonably be expected to have a Material Adverse Effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law and their foreign equivalents to the extent applicable. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to any Loan Party’s knowledge, nothing has occurred which could reasonably be expected to cause the loss of such qualification. Each Loan Party and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) Except for individual claims for benefits in the ordinary course of business, there are no pending, or to any Loan Party’s knowledge, threatened, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) each Loan Party and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Loan Party and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Loan Party and its ERISA Affiliates have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, in each case with respect to any of the events described in clauses (i) through (v), to the extent any such event, individually or in the aggregate for all such events, could reasonably be expected to have a Material Adverse Effect.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Loan Party or any Obligor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each such Person to establish new accounts in accordance with Section 5.2 hereof.

8.11 Intellectual Property. Each Loan Party and each Subsidiary of each Loan Party owns, has an extant license from a third party, or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. Except where an omission could not reasonably be expected to have, individually or in the aggregate for all such omissions, a Material Adverse Effect, as of the Effective Date, no Loan Party and no Subsidiary of any Loan Party has (i) any Intellectual Property registered, issued, or subject to pending applications, renewals, extensions, continuations, or the like in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof, or in any other country, other than those described in Schedule 8.11 to the Information Certificate; (ii) any other Intellectual Property under common law rights in the United States, any State thereof, any political subdivision, or any other country, other than those described in Section 8.11 to the Information Certificate which, if not listed therein, would have, individually or in the aggregate for all such omissions, a Material Adverse Effect; and (iii) granted or obtained any Material Licenses other than as set forth in Schedule 8.11 to the Information Certificate. To the knowledge of any Loan Party, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights, which could reasonably be expected to have, individually or in the aggregate for all such events, a Material Adverse Effect. To any Loan Party’s knowledge, no Intellectual Property used by any Loan Party, Subsidiary of a Loan Party, Affiliate, licensee or other agent (including, without limitation, the use of such Intellectual Property as a slogan or other advertising device, product, process method, substance, and on or in association with other Intellectual Property or goods bearing or using any Intellectual Property currently sold or contemplated to be sold by any Loan Party, Subsidiary of a Loan Party, Affiliate, licensee or other agent of any Loan Party or Subsidiary of any Loan Party) infringes and/or misappropriates any Intellectual Property right of any other Person; and no claim or litigation is pending or threatened against or affecting any Loan Party, Subsidiary of any Loan Party, Affiliate, licensee or other agent of any Loan Party or Subsidiary of any Loan Party contesting its right to sell, license or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the Material Licenses of each Loan Party and each Subsidiary of each Loan Party in effect on the Effective Date and the dates of the expiration of such agreements. No Intellectual Property owned or used by any Loan Party or any Subsidiary of any Loan Party, or licensed to any Loan Party or any Subsidiary of any Loan Party pursuant to a Material License is (i) subject to any security interest, lien, collateral assignment, pledge or other encumbrance created or established by any Loan Party or any Subsidiary of any Loan Party in favor of any Person other than the Agent, or (ii) affixed to any Eligible Inventory, except (a) to the extent permitted under the terms of the License Agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Person under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) Each Loan Party does not have any direct or indirect Subsidiaries and each Loan Party and Obligor is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate, subject to the rights of any such Loan Party or

Obligor to (i) create or acquire Subsidiaries in accordance with Section 9.10(j) hereof and (ii) engage in transactions with joint ventures in accordance with Section 9.10(k) hereof.

(b) Schedule 8.12 to the Information Certificate reflects the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Loan Parties (but with respect to Parent, only holders of 5% or more of its Capital Stock as of the Effective Date) and their Subsidiaries listed on Schedule 8.12 to the Information Certificate (subject to the rights of any such Person to merge, dissolve or transfer or receive assets in accordance with Section 9.7 hereof and except to the extent such Person was acquired or formed after the Effective Date in accordance with Section 9.10(j) hereof) and, with respect to all domestic Subsidiaries of Parent, there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any such Loan Party or Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares, subject to the rights of any such Person to issue Capital Stock in accordance with Section 9.7(b)(v) hereof.

(c) The issued and outstanding shares of Capital Stock of each Loan Party (except Parent) and each Subsidiary of each Loan Party are directly and beneficially owned and held by the Persons indicated in the Information Certificate, subject to the rights of any such Person to merge or dissolve in accordance with Section 9.7 hereof and except to the extent such Loan Party or Subsidiary was acquired or formed after the Effective Date in accordance with Section 9.10(j) hereof and in each case all of such shares have been duly authorized and are fully paid and non-assessable, and, to the extent held by any Loan Party, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the Original Closing Date and except for liens arising under Sections 9.8(b) and (c) hereof.

(d) Parent alone and the Loan Parties and their Subsidiaries, taken as a whole, are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of the Agent and the other transaction contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Loan Party or any Obligor and any union, labor organization or other bargaining agent in respect of the employees of any such Person on the Effective Date.

(b) There is (i) to any Loan Party’s knowledge, no unfair labor practice complaint pending against any Loan Party or any Subsidiary of any Loan Party or, to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary of any Loan Party, before the National Labor Relations Board, and, to any Loan Party’s knowledge, no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Effective Date against any Loan Party or any Subsidiary of any Loan Party or, to any Loan Party’s knowledge, threatened against it, and (ii) to any Loan Party’s knowledge, no strike, labor dispute, slowdown or stoppage is pending against any Loan Party or any Subsidiary of any Loan Party or, to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary of any Loan Party except in the cases of clauses (i) and (ii) where any such occurrences, individually or in the aggregate for all such occurrences, could not reasonable be expected to have a Material Adverse Effect.

8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Loan Party or any Subsidiary of any Loan Party permitted hereunder (so long as any restrictions in any agreement entered into after the Original Closing Date are no more restrictive than the restrictions as in effect on the Original Closing Date), there are no contractual or consensual restrictions on any Loan Party or any Subsidiary of any Loan Party which prohibit or otherwise restrict (a) the transfer of cash or other assets between any such Persons or (b) the ability of any such Person to incur Indebtedness or grant security interests to the Agent or any Lender in the Collateral.

8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Loan Party or any Subsidiary of any Loan Party is a party or is bound as of the Effective Date. Loan Parties have delivered true, correct and complete copies of such Material Contracts to Agent on or before the Effective Date. No Loan Party and no Subsidiary of any Loan Party is in breach or in default in any material respect of or under any Material Contract or has received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16 Payable Practices. No Loan Party and no Subsidiary of any Loan Party has made any material change in the historical accounts payable practices from those in effect immediately prior to the Original Closing Date.

8.17 Single Economic Enterprise. Borrowers and Obligors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Obligors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers and Obligors render certain services to or for the benefit of the other Borrowers and/or Obligors, as the case may be, purchase or sell and supply certain goods to or from or for the benefit of the others, make loans, advances and provide certain other financial accommodations to or for the benefit of each other (including, inter alia, the payment by Borrowers and Obligors of creditors of each other and guarantees by Borrowers and Obligors of the indebtedness of each other) and provide certain administrative, marketing, payroll and management services to or for the benefit of each other.

8.18 Restricted Subsidiaries. The “Restricted Subsidiaries” (as defined in each of the Indentures) under the Indentures are Parent and each Subsidiary of Parent, except for Electro Diesel Rebuild bvba and the Delphi Subsidiary, as may be modified from time to time pursuant to the Indentures and subject to Sections 9.7(c) and 9.23 hereof.

8.19 Inactive Subsidiaries. No Inactive Subsidiary (a) has any assets with a net book value in excess of $10,000 (except in respect of the equity interests held by Remy India Holdings, Inc.), (b) has any material liabilities except for guarantees of Indebtedness incurred under the Indentures and under this Agreement or (c) engages in any business activities.

8.20 Accuracy and Completeness of Information. All information furnished by or on behalf of any Loan Party or any Subsidiary of any Loan Party in writing to any Agent Party in connection with this Agreement, any of the other Financing Agreements, or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have, individually or in the aggregate for all such events or circumstances, a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing to the extent required under this Agreement.

8.21 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Loan Party shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve, renew and keep in full force and effect its legal existence and rights and franchises with respect thereto and maintain in full force and effect (except for defaults by any other Person) all material licenses, material trademarks, material tradenames, material approvals, material authorizations, material leases, material contracts and Permits necessary to carry on its business, except as permitted in Section 9.7 hereto.

(b) No Loan Party shall, or shall permit any of its Subsidiaries to, change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice (or ten (10) days prior written notice in the case of Parent) from Parent of such proposed change in such Person’s legal name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Articles or Certificate of Incorporation or Formation (or such other organizational documents) of such Person providing for the name change certified by the proper Governmental Authority of the jurisdiction of incorporation or organization of such Loan Party or Subsidiary as soon as it is available.

(c) No Loan Party shall, or shall permit any of its Subsidiaries to, change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Parent of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Loan Party shall, or shall permit any of its Subsidiaries to, change its type of organization, jurisdiction of organization or other legal structure unless (i) Agent shall have received not less than twenty (20) days’ prior written notice from Parent of such proposed change which notice shall set forth the changes, (ii) Parent delivers to Agent a new certified charter from the appropriate Governmental Authority as soon as available reflecting the proposed change as well as such other certified organizational documents as Agent shall reasonably require and (iii) the Agent shall have received such agreements, documents and instruments, duly executed by the appropriate Person if required, as the Agent may deem reasonably necessary or desirable to protect the interest of the Agent in the Collateral.

9.2 New Collateral Locations. Each Loan Party may only open any new Collateral location within the continental United States, provided such Person (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to the Agent such agreements, documents, and instruments as the Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3 Compliance with Laws, Regulations, Etc.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, comply with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority (including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and their foreign equivalents) and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws, in each case where the failure to do so, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party shall, and shall cause each of its Subsidiaries to, give written notice to Agent promptly, but in any event within ten (10) Business Days, upon any such Person’s receipt of any written or other credible notice of, or any such Person’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or written notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any such Person or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law in each case under clauses (i) and (ii) where such occurrences or events, individually or in the aggregate for all such occurrences or events, has or could reasonably be expected to have a Material Adverse Effect. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Loan Parties to Agent and, to the extent requested by any environmental engineer or any Loan Party, Agent shall agree to keep such materials confidential pursuant to the terms of Section 13.10 hereof. Each Loan Party shall, and shall cause each of its Subsidiaries to, take prompt action to respond to any material non-compliance by the Loan Parties with any of the Environmental Laws as and to the extent required by Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance by any Loan Party or any Subsidiary of any Loan Party, or any condition which requires any action by or on behalf of any Loan Party or any Subsidiary of any Loan Party in order to avoid any non-compliance, with any Environmental Law where such non-compliance, individually or in the aggregate for all non-compliances, has resulted or could reasonably be expected to result in a Material Adverse Effect, Loan Parties shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Person’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Each Loan Party shall, and shall cause each of its Subsidiaries to, indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any such Person and the preparation and implementation of any closure, remedial or other required plans. All indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes, assessments, contributions and governmental changes which are de minimus in amount or taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Person and with respect to which adequate reserves in accordance with GAAP have been set aside on its books.

9.5 Insurance. Each Loan Party shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral, against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Loan Parties shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Loan Party fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Loan Parties. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Loan Party in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Loan Parties shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Loan Parties shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Loan Party or any of their Affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations; provided, that, unless a Trigger Event exists or such insurance proceeds relate to Collateral included in the Borrowing Base, the Loan Parties may retain insurance proceeds to the extent the aggregate amount of all proceeds received at all times do not exceed $1,000,000.

9.6 Financial Statements and Other Information.

(a) Each Loan Party shall, and shall cause each of its Subsidiaries to, keep proper books and records in which entries required by GAAP (where applicable) shall be made of all business transactions of or in relation to the Collateral, and the business of such Person in accordance with GAAP or its foreign equivalent, as applicable. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly furnish to Agent and Term Loan Agent all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of each Loan Parties and their Subsidiaries, and to notify the auditors and accountants of each such Person that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Loan Parties shall furnish or cause to be furnished to Agent and Term Loan Agent, the following: (i) within thirty (30) days after the end of each fiscal month, (A) monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries on a consolidated basis as of the end of and through such fiscal month, certified to be correct by an Authorized Officer, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto and (B) a separate report setting forth for each Loan Party and each Subsidiary of each Loan Party, the beginning balance, ending balance and net change with respect to Advances and intercompany balances for each such Person, and (ii) within one hundred and twenty (120) days after the end of each fiscal year or, if earlier, within three (3) days following the date on which Borrowers filed its annual report on Form 10-K with the Securities and Exchange Commission after the end of such fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss and statements of cash flow), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be Ernst & Young, LLP or an independent accounting firm selected by Parent and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries on a consolidated basis as of the end of and for the fiscal year then ended.

(b) Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Loan Parties shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree entered against any Loan Party or any Subsidiary and any Loan Party or any of its or their properties or assets which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (iv) any notification of a material violation of laws or regulations received by any Loan Party or any Subsidiary of any Loan Party which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c) Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any such Person sends to its stockholders generally and copies of all reports and registration statements which any such Person files with the Securities and Exchange Commission, any national or local securities exchange or the National Association of Securities Dealers, Inc.

(d) Each Loan Party shall furnish or cause to be furnished to Agent on an annual basis, a yearly business plan with budgets, forecasts and projections attached thereto and each Loan Party agrees that, from time to time, such Loan Party will provide updates and supplemental information to such annual reports as Agent may reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Loan Parties and their Subsidiaries to any court or other Governmental Authority or to any other Agent Party or Participant or prospective Agent Party or Participant or any Affiliate of any Agent Party or Participant. Each Loan Party hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Loan Party and its Subsidiaries and any reports prepared by such accountants (in their capacities as auditors) or management letters prepared by such accountants or auditors on behalf of any Loan Party and its Subsidiaries and to disclose to the Agent Parties such other information reasonably related to such financial statements, reports or management letters as Agent may request. Any documents, schedules, invoices or other papers delivered to any Agent Party, may be destroyed or otherwise disposed of by such Agent Party one (1) year after the same are delivered to such Agent Party, except as otherwise designated by Administrative Borrower to any Agent Party in writing.

(e) Parent shall deliver to Agent and Term Loan Agent on the last Business Day of each month an Indenture Compliance Certificate; provided, that to the extent Excess Availability is less than $25,000,000 at the time of, or would result immediately after giving effect to, any Revolving Loan or Letter of Credit Accommodation, Parent shall deliver to Agent and Term Loan Agent such Indenture Compliance Certificate at the time such Revolving Loan or Letter of Credit Accommodation is requested. Term Loan Agent agrees to deliver copies of any such Indenture Compliance Certificate to any Term Lender upon its request.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. No Loan Party shall, or shall permit any of its Subsidiaries to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that (i) any Borrower (other than Parent) or Obligor may merge with and into or consolidate with any other Borrower (other than Parent) or Obligor, (ii) any Subsidiary of Parent (other than any Borrower) may merge with and into or consolidate with any other Subsidiary of Parent (other than any Borrower) and (iii) any Subsidiary formed for the purpose of effectuating a Permitted Acquisition may merge or consolidate with a Person acquired pursuant to such Permitted Acquisition, provided, that, in each case above, each of the following conditions is satisfied as determined by Agent in good faith: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Persons to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Persons that are merging or consolidating, which Person will be the surviving entity, the locations of the assets of the Persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation (provided, that Agent acknowledges receipt of notice in accordance with this clause (i) that Parent intends to merge or consolidate Ballantrae Corporation, Remy Alternators, Inc., DR China Holdings Inc., Remy Reman, L.L.C., Power Investments Marine, Inc., Publitech, Inc., Remy Korea Holdings, L.L.C., World Wide Automotive Distributors, Inc., DR Alternators Poland Sp.z.o.o., Delco Remy Brasil, Ltda. and Remy Generators de Mexico, S. de. R.L. de. C.V.), (ii) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (iii) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist, (iv) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Governmental Authority (with a copy as filed promptly after such filing), (v) the surviving entity shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance satisfactory to Agent, and each Loan Party shall, and shall cause each of its Subsidiaries to, execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith to ensure that the Agent maintains a perfected security interest in all the assets of the surviving entity to the extent the Agent had a lien on the assets of any entity party to such merger or consolidation;

(b) issue, sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except as permitted by each of clauses (i) through (vii) and (ix) below which shall in each case be subject to the terms and conditions of clause (viii) below:

(i) sales of Inventory in the ordinary course of business,

(ii) the sale or other disposition of Equipment (including worn-out, obsolete or excess Equipment or Equipment no longer used or useful in the business of any Loan Party or any Subsidiary of any Loan Party) or any portion of Real Property to a non-Affiliate of such Loan Party or Subsidiary (A) up to $500,000 in net book value in the aggregate for all Equipment and Real Property or (B) in excess of the amount described in clause (A); provided, that, with respect to any sale or disposition under this clause (B), (1) no Event of Default shall exist at the time of, or after giving effect to, such sale or disposition, (2) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such disposition setting forth the parties involved, the Equipment or portion of Real Property to be sold and the purchase price thereof, (3) during the existence of a Trigger Event pursuant to clause (b) of the definition thereof, the net proceeds from such sale or disposition shall be immediately applied to repay the outstanding Advances (in accordance with Section 6.4 hereof) and (4) the net book value for all such Equipment and Real Property disposed of in any fiscal year of Parent does not exceed $5,000,000;

(iii) except as otherwise permitted in Section 9.7(b)(i), the sale, assignment, lease, transfer or disposal of any assets by any Borrower to another Borrower; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such disposition setting forth the parties involved, the assets involved, and providing all other information, documents and agreements as Agent shall request in good faith, (B) no Event of Default shall exist at the time of or after giving effect to such disposition and (C) the applicable Person acquiring the assets shall have taken all actions and executed all documents deemed necessary or appropriate by Agent to maintain the Agent’s perfected lien on such assets;

(iv) except as otherwise permitted in Section 9.7(b)(i), the sale, assignment, lease, transfer or disposal of any assets by (A) any Subsidiary of Parent (other than any Borrower) to any Loan Party or any Subsidiary of any Loan Party so long as any purchase or lease price to any Loan Party associated with such transaction does not exceed the net book value of such assets and (B) any Borrower to any Subsidiary of Parent (other than any Borrower); provided, that, for purposes of this clause (B), (1) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to engage in such transaction setting forth the parties involved, the assets involved and providing all other information, documents and agreements as Agent shall request in good faith, (2) at the time of, and after giving effect to such disposition, no Trigger Event shall exist, (3) to the extent such disposition involves assets included in the Borrowing Base, Parent shall have delivered to the Agent, prior to such transaction, a new Borrowing Base Certificate giving effect to such transaction, (4) the net book value for all assets sold, leased or otherwise disposed of in connection with this clause (iv) in any fiscal year of Parent does not exceed $5,000,000, (5) to the extent any Borrower receives proceeds from such disposition, such proceeds shall be immediately applied to repay the outstanding Advances (in accordance with Section 6.4 hereof) and (6) to the extent the applicable Person acquiring the assets has previously granted the Agent a lien on its assets, such Person all have taken all actions and executed all documents deemed necessary or appropriate by Agent to grant the Agent a perfected lien on such acquired assets.

(v) the issuance and sale by any Loan Party or any Subsidiary of any Loan Party of Capital Stock of such Person after the Effective Date; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Person, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Person from such sale, (B) such Person shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any such Person to request or receive Loans or Letter of Credit Accommodations or the right of any such Person to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of such Person with any Agent Party or are more restrictive or burdensome to any Loan Party or any Subsidiary of any Loan Party than the terms of any Capital Stock in effect on the Original Closing Date, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with Section 6.4 hereof or at Agent’s option, to be held as cash collateral for the Obligations, (E) such Capital Stock is pledged to the Agent if required under the terms of any Financing Agreements and (F) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist;

(vi) the sale, transfer or other disposition by Parent or any Subsidiary of Parent of the Capital Stock in any Subsidiary owned by such Person or all or substantially all the assets of such Person; provided, that, (A) Parent has delivered a certificate to Agent at least ten (10) Business Days prior to such sale, transfer or disposition identifying the Capital Stock or assets subject to such sale, transfer or disposition, setting forth a good faith estimate of the expected net proceeds from such sale, transfer or disposition and attaching thereto the applicable buy/sell documents to be executed in connection with such sale, transfer or disposition and a new Borrowing Base Certificate giving effect to such sale, transfer or disposition; (B) no Trigger Event exists at the time of, or after giving effect to, such sale, transfer or disposition, (C) all proceeds of such sale, transfer or disposition shall be immediately applied to repay the outstanding Advances (in accordance with Section 6.4 hereof), and (D) the aggregate fair market value for any Capital Stock or assets subject to such sale, transfer or disposition in any fiscal year of Parent does not exceed $5,000,000 (or up to $10,000,000 with the prior written consent of Agent). Notwithstanding the foregoing, the liens on the assets to be sold shall not be deemed released and the Agent shall have no obligation to release such liens in connection with any such sale, transfer or disposition until Agent receives satisfactory evidence (including copies of executed buy/sell documents) that (1) such sale, transfer or disposition was consummated in accordance with the buy/sell documents previously provided to Agent and (2) the Agent received net proceeds from such sale, transfer or disposition in the amount contemplated by such buy/sell agreements;

(vii) the sale of (A) Receivables owing from AutoZone, Inc. or other account debtors acceptable to Agent pursuant to a Purchase Commitment; provided, that, the terms and conditions of such Purchase Commitment have been approved by Agent, (B) Receivables of Delco UK pursuant to that certain Invoice Discounting Facility dated as of February 3, 2003 between Delco UK and Barclay Bank PLC; provided that the face amount of Receivables sold pursuant to such facility shall not exceed £1,500,000 pound sterling in any fiscal year, (C) Receivables owing from AutoZone Inc., which sales are made pursuant to the terms and conditions of that certain letter agreement and consent agreement entered into by and among SunTrust Bank, as agent, World Wide Automotive, Inc. (predecessor to World Wide Automotive, L.L.C.) and Agent each in the form approved by Agent (collectively, the “SunTrust Letter Agreement”) and (D) Receivables owing from Advance Stores Company, Incorporated, which sales are made pursuant to the terms and conditions of that certain letter agreement and consent agreement entered into by and among SunTrust Bank, as agent, World Wide Automotive, L.L.C., and Agent each in the form approved by Agent (collectively, the “Advance Stores Letter Agreement”; provided that, with respect to the sales contemplated by clauses (C) and (D), (1) no such sale of any Receivable generating net proceeds less than 90% of the face amount of such Receivable shall be made at any time, (2) the related drafts issued pursuant to the

SunTrust Letter Agreement or the Advance Stores Letter Agreement shall be due no later than six (6) months after the creation of the related Receivable, (3) no such sale of any Receivable shall be made at any time that a Default or Event of Default shall have occurred and be continuing and (4) no amendments or modifications may be made to the SunTrust Letter Agreement or the Advance Stores Letter Agreement without the Agent’s prior written consent;

(viii) notwithstanding anything in this Agreement to the contrary, to the extent that the Parent or any “Restricted Subsidiary” (as defined in the Indentures) intends on receiving “Net Available Cash” (as defined in the Indentures) from any “Asset Disposition” (as defined in the Indentures) permitted under the terms of this Agreement, then (A) the Parent shall provide Agent with ten (10) Business Days’ prior written notice of such Asset Disposition setting forth a description of the assets being sold, the parties involved, the date of such Asset Disposition and the Net Available Cash to be received in connection with such Asset Disposition, (B) Parent shall, and shall cause each of its applicable Subsidiaries to, place all such Net Available Cash upon receipt thereof in a depository account at the Reference Bank (or another bank acceptable to Agent in the case of any Restricted Subsidiary organized outside the United States) and, to the extent such deposit is made by a Borrower or Obligor, undertake to promptly grant to the Agent a first priority perfected security interest in the Net Available Cash held in such account pursuant to a blocked account agreement in form and substance satisfactory to Agent (the “Blocked Account”), (C) such amounts in the Blocked Account (or such other account) shall be released from time to time provided that (A) (1) Agent shall have received, prior to the 360th day after receipt of the Net Available Cash, a certificate from Parent stating that Parent or the applicable Restricted Subsidiary has invested (or has entered into a binding commitment to invest); provided that such commitment shall be subject only to customary conditions (other than financing) and such investment shall be consummated within 365 days after the end of such 360-day period) all such amounts released from the Blocked Account in Additional Assets (as defined in the Indentures) within the 360-day period after receipt of the Net Available Cash and (2) such amounts are released from the Blocked Account (or such other account) solely to make such investment or investments or (B) such amounts are released from the Blocked Account (or such other account) to be applied pursuant to clause (E) below, (D) to the extent Net Available Cash is invested in Additional Assets owned (or to be owned) by a Borrower or Obligor, in each case whose assets are already subject to a lien in favor of the Agent, then at the request of Agent, Parent shall, and shall cause each of its applicable Subsidiaries to, grant the Agent a first priority perfected lien on such Additional Assets, (E) to the extent the Net Available Cash is applied as a payment against the Obligations, the Maximum Revolving Credit shall be automatically and permanently reduced at the time of such payment by the amount of such Net Available Cash in accordance with Section 2.4 hereof and (F) to the extent the Maximum Revolving Credit is permanently reduced, the Loan Parties shall pay to the Agent, for the ratable benefit of the Revolving Lenders based on their Revolving Commitment Percentages, an early termination fee in the amount equal to (1) 1.0% of such Net Available Cash if received on or prior to the first anniversary of the Effective Date or (2) 0.5% of such Net Available Cash if received after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date; and

(ix) the sale by Delco Remy Mexico, S. de R.L. de C.V., Delco Remy Remanufacturing de Mexico, S.R.L. de C.V. and Remy Componentes, S. de R.L. de C.V. (collectively, the “Delco Mexico Entities”) of their fixed assets to another Person for the purpose of leasing such property from such Person pursuant to the terms of (A) that certain Master Lease

Agreement No. 171 dated May 29, 2003 among GE Capital CEF Mexico, S. de R.L. de C.V. and the Delco Mexico Entities and (B) such other agreement, documents and instruments the terms and conditions of which shall be approved by Agent and Term Loan Agent.

(c) wind up, liquidate or dissolve except that any Subsidiary of Parent (other than Borrowers) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Person shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Loan Party or Subsidiary of any Loan Party is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Person shall be duly and validly transferred and assigned to a Borrower or to such Person’s immediate parent to the extent capable of being transferred and permitted by applicable law, free and clear of any liens, restrictions or encumbrances other than existing liens and the security interest and liens of the Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Person in accordance with this clause, (iv) Agent shall have received all documents and agreements that such Person has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Loan Party shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Person to wind up, liquidate or dissolve (provided, that Agent acknowledges receipt of notice in accordance with this clause (vi) that Parent intends to dissolve Ballantrae Corporation, Remy Alternators, Inc., DR China Holdings Inc., Remy Reman, L.L.C., Power Investments Marine, Inc., Publitech, Inc., Remy Korea Holdings, L.L.C., World Wide Automotive Distributors, Inc., DR Alternators Poland Sp. z.o.o., Delco Remy Brasil, Ltda. and Remy Generators de Mexico, S. de. R.L. de. C.V.), and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist; or

(d) agree to do any of the foregoing.

9.8 Encumbrances. No Loan Party shall, or shall permit any of its Subsidiaries to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(a) the security interests and liens of the Agent for itself and the benefit of Lenders;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Person and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Person’s business to the extent: (i) such liens secure Indebtedness which is not overdue for a period of more than sixty (60) days or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Person, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Person as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f) pledges and deposits of cash by any such Person after the Original Closing Date in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Person as of the Original Closing Date;

(g) pledges and deposits of cash by any such Person after the Original Closing Date to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Person as of the Original Closing Date provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent in its good faith determination;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings or their foreign equivalents in respect thereof, (ii) equipment or other materials which are not owned by any such Person located on the premises of such Person (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Person and the precautionary UCC financing statement filings or their foreign equivalents in respect thereof and (iii) subleases or license agreements;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(j) the security interests and liens set forth on Schedule 8.4 to the Information Certificate as well as any exception to title to the Real Properties appearing on Agent’s policies of title insurance;

(k) pledges of cash or marketable securities of any such Person to secure hedging obligations of such Person made in the ordinary course of business of such Person and to the extent such obligations are permitted under Section 9.9 hereof;

(l) liens on the assets of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary to the extent such Indebtedness is permitted under Section 9.9 hereof;

(m) liens on the assets acquired pursuant to a Permitted Acquisition to secure Indebtedness assumed in connection with such Permitted Acquisitions to the extent such Indebtedness is permitted under Section 9.9 hereof; provided, that, (i) such liens were existing prior to the consummation of the Permitted Acquisition, (ii) such liens were not created in contemplation of or in connection with such Permitted Acquisition and (iii) such liens are not on Receivables or Inventory of any Person;

(n) liens securing Refinancing Indebtedness permitted (and defined) under Section 9.9 hereof, but only covering assets which secured the Indebtedness being refinanced; and

(o) junior subordinated liens securing the Indebtedness under the 2004 Second Priority Senior Secured Notes Indenture, which liens shall be subject to the terms and conditions of that certain Intercreditor Agreement dated as of April 23, 2004 among Agent, Deutsche Bank National Trust Company, Parent and the Subsidiaries of Parent set forth therein, as amended or otherwise modified from time to time pursuant to the terms thereof; and

(p) liens consisting of (i) purchase money security interests in Inventory of UPC located at locations owned or controlled by O’Reilly Automotive, Inc. or Autozone Parts, Inc. and (ii) Accounts owing to UPC from O’Reilly Automotive, Inc. or Autozone Parts, Inc., arising from Indebtedness permitted under Section 9.9(s) hereof; provided such Inventory and Accounts shall be excluded from the Borrowing Base.

9.9 Indebtedness. No Loan Party shall, or shall permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person or Hedging Agreement, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the Effective Date to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property so long as such security interests and mortgages do not apply to any property of such Loan Party or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) guarantees by any Loan Party or any Subsidiary of any Loan Party of the Obligations;

(d) the Indebtedness consisting of (i) intercompany loans and advances permitted under Section 9.10(g) hereof and (ii) trade payables permitted under Section 9.10(n) hereof;

(e) unsecured Indebtedness of any Loan Party or any Subsidiary of any Loan Party arising after the date hereof to any third person (but not to any other Loan Party or any Subsidiary of any Loan Party or any of their Affiliates unless otherwise permitted under this Section 9.9), provided, that, each of the following conditions is satisfied as determined by Agent and Term Loan Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and Required Term Lenders (or Term Loan Agent acting at the direction of Required Term Lenders) and shall be subject and subordinate in right of payment to the right of the Agent Parties to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between the applicable Agent Parties and such third party, in form and substance satisfactory to Agent and Required Term Lenders (or Term Loan Agent acting at the direction of Required Term Lenders); provided, that, if any such Indebtedness is to be issued pursuant to an indenture that is subject to the Trust Indenture Act of 1939, as amended, the subordination terms set forth in such indenture shall be acceptable if substantially identical to those terms of subordination set forth in Article 10 of the 2001 Notes Indenture, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Loan Party or Subsidiary to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent and Required Term Lenders (or Term Loan Agent acting at the direction of Required Term Lenders) the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the Schedule of repayments and maturity date with respect thereto and such other information as Agent and Required Term Lenders (or Term Loan Agent acting at the direction of Required Term Lenders) may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent and Required Term Lenders (or Term Loan Agent acting at the direction of Required Term Lenders) may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to the Agent for application to the Obligations (in accordance with Section 6.4 hereof), (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vi) such Loan Party or Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Loan Party or Subsidiary may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Loan Parties shall, and shall cause their Subsidiaries to, furnish to Agent all notices or demands in connection with such Indebtedness either received by any Loan Party or Subsidiary or on its behalf promptly after the receipt thereof, or sent by any Loan Party or Subsidiary or on its behalf concurrently with the sending thereof, as the case may be;

(f) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Loan Parties and their Subsidiaries may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the Original Closing Date (ii) no Loan Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the Original Closing Date except, that, Loan Parties and their Subsidiaries may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose except as provided in clause (i) above, and (iii) Loan Parties shall, and shall cause their Subsidiaries to, furnish to Agent all notices or demands in connection with such Indebtedness either received by any Loan Party or Subsidiary or on its behalf, promptly after the receipt thereof, or sent by any Loan Party or Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;

(g) Indebtedness incurred under credit cards issued to employees, agents, officers, directors, or other Affiliates of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business;

(h) Indebtedness incurred as a result of overdrafts in the ordinary course of business which shall not be outstanding for more than two (2) Business Days;

(i) Indebtedness consisting of liens permitted by subsections (a) through (n) of Section 9.8 to the extent not already described in this Section 9.9;

(j) guarantees constituting endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(k) Hedging Agreements of any Loan Party or any Subsidiary of any Loan Party in respect of Indebtedness permitted hereunder up to an aggregate notional amount of $100,000,000 at any time outstanding of which obligations in respect of no more than $25,000,000 in outstanding notional amount of Hedging Agreements may constitute Obligations hereunder to the extent satisfying the criteria for Hedging Agreements in such definition; provided, that, (i) at the time of entering into any Hedging Agreement, no Event of Default exists or would result after giving effect thereto and (ii) the transactions contemplated by such Hedging Agreement are bona fide hedging activities for the purpose of mitigation of risks to which Loan Parties and their Subsidiaries are exposed in the conduct of their business or the management of their liabilities;

(l) Indebtedness assumed by a Loan Party or any Subsidiary of any Loan Party in connection with a Permitted Acquisition of assets of a Person after the Original Closing

Date or in connection with a Permitted Acquisition after the Original Closing Date of any Person which becomes a Subsidiary of Parent after the Original Closing Date, which Indebtedness in all such cases exists at the time of such Acquisition and is not created in contemplation of such event; provided, that, (i) such Indebtedness, if secured, was not secured by Receivables or Inventory so acquired, (ii) recourse for any Indebtedness incurred pursuant to an Acquisition shall only be against the Person acquired pursuant to such Acquisition or the applicable Loan Party or Subsidiary which acquired assets pursuant to such Acquisition, (iii) Loan Parties and their Subsidiaries may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the Original Closing Date, (iv) no Loan Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the Original Closing Date except, that, Loan Parties and their Subsidiaries may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (v) Loan Parties shall, and shall cause their Subsidiaries to, furnish to Agent all notices or demands in connection with such Indebtedness either received by any Loan Party or Subsidiary or on its behalf, promptly after the receipt thereof, or sent by any Loan Party or Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;

(m) additional Indebtedness incurred by a Foreign Subsidiary (including, without duplication in calculating the $120,000,000 maximum amount in clause (iii) below, guarantees of such Indebtedness by another Foreign Subsidiary) to any Person (other than to a Loan Party or a Subsidiary of a Loan Party); provided, that, (i) at the time of and after giving effect to such incurrence of Indebtedness, no Event of Default shall have occurred and be continuing, (ii) recourse for any such Indebtedness shall only be against such Foreign Subsidiary and any other Foreign Subsidiary that is a guarantor thereof and (iii) the aggregate amount of such Indebtedness (together with all Indebtedness incurred by Foreign Subsidiaries under Sections 9.9(b), (e), (l) and (o) hereof) that may be outstanding at any one time shall not exceed $120,000,000.

(n) Indebtedness of Parent consisting of its guarantee of the obligations under that certain Lease Agreement dated in April, 2002 (the “Mexico Lease”) between Matamoros Industrial Partners II, L.P. and Parent; provided, that, (i) such guarantee shall only be in effect upon the assignment of the Mexico Lease by Parent to its Affiliates and (ii) the guaranteed obligations of Parent under the Mexico Lease shall not exceed the tenant’s obligations under the Mexico Lease as in effect on the Original Closing Date for any fiscal year;

(o) other unsecured Indebtedness incurred after the Original Closing Date and not otherwise permitted hereunder in an aggregate principal amount not exceeding $5,000,000 at any one time outstanding; provided, that, (i) at the time of and after giving effect to such incurrence of Indebtedness no Event of Default shall exist and (ii) the Agent shall have received two (2) Business Days’ prior written notice of any Indebtedness to be incurred by a Loan Party or any Subsidiary of a Loan Party hereunder which notice shall designate this Section 9.9(o) as the authority under which such Person is incurring such Indebtedness and stating the unused portion of Indebtedness remaining under this Section 9.9(o) after giving effect to such Indebtedness to be incurred;

(p) extensions, renewals or refinancings by any Loan Party or any Subsidiary of any Loan Party of any Indebtedness permitted under this Section 9.9 so long as (i) such Indebtedness (“Refinancing Indebtedness”) is in an original aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced, (ii) if the Indebtedness being extended, renewed or refinanced is subordinated to any of the Obligations, such Refinancing Indebtedness is subordinated to the Obligations on terms not less favorable to the Lenders than the terms of the subordination provisions governing such Indebtedness being extended, renewed or refinanced, (iii) at the time of and after giving effect to such renewal or refinancing, no Event of Default shall have occurred and be continuing and (iv) the other terms and conditions of such Refinancing Indebtedness (including amortization, interest rates and fees) are no less favorable to the applicable Loan Party or Subsidiary than the Indebtedness being extended, renewed or refinanced;

(q) Indebtedness of any Borrower or Obligor consisting of its guarantees of obligations incurred by any Borrower or Obligor organized in the United States but only to the extent such obligations are not prohibited by this Agreement; and

(r) purchase money Indebtedness not to exceed $50,000,000 in the aggregate outstanding under the Vendor Purchase Arrangements.

9.10 Loans, Investments, Etc. No Loan Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents, provided, that, (i) no Revolving Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c) the equity investments of each Loan Party and each Subsidiary of each Loan Party as of the Original Closing Date and as permitted by this Section 9.10 in such Person’s Subsidiaries, provided, that, no Loan Party shall, or shall permit any of its Subsidiaries to, have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries except investments which derive from repurchases or redemptions permitted under Section 9.11(d) hereof;

(d) loans and advances by any Loan Party or any Subsidiary of any Loan Party to employees of such Person not to exceed the principal amount of $350,000 in the aggregate for all Loan Parties and their Subsidiaries at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for any such Person and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e) stock or obligations issued to any Loan Party or any Subsidiary of any Loan Party by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Loan Party or Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to the Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Loan Party or Subsidiary as Agent may request;

(f) obligations of account debtors to any Loan Party or any Subsidiary of any Loan Party arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Loan Party or Subsidiary; provided, that, promptly upon the receipt of the original of any such promissory note by such Loan Party or Subsidiary, such promissory note shall be endorsed to the order of the Agent by such and promptly delivered to Agent as so endorsed;

(g) intercompany loans and advances for borrowed money by (i) any Borrower to any Borrower’s Subsidiaries which are Obligors, (ii) any Foreign Subsidiary to another Foreign Subsidiary; (iii) any Subsidiary of Parent (which is not a Borrower) or any Non-Restricted Subsidiary to any Loan Party or any Subsidiary of any Loan Party, (iv) any Loan Party or any Subsidiary of any Loan Party to any Non-Restricted Subsidiary, (v) any Loan Party or any Subsidiary of any Loan Party to Delco Remy Mexico, S. de R.L. de C.V., Remy Mexico Holdings, S. de R.L. de C.V. and Remy Componentes, S. de R.L. de C.V. (collectively, the “Mexican Affiliates”) and (vi) any Loan Party or any Subsidiary of any Loan Party to any Foreign Subsidiary; provided, that, in each case:

(A) as to all of such loans and advances (except for loans and advances made under clause (g)(ii) above), (1) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to the Agent upon Agent’s request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as the Agent may require, (2) as of the date of any such loan and after giving effect thereto, the Loan Party or Subsidiary making such loan shall be Solvent, (3) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist, (4) no loan to any Loan Party, any Subsidiary of a Loan Party or any Non-Restricted Subsidiary (each, a “Borrowing Party”) may be made by any other Loan Party, Subsidiary of a Loan Party or Non-Restricted Subsidiary (each, a “Lending Party”) unless the balance of intercompany loans of such Lending Party owing to such Borrowing Party is zero ($0), and (5) to the extent any such loans and advances are to be provided to a Foreign Subsidiary, (x) the Indebtedness arising pursuant to any such loans and advances shall be evidenced by a promissory note promptly delivered to the Agent upon Agent’s request to hold as part of the Collateral, as applicable, with such endorsement and/or assignment by the payee of such note or other instrument as the Agent may require and any intercompany liens granted to any Borrower or Obligor in connection with such loans and advances shall be assigned to the Agent, as additional collateral security for the Obligations, in form and substance satisfactory to Agent, (y) such Foreign Subsidiary shall not be subject to any prohibition on, or any condition, limitation or other restriction having the effect of prohibiting, repatriating or otherwise transferring income (or repaying intercompany loans or advances), directly or indirectly, to Parent or a Borrower (other than voluntary restrictions imposed by Parent for tax planning purposes) and (z) upon request of Agent, the Agent shall have received a first priority perfected lien on (including a pledge if the assets are evidenced by a certificate) all the Capital Stock of such Foreign Subsidiary to secure the Obligations (to the extent of 66.5% of all outstanding Capital Stock of such Foreign Subsidiary to the extent directly owned by a Loan Party organized within the United States), unless the pledge of such Capital Stock is prohibited by applicable law or if the consent of a minority shareholder of such Foreign Subsidiary cannot be obtained after using commercially reasonable efforts to obtain such consent;

(B) as to all such loans and advances made under clause (i) of Section 9.10(g), the aggregate amount of all such loans and advances that may be outstanding at any one time shall not exceed $1,500,000; provided, that, (1) no more than $500,000 of any such loans may be used for purposes other than the funding of litigation costs, claims, judgments and/or settlements incurred by or against Remy Powertrain, L.P. and (2) if a Trigger Event exists, then the Parent shall provide the Agent with two (2) Business Days’ advance written notice prior to the making of any such loan or advance;

(C) as to all such loans and advances made under clause (iii) of this Section 9.10(g), (1) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of the Agent Parties to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (2) promptly upon Agent’s request, the applicable Agent Parties shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Person to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by the parties to such loan, and (3) the borrowing party shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement;

(D) as to all such loans and advances made under clause (iv) of Section 9.10(g), (1) the aggregate amount of all such loans and advances consisting of trade balances that may be outstanding at any one time shall not exceed $5,000,000 and (2) the aggregate amount of all other loans and advances that may be outstanding at any one time shall not exceed $500,000; provided, that, if a Trigger Event exists, then the Parent shall provide the Agent with two (2) Business Days’ advance written notice prior to the making of any such loan or advance;

(E) as to all such loans and advances made under clause (v) of Section 9.10(g), (1) the proceeds of such loans and advances shall only be used to purchase ownership interests of Delco Remy Mexico, S. de R. L. de C.V. by a Loan Party on behalf of Remy Mexico Holdings, S. de R. L. de C.V. or pay for damages assessed against the Mexican Affiliates as a remedy pursuant to an arbitration finding or settlement in connection with that certain arbitration claim instituted in August 2001 (as amended) by GCID Autopartes, S.A. de C.V. against the

Mexican Affiliates, (2) such loans and advances shall not be made unless Agent has been provided with five (5) Business Days’ advance written notice reflecting the purchase price and amount of damages actually assessed against the Mexican Affiliates and attaching all applicable settlement agreements, orders and arbitration findings as Agent shall require to evidence such assessment, (3) Excess Availability shall be at least $25,000,000 immediately before, and after giving effect to, such loans and advances and (4) the aggregate amount of such loans and advances made to the Mexican Affiliates shall not exceed $20,000,000;

(F) as to all such loans and advances made under clause (vi) of Section 9.10(g), such loans and advances (1) shall not exceed $10,000,000 in the aggregate at any time outstanding and (2) in each case shall not be made unless Excess Availability is at least $32,500,000 immediately before, and after giving effect to, such loans and advances; and

(G) as to all such loans and advances made under Section 9.10(g), such loans and advances to the Canadian Subsidiary shall not exceed $3,000,000 in the aggregate at any time outstanding;

(h) investments by the Parent in DR Alternator Holdings, Inc., a Non-Restricted Subsidiary (together with any subsequent Non-Restricted Subsidiaries formed by such Non-Restricted Subsidiary, the “Delphi Subsidiary”), formed for the purpose of acquiring the alternator business and assets of Delphi Automotive LLC (the “Delphi Acquisition”); provided, that, (i) Excess Availability shall be at least $40,000,000 before, and after giving effect to, such investment, and no Event of Default shall exist at the time of, or after giving effect to, such investment, (ii) the terms and conditions of the Delphi Acquisition shall have been approved by the Agent and Term Loan Agent (at the direction of Required Term Lenders) in a writing, (iii) the aggregate amount of investment made by the Parent to the Delphi Subsidiary shall not exceed $100,000 (in addition to amounts otherwise permitted under clause (D) of Section 9.10(g)) and (iv) Agent shall have received a pledge and first priority security interest in all the outstanding Capital Stock of DR Alternator Holdings, Inc. pursuant to a pledge agreement executed by Parent, in form and substance satisfactory to Agent, together with the delivery to Agent of all share certificates (with appropriate transfer powers) evidencing such Capital Stock;

(i) the investments, loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, (i) as to such loans and advances, the Loan Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto except that such Loan Party or Subsidiary may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to shorten the maturity thereof, or shorten the timing of any payments in respects thereof or increase the interest rate or any fees in connection therewith and (ii) the Loan Parties shall, and shall cause each of their Subsidiaries to, furnish to Agent all notices or demands in connection with such loans and advances either received by any Loan Party or Subsidiary or on its behalf, promptly after the receipt thereof, or sent by any Loan Party or Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be; and

(j) any Loan Party or Subsidiary of any Loan Party may (i) make an Acquisition of assets or an Acquisition of a Person to be designated as a Subsidiary; provided, that, at the time of making such Acquisition (A) Excess Availability is, and will be after giving effect to such Acquisition, $40,000,000 and no Default or Event of Default exists or would exist after giving effect to such Acquisition, (B) Agent receives, thirty (30) days prior to the day such Acquisition is to be made, a certificate signed by an authorized officer of Parent describing the Acquisition and attaching all applicable purchase agreements, (C) if Parent intends for the acquired assets (whether through the Acquisition of a Person or through the Acquisition of assets) to be included in the Borrowing Base at any time (whether through a subsequent merger, consolidation or otherwise), then Agent must provide its prior written approval (which approval shall be based on, among other things, satisfactory results of such field examinations, audits, appraisals and other due diligence as Agent shall require) and upon such approval, if the Acquisition is of a Person, such Person shall be designated by the Agent as a Borrower, and (D) in the event the Acquisition consists of an acquisition of assets or of a Person, then at Agent’s or Term Loan Agent’s election, Parent shall cause such Subsidiary (and any other applicable Loan Party or Subsidiary) to execute such joinder agreements to the Financing Agreements, and such guarantees, security agreements, pledge agreements and other documents as Agent shall require, in each case in form and substance satisfactory to Agent, to further secure the Obligations; or (ii) form a direct wholly-owned Subsidiary of such Person for the purpose of making an Acquisition described in clause (i) above or otherwise; provided that at the time of forming such Subsidiary, (A) no Event of Default exists, (B) Parent shall, unless such Subsidiary is a Foreign Subsidiary, have caused such newly designated Subsidiary (and any other applicable Loan Party or Subsidiary) to execute such guarantees, security agreements and pledge agreements, and caused to be executed and/or delivered, other agreements, documents and instruments as Agent shall require, all in form and substance satisfactory to Agent to further secure the Obligations, and (C) the assets of such Subsidiary shall not at any time (whether through a subsequent merger, consolidation or otherwise) be included in the Borrowing Base unless Agent had provided its prior written approval;

(k) investments, loans or guaranties of loans in or to foreign corporations, partnerships or joint ventures by any Loan Party or any Subsidiary of any Loan Party to the extent reasonably related to the business of such Loan Party or Subsidiary (other than as permitted in Section 9.10(i) above); provided, that, (i) immediately before and after giving affect to any such transaction, no Event of Default shall exist, (ii) Excess Availability shall be at least $40,000,000 immediately before, and after giving effect to, any such transaction, (iii) the aggregate amount of such investments, loans or guarantees shall not exceed $10,000,000 in the aggregate and (iv) the Agent shall have received a first priority perfected lien on (including a pledge if evidenced by a note or certificate) against any ownership interests acquired by any such Loan Party or Subsidiary in connection with any such transaction to the extent not prohibited by applicable law to secure the Obligations (to the extent of 66.5% of all outstanding Capital Stock of any such Person to the extent directly owned by a Loan Party organized within the United States);

(l) investments by Parent in any other Person to the extent (i) reasonably related to the business of Parent and its Subsidiaries and (ii) Parent’s consideration for such investment consists solely of its own Capital Stock;

(m) investments that constitute Indebtedness permitted under Section 9.9 hereof;

(n) intercompany advances which consist of the deferred and unpaid balance of the purchase price of goods, materials and/or services provided by a Loan Party or Subsidiary of a Loan Party to another Loan Party or Subsidiary of a Loan Party; provided, that, to the extent such trade advances constituting Indebtedness (including those existing on the Original Closing Date) are due and owing by any Loan Party to a Subsidiary of Parent (other than a Loan Party) (herein, the “Deferred Payables”), the Loan Parties shall, and shall cause their Subsidiaries to, not pay any such Deferred Payables until the Agent Parties receive the prior final payment and satisfaction in full of all of the Obligations, except that Deferred Payables may be paid so long as (i) no Event of Default exists at the time of, and after giving effect to, such payment and (ii) Excess Availability is at least $32,500,000 at the time of, and after giving effect to, such payment; provided, further, that, if Excess Availability is less than $32,500,000 at any time, Deferred Payables may be paid in an amount not to exceed $1,000,000 in any fiscal year of Parent so long as no Event of Default exists at the time of, or after giving effect to, such payment; and

(o) investments consisting of non-cash consideration received in connection with a disposition permitted by Section 9.7; provided, that, (i) at least seventy-five (75%) of the purchase price of such disposition shall have been paid in cash and (ii) the Agent shall have received, in a manner acceptable to the Agent, a lien (including a pledge if such investment is evidenced by an instrument or certificate) against any such assets acquired in connection with such disposition.

9.11 Dividends and Redemptions. No Loan Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of any such Person now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a) any Loan Party or any Subsidiary of any Loan Party may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock, in each case for consideration in the form of shares of common stock or equity interests (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur) and such shares (except in the case of Parent’s Capital Stock) are pledged to the Agent if required under the terms of any Financing Agreement;

(b) the Loan Parties and their Subsidiaries may pay dividends to the extent permitted in clause (c) and Section 9.12 below;

(c) any Subsidiary of Parent may pay dividends to the holder of a majority of such Subsidiary’s Capital Stock so long as such holder is the Parent or a Subsidiary of Parent; and

(d) Parent may repurchase Capital Stock consisting of common stock held by directors or employees pursuant to the Stockholders Agreement and any employee or other stock ownership plan or arrangement thereof upon the resignation, termination, retirement or death of any such employee in accordance with the provisions of such agreements, plan or arrangement, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate in any material respect any law or regulation or the terms of any indenture, agreement or undertaking to which Parent is a party or by which Parent or its property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $1,000,000.

9.12 Transactions with Affiliates. No Loan Party shall, or shall permit any of its Subsidiaries to, directly or indirectly:

(a) purchase, acquire or lease any property or services from, or sell, transfer or lease any property or services to, any officer, director or other Affiliate of such Loan Party or Subsidiary, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s or Subsidiary’s business (as the case may be), (ii) the assignment by Parent of its rights as tenant under the Mexico Lease (as defined in Section 9.9(n) hereof) to the Delphi Subsidiary or any other Subsidiary and (iii) trade credit provided by any Loan Party to the Delphi Subsidiary to the extent permitted under Section 9.10 hereof.

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Loan Party or Subsidiary, except (i) reasonable compensation to officers, employees and directors for services rendered to such Loan Party or Subsidiary in the ordinary course of business, (ii) payments of management fees by any such Loan Party or Subsidiary to CVC, provided, that, (A) no Event of Default exists immediately before, and after giving effect to, such payments and (B) the aggregate amount of all such payments in any fiscal year shall not exceed $4,000,000 and (iii) payments by any such Loan Party or Subsidiary to another Loan Party or Subsidiary for property or services provided in accordance with Section 9.12(a), to the extent not otherwise prohibited by Section 9.10(n) hereof, or for loans provided in accordance with Section 9.10(g), to the extent not otherwise prohibited by Section 9.10(g).

9.13 Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Loan Party to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; and (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

9.14 End of Fiscal Years. Each Loan Party shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ fiscal years to end on December 31 of each year.

9.15 Change in Business. No Loan Party shall, or shall permit any of its Subsidiaries to, engage in any business other than the business of such Loan Party or Subsidiary on the Original Closing Date and any business reasonably related, ancillary or complementary to the business in which such is engaged on the Original Closing Date.

9.16 Limitation of Restrictions Affecting Subsidiaries. No Loan Party shall, or shall permit any of its Subsidiaries to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Loan Party or Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Loan Party or Subsidiary or any Subsidiary of such Loan Party or Subsidiary; (b) make loans or advances to such Loan Party or Subsidiary or any Subsidiary of such Loan Party or Subsidiary, (c) transfer any of its properties or assets to such Loan Party or Subsidiary or any Subsidiary of such Loan Party or Subsidiary; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or Subsidiary or any Subsidiary of such Loan Party or Subsidiary, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or Subsidiary or any Subsidiary of such Loan Party or Subsidiary, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Loan Party or Subsidiary prior to the date on which such Subsidiary was acquired by such Loan Party or Subsidiary and outstanding on such acquisition date, (vi) the Indentures, and (vii) the extension or continuation of contractual obligations in existence on the Original Closing Date; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17 Intentionally Omitted.

9.18 Intentionally Omitted.

9.19 Intentionally Omitted.

9.20 License Agreements.

(a) The Loan Parties shall, and shall cause their Subsidiaries to, (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the Material Licenses to which they are a party to be observed and performed by them, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to have a Material Adverse Effect under any Material License, (iii) not cancel, surrender, modify, amend, waive or release any Material License in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing except where the foregoing action could not reasonably be expected to have a Material Adverse Effect; except, that, subject to Section 9.19(b) below, such Loan Party or Subsidiary may cancel, surrender or release any

Material License in the ordinary course of the business of such Loan Party or Subsidiary; provided, that, Loan Parties shall give Agent prompt prior written notice of any intention to so cancel, surrender and release any such Material License, (iv) give Agent prompt written notice of any Material License entered into by such Loan Party or Subsidiary after the Effective Date, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any Material License, which could reasonably be expected to have a Material Adverse Effect, and deliver to Agent (promptly upon the receipt thereof by such Loan Party or Subsidiary in the case of a notice to such Loan Party or Subsidiary and concurrently with the sending thereof in the case of a notice from such Loan Party or Subsidiary) a copy of each notice of default and every other notice and other communication received or delivered by such Loan Party or Subsidiary in connection with any Material License which relates to the right of such Loan Party or Subsidiary to continue to use the property subject to such License Agreement.

(b) Each Loan Party shall, and shall cause each of its Subsidiaries to, either: (i) exercise any option to renew or extend the term of each Material License to which it is a party in such manner as will cause the term of such Material License to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent; or (ii) give Agent prior written notice that such Loan Party or Subsidiary does not intend to renew or extend the term of any such Material License or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Loan Party or Subsidiary to extend or renew any Material License to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such Material License, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Loan Party or Subsidiary, as Agent shall determine at any time when an Event of Default shall exist. Agent may, but shall not be required to, perform any or all of such obligations of such Loan Party or Subsidiary under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Loan Party or Subsidiary thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.21 After Acquired Owned Real Property. If any Loan Party or any Subsidiary of any Loan Party hereafter acquires any owned Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such owned Real Property, fixtures or other property at any one location has a fair market value in an amount equal to or greater than $500,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent Parties, or duties or obligations of any Loan Party or Subsidiary, promptly upon Agent’s request, such Loan Party shall, or shall cause its Subsidiaries (other than a Foreign Subsidiary) to, execute and deliver to the Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance satisfactory to Agent in its good faith determination and in form appropriate for recording in the real estate records of the jurisdiction in which such owned Real Property or other property is located granting to the Agent a first and only lien and mortgage on and security interest in such owned Real Property, fixtures or other property (except as such Loan Party or Subsidiary would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in good faith connection therewith.

9.22 Costs and Expenses. Each Loan Party shall pay to Agent and Term Loan Agent, as applicable, on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration (to the extent not included in the Administrative Management Fee), collection, liquidation, enforcement and defense of the Obligations, Agent’s and Term Loan Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement the other Financing Agreements or defending any claims made or threatened against Agent, Term Loan Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent, Term Loan Agent and Lenders during the course of periodic field examinations of the Collateral and such Loan Party’s operations, plus a per diem charge at the rate of $750 per person per day for Agent’s examiners in the field and office; provided, that, Borrowers shall not be liable for any such per diem charges prior to the existence of an Event of Default; and (g) the fees and disbursements of counsel (including legal assistants) to Agent, Term Loan Agent and Lenders in connection with any of the foregoing. Each of Agent and Term Loan Agent shall provide documentation evidencing such costs and expenses to Parent in a manner consistent with such agent’s customary practices.

9.23 Material Adverse Effect. If at any time, (a) any representation or warranty set forth in this Agreement would be deemed to be false or misleading in any material respect, (b) any Loan Party would be deemed to have failed to perform any of the covenants set forth in this Agreement or (c) any condition to the making of Loans set forth in Section 4.2 hereof would not be deemed to be satisfied, in each case because a “Material Adverse Effect,” as set forth in such applicable provision but as defined below, then exists, then the Loan Parties shall deliver to Agent a written description of such Material Adverse Effect (as defined below) and the events or occurrences relating thereto no later than five (5) Business Days after any Loan Party knew or should have known of the occurrence thereof. As used in this Section 9.22, the term “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, operations or prospects of any “Material Party” (as defined below); (b) the legality, validity, enforceability, perfection or priority of the security interests and liens of the Agent upon any Loan Party’s Collateral taken as whole; (c) any Loan Party’s Collateral, taken as a whole, which is included in the Borrowing Base (but excluding any loss in value to such Collateral to the extent such loss is covered by insurance, the proceeds of which have been paid to Agent in accordance with Section 9.5 hereof), or (d) the ability of any Material Party to perform its obligations under any of the Material Agreements as and when to be performed. As used above, the term “Material Party” shall mean any Loan Party who has Collateral making up at least $2,500,000 of the Borrowing Base.

9.24 Unrestricted Subsidiaries. Parent shall provide Agent and Term Loan Agent with ten (10) Business Days prior written notice of Parent’s intention to designate any Subsidiary of Parent as an “Unrestricted Subsidiary” or as a “Restricted Subsidiary” under (and as such terms are defined in) any Indenture, which notice shall set forth the name of such Subsidiary, the designation to take effect and the effective date of such designation.

9.25 Inactive Subsidiaries. No Inactive Subsidiary shall (a) acquire any assets, (b) incur any liabilities (whether to an Affiliate or otherwise) other than for de minimus franchise taxes, maintenance fees and other de minimus expenses and in respect of guarantees of Indebtedness incurred under the Indentures and under this Agreement or (c) engage in any business activities. Notwithstanding the foregoing, any Inactive Subsidiary shall be deemed not to be an Inactive Subsidiary upon satisfaction of the following conditions: (i) Parent shall have provided ten (10) Business Days’ prior written notice to Agent and Term Loan Agent stating the intention of an Inactive Subsidiary to be redesignated as active and (ii) Parent shall cause such Inactive Subsidiary (and any other applicable Loan Party or Subsidiary) to execute such joinder agreements to the Financing Agreements, and such guarantees, security agreements, pledge agreements and other documents as Agent shall require, in each case in form and substance satisfactory to Agent, to further secure the Obligations.

9.26 Further Assurances. At the request of Agent at any time and from time to time, each Loan Party shall, and shall cause each of its Subsidiaries to, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements in each case as determined by Agent in its good faith. Agent may at any time and from time to time request a certificate from an officer of any Loan Party representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

9.27 2004 Second Priority Senior Secured Notes Indenture. Neither the 2004 Second Priority Senior Secured Notes Indenture nor the Intercreditor Agreement referred to in Section 9.8(o) may be amended or otherwise modified without the prior written consent of Agent, the Required Revolving Lenders, and the Required Term Lenders if such amendment or modification would be adverse to the interests of such Lenders.

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) any Loan Party fails to pay any of the Obligations within two (2) Business Days of the due date thereof or (ii) any Loan Party fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.13, 9.14, 9.15, 9.16 and 9.20 of this Agreement and such failure shall continue for fifteen (15) Business Days; provided, that, such fifteen (15) Business Day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) Business Day period or (B) an intentional breach by any Loan Party of any such covenant or (iii) any Loan Party or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Material Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above or (iv) any Loan Party or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in other Financing Agreements and such failure shall continue for thirty (30) days following a written notice thereof from Agent, Term Loan Agent or Required Term Lenders;

(b) any representation, warranty or statement of fact made by any Loan Party to Agent, Term Loan Agent or Lenders in this Agreement, the other Financing Agreements or any other written agreement or executed certificate, shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) (i) any judgment for the payment of money is rendered against any Loan Party or Obligor in excess of $5,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or (ii) any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Loan Party or Obligor or any of the Collateral in each case under this clause (ii) which, individually or in the aggregate for all such matters, results in a Material Adverse Effect;

(e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Loan Party or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) any Loan Party or Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Loan Party or Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Loan Party or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Loan Party or Obligor or for all or any part of its property;

(i) any default in respect of any Indebtedness of any Loan Party or Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $10,000,000, which default continues for more than the applicable cure period, if any, with respect thereto;

(j) any material provision hereof or of any of the Material Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the Material Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the Material Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur which, individually or in the aggregate for all such ERISA Events, has or could reasonably be expected to have a Material Adverse Effect;

(l) any Change of Control;

(m) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Loan Party or Obligor of which any Loan Party, Obligor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Loan Party or Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $5,000,000 or (ii) any other property of any Loan Party which is necessary or material to the conduct of its business;

(n) there shall be a material adverse change in the business, assets or prospects of Borrowers, taken as a whole, or Parent and its Subsidiaries, taken as a whole, after the Effective Date; or

(o) Loan Parties shall incur principal amount of Indebtedness under this Agreement in excess of the amount permitted to be incurred under Section 4.03(b)(1) of the 1997 Notes Indenture or any of the provisions of any of the other Indentures.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent, Term Loan Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Loan Party or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent, Term Loan Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Loan Party or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Loan Party or Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations (including without limitation the prepayment fees set forth in Sections 13.1(c) and 13.1(d)) and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders, (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require any Loan Party or Obligor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Loan Party or Obligor, which right or equity of redemption is hereby expressly waived and released by Loan Parties and Obligors to the extent permitted by applicable law and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Loan Parties and Obligors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Loan Party and Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Loan Parties will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, enforce the rights of any Loan Party or Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Loan Parties and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Loan Parties shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d) Notwithstanding anything to the contrary contained herein, Agent shall demand payment of the Obligations and commence and pursue such other Enforcement Actions, in each case as Agent in good faith deems appropriate upon the expiration of any Standstill Period; provided, that, (i) the applicable Specified Default has not been waived or cured, (ii) in the good faith determination of Agent, taking an Enforcement Action is permitted under the terms of this Agreement and applicable law, (iii) in the good faith determination of Agent, taking an Enforcement Action shall not result in any liability of any Agent Party to any Borrower, any Obligor or any other Person and (iv) Agent shall be entitled to all of the benefits of Section 12 hereof. To the extent Agent would otherwise be required to take any Enforcement Action at the expiration of the Standstill Period, Agent shall not be required to take any Enforcement Action, if Agent shall, at its option, either (A) appoint Term Loan Agent, as an agent of Agent for purposes of exercising the rights of Agent to take an Enforcement Action, subject to the terms hereof or (B) resign as Agent and Term Loan Agent shall automatically be deemed to be the successor Agent hereunder for purposes hereof, except with respect to the provisions of Section 2 hereof and except in connection with all matters relating to the determination of the Borrowing Base and each of its components (including, without limitation, Eligible Inventory, Eligible Accounts, Eligible Processor Inventory, Eligible In-Transit Inventory, A/R Core Credit Add-Backs, Reserves and receiving reports in respect of Collateral and conducting field examinations with respect to the Collateral and similar matters).

(e) If the Agent determines at any time that any amount received by the Agent must be returned to any Borrower or Obligor or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest at such rate, if any, that the Agent is required to pay to any Borrower or Obligor or such other person (without setoff, counterclaim or deduction of any kind).

(f) Subject in all respects to Section 6.4(F), anything in the Financing Agreements (other than Section 6.4(F)hereof) or otherwise to the contrary notwithstanding, each Lender and the Term Loan Agent hereby agrees with each other Lender that no Lender nor the Term Loan Agent shall take any action (other than actions against the Agent for violating its obligations under this Agreement) to protect or enforce its rights arising out of this Agreement or one or more Financing Agreements without first obtaining the prior written consent of the Agent, it being the intent of Lenders and Term Loan Agent that any such action to protect or enforce rights under this Agreement or one or more Financing Agreements shall be taken in concert and at the direction or with the consent of the Agent.

(g) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Loan Party or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(h) For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Loan Party hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Loan Party, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Loan Party, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(i) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with Section 6.4 hereof, whether or not then due. Loan Parties shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(j) Without limiting the foregoing but subject to and in accordance with the provisions of Section 12.8 hereof, upon the occurrence of a Default or an Event of Default, (i) Agent and Revolving Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Revolving Lenders, Agent and Revolving Lenders shall, without notice, (A) cease making Revolving Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Revolving Loans or Letter of Credit Accommodations to be made by Agent and Revolving Lenders to Borrowers, including terminating the Revolving Commitments and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (other than the Mortgages to the extent provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Loan Parties, Agent, Term Loan Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the state and federal courts located in either New York County, City of New York (Borough of Manhattan), New York, or Cook County, City of Chicago, Illinois, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Loan Party or its or their property). Each Loan Party (other than Parent) hereby irrevocably appoints and designates Parent as such Loan Party’s true and lawful attorney and duly authorized agent for acceptance of service of legal process in the State of New York.

(c) To the extent permitted by law, each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower (or Administrative Borrower on behalf of such Loan Party) in any other manner provided under the rules of any such courts.

(d) LOAN PARTIES, AGENT, TERM LOAN AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. LOAN PARTIES, AGENT, TERM LOAN AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT

TRIAL WITHOUT A JURY AND THAT ANY LOAN PARTY, AGENT, TERM LOAN AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent, Term Loan Agent and Lenders shall not have any liability to any Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by such Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, Term Loan Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent, Term Loan Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Loan Party: (i) certifies that none of Agent, Term Loan Agent, any Lender, any representative, agent or attorney acting for or on behalf of the Agent Parties has represented, expressly or otherwise, that Agent, Term Loan Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Term Loan Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Each Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Loan Party which Agent or any Lender may elect to give shall entitle such Loan Party to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders (except that Required Revolving Lenders or Agent, with the authorization of Required Revolving Lenders, may waive Defaults or Events of Default or any other conditions in Section 4.2 (except Section 4.2(d) hereof) in accordance with the terms of, and solely with the effect provided in Section 4.2(e) hereof), and as to amendments to any of the Financing Agreements (other than with respect to any provision of Sections 6.8, 6.9, 6.10, 12 or the definitions of “Revolving Commitment Percentage” or “Pro Rata Share” hereof), by any Loan Party; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof) or subordinate the liens of Agent for the benefit of Lenders (except for the subordination of Agent’s liens to any liens which are permitted to be senior to Agent’s liens pursuant to the terms of this Agreement), without the consent of Agent and all of Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders, Required Revolving Lenders or Required Term Lenders without the consent of Agent and all of Lenders,

(v) consent to the assignment or transfer by any Loan Party of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi) amend, modify or waiver any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders,

(vii) increase the advance rates constituting part of the Borrowing Base from the specific percentages set forth on the Effective Date, without the consent of Agent and all of the Revolving Lenders, or

(viii) decrease the availability block set forth in clause (e) of the definition of Borrowing Base, without the consent of Agent and all the Revolving Lenders.

Notwithstanding anything to the contrary contained herein, any amendment, waiver, discharge or termination with respect to the following shall require the consent of Agent and the Required Term Lenders:

A. the definitions of (1) Agent (except to identify any successor agent), Advances, Agent Parties, Approved Fund, Bank Products, Collateral, Event of Default, Indenture Compliance Certificate, Material Event of Default, Reorganization Securities, Obligations, Proposed Action, Term Base Rate, Term Commitments, Term Prime Rate, Term Lenders, Term Loan Agent, Term Loan Federal Funds Effective Rate, Term Loan Obligations, Trigger Event and Term Loans, (2) Borrowing Base (but only to the extent such proposed change in the definition would increase the advance rates above those in effect on the Effective Date), (3) Eligible Accounts, Eligible Inventory, Eligible Processor Inventory, Eligible In-Transit Inventory, and A/R Core Credit Add-Backs (but only to the extent such proposed change in any of such definitions would make any eligibility criteria less restrictive than the criteria in effect on the Effective Date), and (4) Eligible Transferee, Enforcement Action, Excess Availability, Interest Rate (but only to the extent such proposed change would change clauses (a)(ii), (a)(iv) and (c)(y) thereof), Material Adverse Effect, Maximum Credit (but only to the extent such proposed change would have the effect of increasing the principal amount of Revolving Loans and Letter of Credit Accommodations available to the Borrowers), Maximum Revolving Credit (but only to the extent such proposed change would have the effect of increasing the principal amount of Revolving Loans and Letter of Credit Accommodations available to the Borrowers), Priority Event, Pro Rata Share (but only to the extent such proposed change would change clauses (a), (c) or (d) thereof), Purchase Notice, Required Lenders, Required Term Lenders, Specified Default, Standstill Period, and Term Loan Availability Condition;

B. any of the following Sections: 2.1(a) and (c) (but only to the extent such proposed change would have the effect of increasing the principal amount of Revolving Loans and Letter of Credit Accommodations available to the Borrowers to exceed the lesser of the limits in clause (A) or (B) under the last sentence of Section 2.1(a) hereof), 2.3, 2.4, 2.5(a) (but only to the extent such proposed change would have the effect of increasing the principal amount of Revolving Loans and Letter of Credit Accommodations available to the Borrowers to exceed the lesser of the limits in clause (A) or (B) under the last sentence of Section 2.1(a) hereof), 2.5(b), 3.2(b), 5.1, 5.2, 6.3(b) (but only to the extent such proposed change would have the effect of changing the application of payments as provided in the first sentence thereof), 6.4 (but only to the extent such proposed change would adversely affect the Term Lenders in their capacity as such), 7.8 (but only to the extent such proposed change would affect the access of the Term Lenders), 8.4, 8.20, 9.6(e), 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.16, 9.22 (but only to the extent such proposed change would be reasonably expected to adversely affect the Term Lenders), 9.27 (but only to the extent such proposed change would reasonably be expected to adversely affect the Term Lenders), 10.1(a) (but only to the extent such proposed change would waive, or extend any applicable cure period with respect to, an Event of Default arising from any Section set forth in clause B. of this Section 11.3(a)), 10.1(g), 10.1(h), 10.1(m), 10.1(n), 10.1(o) 10.2(d), 10.2(f), 10.2(j), 11.3(a), 11.3(c), 12.3(a), 12.8, 12.11(a), 12.11(b), 12.13, 12.14, 13.1, 13.6(b), 13.6(d), 13.9 or 13.10;

C. any amendment, waiver, consent, discharge or termination that results in or permits (x) the aggregate outstanding principal amount of Indebtedness permitted by this Agreement to be incurred by Foreign Subsidiaries to exceed the sum of the amount of such Indebtedness as of the Effective Date plus $20,000,000 or (y) the aggregate outstanding principal amount of loans and letters of credit under or secured by the Financing Agreements (other than the Term Loan Obligations) to exceed the lesser of the limits in clause (A) or (B) under the last sentence of Section 2.1(a) hereof;

D. any amendment, waiver, consent, discharge or termination that would (a) increase the interest rates on Prime Rate Loans or Eurodollar Rate Loans that are Revolving Loans (including, without limitation, any such increase with respect to Applicable Margins) by more than in either case two percent (2.0%) in the aggregate after the Effective Date (but excluding any increases due to the application of a default rate of interest or due to fluctuations in the underlying Prime Rate or Eurodollar Rate), (b) increase the scheduled servicing fee charged by Agent by more than fifty percent (50%) per annum in the aggregate after the Effective Date, (c) increase the unused line fee set forth in Section 3.2(a) by more than twenty-five (25) basis points per annum in the aggregate after the Effective Date, (d) increase the prepayment fees set forth in Section 13.1(c) or change the circumstances of payment thereof or (e) add any other fees or interest rates except for fees charged by Agent in connection with amendments, modifications or waivers to the Financing Agreements;

E. any amendment, waiver, consent, discharge or termination to the conditions set forth in Section 4.2 excluding waivers permitted by the Required Revolving Lenders thereunder;

F. any amendment, waiver, consent, discharge or termination with respect to this Agreement or any other Financing Agreement that would reasonably be expected to result in a material adverse effect on the ability of any Term Lender or Term Lenders or Term Loan Agent to exercise remedies or compel or instruct any other Person with respect to the exercise of remedies or the pursuit of Enforcement Actions.

G. any amendment, waiver, consent, discharge or termination with respect to this Agreement or any other Financing Agreement that would have an adverse effect in any material respect on the rights of the US Collateral Agent or the Term Lenders with respect to the Collateral (including without limitation any adverse effect in any material respect with respect to the attachment, perfection and priority of the liens granted to the US Collateral Agent for the benefit of the Lenders with respect to such Collateral) (it being understood that nothing in this clause (G) shall be deemed to limit any permitted discretion of the US Collateral Agent in exercising its rights and duties and making determinations with respect to actions to be taken regarding Collateral);

H. any amendment, waiver, consent, discharge or termination with respect to this Agreement or any other Financing Agreement that would the change the specified form of payment (e.g., cash versus payment–in-kind) of principal, interest, fees or premiums hereunder or thereunder, or, in the case of amounts payable to Term Lenders, change the circumstances or conditions to payment thereof, in each case as of the Effective Date, to the Agent, US Collateral Agent, Term Loan Agent, Revolving Lenders, Term Lenders or issuers of Letter of Credit, in their respective capacities as such;

I. any amendment, waiver or consent affecting the rights or duties of Term Loan Agent; and

J. any amendment, waiver or consent affecting the rights or duties of US Collateral Agent to the extent such amendment, waiver or consent would reasonably be expected to materially adversely affect the Term Lenders.

(b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in the event that any Loan Party requests that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the consent of any Lenders in addition to Required Lenders and such amendment or other modification is agreed to by the Required Lenders, then, with the consent of Administrative Borrower, Agent and the Required Lenders, Administrative Borrower, Agent and the Required Lenders may amend this Agreement without the consent of the Lenders that did not agree to such amendment or other modification (collectively, the “Minority Lenders”) so long as such parties provide for (i) the termination of the Commitment of each of the Minority Lenders and subject to the restrictions in Section 13.6(a), the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Required Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, (ii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iii) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Loan Parties and the Required Lenders may determine to be appropriate.

(d) The consent of Agent or Term Loan Agent, as applicable, shall be required for any amendment, waiver or consent affecting the rights or duties of Agent or Term Loan Agent, as applicable, hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

11.4 Waiver of Counterclaims. Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Each Loan Party shall, jointly and severally, indemnify and hold Agent, Term Loan Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Loan Parties shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Loan Parties as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Loan Parties shall pay the maximum portion which it is permitted to pay under applicable law to Agent, Term Loan Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages)

arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.	THE AGENT

12.1 Appointment, Powers and Immunities. Each Revolving Lender irrevocably designates, appoints and authorizes Wachovia CF to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Each Term Lender irrevocably designates, appoints and authorizes Wachovia CF to act as US Collateral Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to US Collateral Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Each Term Lender irrevocably designates, appoints and authorizes Term Loan Agent to act as Term Loan Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Term Loan Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Each of Agent and Term Loan Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Loan Party or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Each of Agent and Term Loan Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each of Agent and Term Loan Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent or Term Loan Agent, as applicable, shall have been delivered to and acknowledged by Agent or Term Loan Agent, as applicable.

12.2 Reliance by Agent. Each of Agent and Term Loan Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent or Term Loan Agent. As to any matters not expressly provided for by this Agreement or any other Financing

Agreement, each of Agent and Term Loan Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agent and Term Loan Agent and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a Loan Party specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Loan Party or Obligor or any of the Collateral or other property of any Loan Party or Obligor.

12.4 Wachovia CF in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia CF shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia CF in its individual capacity as Lender hereunder. Wachovia CF (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Loan Parties (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia CF and its Affiliates may accept fees and other consideration from any Loan Party and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent and Term Loan Agent (to the extent not reimbursed by Loan Parties hereunder and without limiting any obligations of Loan Parties hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent or Term Loan Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent and Term Loan Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, (i) to the extent Agent determines that the indemnification obligations were for actions taken by Agent for the benefit of all the Agent Parties, such Lenders reimbursement obligations shall be made ratably in accordance with their Pro Rata Shares and (ii) no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent, Term Loan Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent, Term Loan Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Loan Parties and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent, Term Loan Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Each of Agent and Term Loan Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party or Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Loan Party or Obligor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Loan Party or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party or Obligor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans.

(a) To the extent all the conditions under Section 4.2 have been satisfied or to the extent any such condition not so satisfied (other than a Material Event of Default or a condition under Section 4.2(d) hereof) has been waived by Required Revolving

Lenders under Section 4.2(e), Agent may make Revolving Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Revolving Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base, without the prior consent of any Lenders, as Agent may deem necessary or advisable in its discretion to either (x) preserve or protect the Collateral or any portion thereof or (y) enhance the likelihood or maximize the amount of repayment by Loan Parties of the Loans and other Obligations provided, that the total outstanding principal amount of the Revolving Loans and Letter of Credit Accommodations shall not exceed an amount equal to the least of (i) the Borrowing Base at any time plus $7,500,000 (excluding interest, fees and expenses charged to the Revolving Loans), (ii) $152,500,000 or (iii) the maximum amount that can be incurred under this Agreement pursuant to the Indentures minus under this clause (iii) the outstanding amount of the Term Loans (it being understood that such maximum amount under this clause (iii) shall mean, in the case of the 1997 Notes Indenture, the maximum amount that can be incurred pursuant to Section 4.03(b)(1) of such Indenture). Each Revolving Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations.

(b) Following notice to Administrative Borrower (or from any Borrower) that either (i) an Event of Default or other event that in each case constitutes a Material Event of Default has occurred and is continuing (which notice may be provided by Agent, Term Loan Agent, Required Term Lenders or any Borrower) which has not been cured or waived in accordance with Section 11.3 or (ii) a condition under Section 4.2 (other than a Material Event of Default or a condition under section 4.2(d) hereof) has not been satisfied (which notice may be provided by Agent, Term Loan Agent, Required Term Lenders or any Borrower) and which condition has not been cured or waived by the Required Revolving Lenders pursuant to Section 4.2(e), then no Revolving Loans may be advanced or Letter of Credit Accommodations issued during the continuation thereof; provided, that until such cure or waiver, Agent may make such additional Revolving Loans or provide such additional Letter of Credit Accommodations on behalf of Revolving Lenders intentionally and with actual knowledge that such Revolving Loams or Letter of Credit Accommodations may be in excess of the Borrowing Base, as Agent may deem necessary or advisable in its discretion to either (x) preserve or protect the Collateral or any portion thereof or (y) enhance the likelihood or maximize the amount of repayment by Loan Parties of the Loans and other Obligations, provided, that (A) the total amount of Revolving Loans and Letter of Credit Accommodations advanced pursuant to this Section 12.8(b) following such notice shall not exceed (A) $7,500,000 (excluding interest, fees and expenses charged to the Revolving Loans) or (B) together with all other outstanding Revolving Loans and Letter of Credit Accommodations, the lesser of (x) $152,500,000 or (y) the maximum amount that can be incurred under this Agreement pursuant to the Indentures minus under this clause (y) the outstanding amount of the Term Loans (it being understood that such maximum amount under this clause (y) shall mean, in the case of the 1997 Notes Indenture, the maximum amount that can be incurred pursuant to Section 4.03(b)(1) of such Indenture). Each Revolving Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. Each Lender acknowledges that Wachovia CF, in its capacity as US Collateral Agent, is acting hereunder and under the other Financing Agreements for the benefit of Lenders.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is (except for the Term Lenders unless expressly requested in writing by a Term Lender) deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a copy of the Borrowing Base prepared by Loan Parties (each field audit or examination report and Borrowing Base being referred to herein as a “Report” and collectively, “Reports”);

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Loan Parties and will rely significantly upon Loan Parties’ books and records, as well as on representations of Loan Parties’ personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.10 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) [Reserved]

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Loan Party certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a net book value in the aggregate in any twelve (12) month period of less than $10,000,000, or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Loan Party in respect of) the Collateral retained by such Loan Party.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.12 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders, Term Loan Agent and Parent. In addition, (i) to the extent the Term Loan Agent or Required Term Lenders demand that Agent commence Enforcement Actions upon the expiration of the applicable Standstill Period in accordance with Section 10.2(d) and Agent refuses to do so for any reason, Agent shall resign as Agent upon the written consent of Requisite Lenders, and (ii) upon or at any time after payment in full of all Revolving Loan Obligations and the termination of all Revolving Commitments, Agent shall resign as Agent upon the written request of Required Term Lenders. If Agent resigns under this Agreement, the Required Revolving Lenders shall appoint from among the Revolving Lenders (or, if such resignation is pursuant to clause (ii) of the second sentence of this Section, Required Term Lenders shall appoint a financial institution or “accredited investor”) a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Revolving Lenders (or, if such resignation is pursuant to clause (ii) of the second sentence of this Section, from among Term Lenders). Upon the acceptance by the Revolving Lender (or Term Lender, as the case may be) so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Revolving Lenders (or Term Lenders, as the case may be) shall perform all of the duties of Agent hereunder until such time, if any, as the Required Revolving Lenders (or Required Term Lenders, as the case may be) appoint a successor agent as provided for above.

12.14 Successor Term Loan Agent. Term Loan Agent may resign as Term Loan Agent upon thirty (30) days’ notice to Term Lenders, Agent and Parent, and Required Term Lenders may remove and terminate the Term Loan Agent upon thirty (30) days’ notice to Term Loan Agent, Agent and Parent. If Term Loan Agent resigns or is terminated pursuant to the preceding sentence, the Required Term Lenders shall appoint a successor agent for Term Lenders. If no successor agent is appointed prior to the effective date of the resignation or termination of Term Loan Agent, Term Loan Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Term Lenders. Upon the acceptance by the Term Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Term Loan Agent and the term “Term Loan Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Term Loan Agent’s appointment, powers and duties as Term Loan Agent shall be terminated. After any retiring Term Loan Agent’s resignation or termination hereunder as Term Loan Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Term Loan Agent under this Agreement. If no successor agent has accepted appointment as Term Loan Agent by the date which is thirty (30) days after the date of a retiring Term Loan Agent’s notice of resignation or termination, the retiring Term Loan Agent’s resignation or termination shall nonetheless thereupon become effective and Term Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Term Lenders appoint a successor agent as provided for above.

12.15 Duties of Other Parties. Notwithstanding anything to the contrary contained in this Agreement, Wachovia Bank, National Association, designated on the cover page to this Agreement as “Documentation Agent”, is titled as such for administrative purposes only and shall not have any rights or obligations in respect to the Financing Agreements except such rights and obligations in its capacity as a Lender.

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on June 30, 2008 (the “Renewal Date”), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Agent may, at its option (or shall at the direction of any Lender in writing received by Agent at least sixty (60) days prior to the Renewal Date or the anniversary of any Renewal Date, as the case may be), terminate this Agreement and the other Financing Agreements, or Administrative Borrower may terminate this Agreement and the other Financing Agreements, in each case, effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Notwithstanding anything to the contrary contained in this Agreement, the Term Loans cannot be renewed and the June 30, 2008 maturity date for the Term Loans shall not be effected by any such renewal. In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time during the existence of an Event of Default. Upon the Renewal Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent Parties all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and for any of the Obligations arising under or in connection with any Hedging Agreement in such amounts as the other party to such Hedging Agreement may require (unless such Obligations arising under or in connection with any Hedging Agreement are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Chicago time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Loan Party of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Loan Party waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c) If for any reason this Agreement is terminated prior to the Renewal Date or if the principal amount of the Revolving Loan Obligations are accelerated at any time prior to the Renewal Date or are repaid pursuant to Section 13.10 hereof, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Revolving Lender’s lost profits as a result thereof, Borrowers agree to pay to Agent for itself and the ratable benefit of Revolving Lenders based on their Revolving Commitment Percentages, upon the effective date of such termination or prepayment, a prepayment fee in the amount equal to

Amount	Period
(i) 1.0% of Maximum Revolving Credit	From the Effective Date to and including the first anniversary of the Effective Date

(ii) 0.5% of Maximum Revolving Credit	From and after the first anniversary of the Effective Date to and including the second anniversary of the Effective Date

Such prepayment fee shall be presumed to be the amount of liquidated damages sustained by Agent and Revolving Lenders as a result of such early termination or prepayment and Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Agent and Revolving Lenders shall be entitled to such prepayment fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Revolving Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The prepayment fee provided for in this Section 13.1(c) shall be deemed included in the Revolving Loan Obligations.

(d) If for any reason all or any portion of the principal amount of the Term Loan Obligations are repaid or accelerated at any time prior to the Renewal Date, whether by voluntary or mandatory prepayment, by acceleration or otherwise, or any Term Commitment is terminated pursuant to Section 11.3(c) hereof with respect to a Minority Lender holding Term Loans, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Term Lenders’ lost profits as a result thereof, Borrowers agree to pay to Term Loan Agent for the account of each Term Lender who is so repaid or whose Term Loans are so accelerated or whose Term Commitments are so terminated upon the effective date of the applicable of such events, a prepayment fee with respect to the Term Loans or Term Commitments of such Term Lender so repaid, accelerated or terminated, as the case may be, in the amounts set forth below if such repayment, acceleration or termination is effective in the period indicated:

Amount	Period
(i) four (4%) percent of the amount of the Term Loans prepaid or accelerated or Term Commitments terminated	From and including April 15, 2006 (or earlier acceleration of the Term Loan Obligations or termination of a Term Commitment under Section 11.3(c) hereof) to and excluding April 15, 2007

(ii) two and two-tenths (2.2%) percent of the amount of the Term Loans prepaid or accelerated or Term Commitments terminated	From and including April 15, 2007 to and excluding April 15, 2008

(iii) one-quarter (0.25%) percent of the amount of the Term Loans prepaid or accelerated or Term Commitments terminated	From and including April 15, 2008 to and excluding the Renewal Date

Such prepayment fee shall be presumed to be the amount of liquidated damages sustained by Term Lenders as a result of such prepayment and Borrowers agree that it is reasonable under the circumstances currently existing. The prepayment fee provided for in this Section 13.1(d) shall be deemed included in the Term Loan Obligations.

(e) Notwithstanding anything to the contrary contained in Section 13.1(c) above, in the event of the termination of this Agreement by Loan Parties prior to the second anniversary of the Effective Date and the full and final repayment of all of the Obligations and the receipt by Agent and Lenders of cash collateral to secure the Letter of Credit Accommodations, in each case from the proceeds of (i) initial loans and advances to Borrowers pursuant to a revolving credit facility where the Reference Bank or any of its Affiliates serves as agent or sole lender to Borrowers to replace the financing arrangements provided for herein, (ii) an initial public offering of Capital Stock of the Parent, (iii) the sale of Parent or (iv) initial loans and advances to Borrowers or Parent on an unsecured basis, Borrowers shall not be required to pay the early termination fee provided for in Section 13.1(c) above.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Loan Party, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined in good faith by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned and the observance of reasonable commercial standards for fair dealing as practiced within the commercial finance industry. Loan Parties shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Loan Party at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the Original Closing Date.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

(n) All references to an amount indicated by “$” shall be a reference to such amount in United States dollars.

13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered or certified mail, return receipt requested, five (5) Business Days after mailing. If notice has been sent by prepaid registered or certified mail and before the fifth Business Day after the mailing there is a discontinuance or interruption of regular postal service so that such notice cannot reasonably be expected to be delivered within five (5) Business Days after the mailing, such notice will be deemed to have been given when it is actually received. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Loan Party:	c/o Remy International, Inc.
2902 Enterprise Drive
Anderson, Indiana 46013
Attention: Craig J. Hart
Telephone No.: (765) 778-6769
Telecopy No.: (765) 778-6723

With a copy to

c/o Remy International, Inc.
2902 Enterprise Drive
Anderson, Indiana 46013
Attention: Jeffrey Potrzebowski
Telephone No.: (765) 778-5565
Telecopy No.: (765) 778-6424

If to Agent:	Wachovia Capital Finance Corporation (Central)
150 S. Wacker Drive
Chicago, Illinois 60606
Attention: Steve Linderman
Telephone No.: (312) 332-0420
Telecopy No.: (312) 332-0424

If to Term Loan Agent:	Credit Suisse
Eleven Madison Avenue
New York, New York 10010
Attention: Tom Lynch
Telephone No.: (212) 325-9205
Telecopy No.: (212) 325-8304

If to Term Lenders:	At the address indicated for each Term Lender on the signature pages hereto

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Loan Parties and their respective successors and assigns, except that no Loan Party may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.6 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Loan Parties, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.6 Assignments; Participations.

(a) Each Revolving Lender may assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Revolving Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Revolving Lender by execution of an Assignment and Acceptance; provided, that, (i) Borrowers and Agent may continue to deal solely and directly with such Revolving Lender in connection with the interest so assigned to an assignee until such Revolving Lender and its assignee have delivered to Agent a fully executed Assignment and Acceptance, and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b) Each Term Lender may assign all or, if less than all, a portion equal to an integral multiple of $5,000,000 in the aggregate for the assigning Term Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Term Lender by execution of an Assignment and Acceptance via an electronic settlement system acceptable to the Term Loan Agent (or, if previously agreed with the Term Loan Agent, manually); provided, that, (i) Parent, as the Borrower, and Term Loan Agent may continue to deal solely and directly with such Term Lender in connection with the interest so assigned to an assignee until such Term Lender and its assignee have delivered to Term Loan Agent a fully executed Assignment and Acceptance as required above, and (ii) Term Loan Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500 (which fee may be waived or reduced in the discretion of the Term Loan Agent).

(c) Agent shall maintain a register of the names and addresses of Revolving Lenders, their Commitments and the principal amount of their Revolving Loans (the “Revolving Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Revolving Register to give effect to each Assignment and Acceptance. The entries in the Revolving Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Obligors, Agent and Revolving Lenders may treat each Person whose name is recorded in the Revolving Register as a Revolving Lender hereunder for all purposes of this Agreement. The Revolving Register shall be available for inspection by Administrative Borrower and any Revolving Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Term Loan Agent shall maintain a register of the names and addresses of Term Lenders, their Commitments and the principal amount of their Term Loans (the “Term Register”). Term Loan Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Term Register to give effect to each Assignment and Acceptance. The entries in the Term Register shall be conclusive and binding for all purposes, absent manifest error, and any Parent, Obligors, Agent and Term Lenders may treat each Person whose name is recorded in the Term Register as a Term Lender hereunder for all purposes of this Agreement. The Term Register shall be available for inspection by Administrative Borrower and any Term Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(f) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party, Obligor or any of their Subsidiaries or the performance or observance by any Loan Party, or Obligor or any of their Subsidiaries of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent, Term Loan Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent and Term Loan Agent, as applicable, to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Financing Agreements as are delegated to Agent and Term Loan Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent, Term Loan Agent and Lenders may furnish any information concerning any Loan Party or Obligor in the possession of Agent, Term Loan Agent or any Lender from time to time to assignees and Participants.

(g) Each Lender may sell participations to one or more Eligible Transferees in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Loan Parties, the other Lenders, Agent and Term Loan Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto and any rights of consent by such Participant in such agreement to any amendment or waiver in respect of the terms and conditions in the Financing Agreements shall be limited to those consents, amendments and waivers requiring the approval of all the Lenders hereunder) and all amounts payable by any Loan Party or Obligor hereunder shall be determined as if such Lender had not sold such participation.

(h) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

(i) Loan Parties shall assist Agent, Term Loan Agent or any Lender permitted to sell assignments or participations under this Section 13.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Loan Parties shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Loan Parties and their affairs provided, prepared or reviewed by any Loan Parties that are contained in any selling materials and all other information provided by it and included in such materials.

13.7 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any Schedule or Exhibit hereto, the terms of this Agreement shall govern.

13.8 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.9 Joint and Several Liability of Borrowers. Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Financing Agreements with respect to all Obligations, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Administrative Borrower, the Borrowers, the Agent, Term Loan Agent or the Lenders account therefor in their respective books and records. In furtherance and not in limitation of the foregoing, (i) each Borrower’s obligations and liabilities with respect to proceeds of Loans which it receives or Letters of Credit Accommodations issued for its account, and related fees, costs and expenses, and (ii) each Borrower’s obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Loans received by, or Letter of Credit Accommodations issued for the account of, any of the other Borrowers, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Borrower. Neither the joint and several liability of, nor the liens granted to the Agent under the Financing Agreements by, any of the Borrowers shall be impaired or released by (A) the failure of the Agent, Term Loan Agent, any Lender or any successors or assigns thereof, or any holder of any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against any Loan Party or any Subsidiary of any Loan Party, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the Agent, Term Loan Agent or any Lender, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such Borrower or Obligor of the Obligations; and (E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such Borrower or any other Borrower. The amount of any Borrower’s liability in respect of this Section 13.9 shall be subject to that certain Contribution, Incentive and Offset Agreement dated as of the Original Closing Date (as amended, supplemented or otherwise modified from time to time) among the Loan Parties and Obligors.

13.10 Term Lenders Purchase Option.

(a) Upon the occurrence of (i) Term Loan Agent’s receipt of a notice from the Agent (the “Agent’s Notice”) that the Revolving Commitments have been terminated or that Agent intends to accelerate the Obligations or commence any Enforcement Action other than the exercise of control over any Loan Parties’ depository accounts (a “Proposed Action”), (ii) any acceleration of the Obligations, including but not limited to an automatic acceleration of the Obligations as a result of a case or proceeding arising under the bankruptcy laws of the United States or (iii) any period during which the aggregate outstanding amount of Revolving Loans and Letter of Credit Accommodations exceeds $130,000,000, any one or more of the Term Lenders shall have the option to purchase all of the Obligations owing to the Revolving Lenders from the Revolving Lenders by giving a written notice (the “Purchase Notice”) to the Agent no later than the fifth Business Day after receipt by Term Loan Agent of the Agent’s Notice or of the automatic acceleration pursuant to clause (ii) above. The Purchase Notice from any one or more of the Term Lenders to the Agent shall be irrevocable. The Agent’s Notice shall be required in respect of Enforcement Action only on one occasion and continuing actions taken in further of Enforcement Action shall not require additional notices, provided that in the event that following the commencement of Enforcement Action, an acceleration of the Obligations is rescinded and such Enforcement Action ceases for at least sixty (60) consecutive days (other than by virtue of any stay), the commencement of any Enforcement Action thereafter shall require an Agent’s Notice.

(b) On the date specified by the Term Lenders in the Purchase Notice (which shall not be less than three (3) Business Days nor more than five (5) Business Days, after the receipt by the Agent of the Purchase Notice), the Revolving Lenders shall sell to those Term Lenders that sent the Purchase Notice, and such Term Lenders shall purchase from the Revolving Lenders, the Obligations owing to the Revolving Lenders, and during such period, the Revolving Lenders shall not take any Enforcement Action (other than acceleration of any or all of the Obligations and exercise of control over an Obligor’s depository accounts).

(c) Such purchase and sale shall be made by execution and delivery by the applicable Revolving Lender of an Assignment and Acceptance. Upon the date of such purchase and sale, the Term Lenders shall (i) pay to the Agent for the benefit of the Revolving Lenders as the purchase price therefor the sum of (a) the full amount of all the Obligations (other than the Term Loan Obligations) then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses and fees under Section 13.1(c)) plus (b) any breakage cost, or other similar expense payable pursuant to the Financing

Agreements (calculated as if the Obligations (other than the Term Loan Obligations) were repaid in full by the Loan Parties at such time), (ii) furnish cash collateral to the Agent with respect to the outstanding letters of credit and Hedging Agreements to the extent constituting Obligations and in such amounts as are required under the Financing Agreements, and (iii) agree to reimburse the Agent and the Revolving Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the Obligations (other than the Term Loan Obligations), and/or as to which the Agent and the Revolving Lenders have not yet received final payment. Such purchase price and cash collateral shall be remitted by wire transfer or wire transfers of immediately available funds in the currency or currencies in which such Obligations (other than the Term Loan Obligations) are payable free and clear of any and all withholdings to such bank account of the Agent, as the Agent may designate in writing to Term Loan Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Term Lenders to the bank account designated by the Agent are received in such bank account prior to noon Chicago time and interest shall be calculated to and including such Business Day if the amounts so paid by the Term Lenders to the bank account designated by the Agent are received in such bank account later than noon Chicago time.

(d) Such purchase and sale shall be expressly made without representation or warranty of any kind by the Agent and the Revolving Lenders as to the Obligations (other than the Term Loan Obligations) or otherwise and without recourse to the Agent and the Revolving Lenders, except for representations and warranties as to the following: (i) the amount of the Obligations (other than the Term Loan Obligations) being purchased (including as to the principal of and accrued and unpaid interest on such Obligations (other than the Term Loan Obligations), fees and expenses thereof, provided that the Agent and the Revolving Lenders shall give no representation that such amount is valid, enforceable or not subject to set off, counterclaim or defenses or otherwise collectable), (ii) that the Agent and the Revolving Lenders own the Obligations (other than the Term Loan Obligations) free and clear of any Liens, and (iii) each of Agent and the Revolving Lenders has the full right and power to assign its Obligations (other than the Term Loan Obligations) and such assignment has been duly authorized by all necessary corporate action by such Agent or Revolving Lender.

(e) The Agent agrees that it will use reasonable efforts to give Term Loan Agent five (5) Business Days’ prior written notice of a Proposed Action prior to such Proposed Action. As soon as practicable after receipt of the Agent’s Notice, but in no event more than five (5) Business Days after Term Loan Agent’s receipt of the Agent’s Notice, those Term Lenders that elect to do so shall send to the Agent the Purchase Notice. The Agent and the Revolving Lenders shall not complete the Proposed Action, as long as the purchase and sale of the Obligations (other than the Term Loan Obligations) provided for in this Section 13.10 shall have closed within ten (10) Business Days of Term Loan Agent’s receipt of the Agent’s Notice and the Agent and the Revolving Lenders shall have received payment in full of the Obligations (other than the Term Loan Obligations) as provided for in Section 13.10(c) above within such ten (10) Business Day period. The Agent shall not be required to provide Agent’s Notice if in the good faith determination of the Agent (i) a fraud has been committed by a Loan Party in connection with its obligations under the Financing Agreements, including any withholding of collections of accounts receivable or other proceeds of Collateral in violation of the terms of the

Financing Agreements or (ii) providing such notice would have a reasonable likelihood as determined by the Agent of (A) causing a diminution in the value of the Collateral, or (B) endangering the Agent and the Revolving Lenders’ ability to realize upon the Collateral or its ability to recover amounts owed to it.

13.11 Confidentiality.

(a) Agent, Term Loan Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, the “Information” (as defined below) and all copies thereof, extracts therefrom and analysis or other material based thereon, provided, that, nothing contained herein shall limit the disclosure of any such Information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation (including, but not limited to, any bankruptcy proceeding) involving any Loan Party or any Subsidiary of any Loan Party to which Agent, Term Loan Agent or any Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 13.11, (v) to counsel for Agent, Term Loan Agent or any Lender or any participant or assignee (or prospective participant or assignee), (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Financing Agreements, (vii) with the consent of Parent, or (viii) to the extent such Information becomes publicly available other than as a result of a breach of this Section 13.11. For purposes of this Section 13.11, “Information” shall mean all non-public financial statements, certificates, reports and information (including all analyses, compilations and studies prepared by Agent, Term Loan Agent or any Lender based on any of the foregoing) which are received from any Loan Party or any Subsidiary of any Loan Party which relates to any such Person, a shareholder of any such Person or any employee, customer or supplier of Parent or any of its Subsidiaries, other than which were available to Agent, Term Loan Agent or any Lender on a non-confidential basis prior to the Original Closing Date (or the Effective Date, in the case of the Term Loan Agent or Term Lenders) and which are, in the case of Information provided after the Original Closing Date (or the Effective Date, in the case of the Term Loan Agent or Term Lenders), clearly identified at the time of delivery as confidential.

(b) In no event shall this Section 13.11 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of Information that has been or is made public by any Loan Party or any Subsidiary of any Loan Party or any third party without breach of this Section 13.11 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of Information that was or becomes available to Agent, Term Loan Agent or any Lender on a non-confidential basis from a person other than any Loan Party or any Subsidiary of any Loan Party, (iii) to require Agent, Term Loan Agent or any Lender to return any materials furnished by any Loan Party or any Subsidiary of any Loan Party to Agent, Term Loan Agent or any Lender (and Parent may request that such materials be destroyed which request may be complied with by Agent, Term Loan Agent or any Lender to the extent consistent with its internal policies) or (iv) prevent Agent, Term Loan Agent or any Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent, Term Loan Agent and each Lender under this Section 13.11 shall supersede and replace the obligations of Agent and each Lender under any confidentiality letter signed prior to the Original Closing Date (or the Effective Date, in the case of the Term Loan Agent or Term Lenders).

13.12 Amendment and Restatement. This Agreement amends and restates the provisions of the Prior Agreement and, as of the Effective Date, except as expressly modified herein: (a) all of the terms and provisions of the Prior Agreement shall continue to apply for the period prior to the Effective Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable, and (b) the Obligations (as defined in the Prior Agreement) under the Prior Agreement shall continue to be paid or prepaid in accordance with the Prior Agreement on or prior to the Effective Date, and be secured by the Collateral, and shall, from and after the Effective Date, continue to be owing, shall constitute Obligations hereunder and shall be subject to the terms of this Agreement. All references in the Financing Agreements to the Prior Agreement shall be deemed to include references to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, and such Financing Agreements are hereby amended to reflect such changed reference. Each Lender hereunder that was a party to the Prior Agreement immediately prior to the Effective Date agrees that its “Commitment” (as defined in the Prior Agreement) shall be terminated upon the Effective Date and shall be replaced with the Commitment assigned to such Lender under Schedule I hereto as in effect on the Effective Date. On the Effective Date, the Revolving Loans then outstanding (after giving effect to the prepayment of such Revolving Loans with proceeds of the Term Loans) shall be allocated to each such Lender in accordance with its Pro Rata Share. To the extent Eurodollar Rate Loans (outstanding under the Prior Agreement) are prepaid on the Effective Date, each Lender agrees that it will not require indemnification for prepayment of such Eurodollar Rate Loans under Section 3.3(d) of the Prior Agreement or this Agreement. Each remaining Eurodollar Rate Loan under the Prior Agreement shall rollover and continue as a Eurodollar Rate Loan under this Agreement and the Interest Period designated for such Eurodollar Rate Loan under the Prior Agreement shall continue under this Agreement until its original date for termination as determined under the Prior Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, Agent, Lenders, and Loan Parties have caused these presents to be duly executed as of the day and year first above written.

LOAN PARTIES

REMY INTERNATIONAL, INC.
REMY, INC.
REMY SALES, INC.
FRANKLIN POWER PRODUCTS, INC.
HSG I, INC.
HSG II, INC.
INTERNATIONAL FUEL SYSTEMS, INC.
M. & M. KNOPF AUTO PARTS, L.L.C.
NABCO, INC.
POWRBILT PRODUCTS, INC.
REMY LOGISTICS, L.L.C.
REMY REMAN, L.L.C.
WESTERN REMAN INDUSTRIAL, LLC
WORLD WIDE AUTOMOTIVE, L.L.C.
UNIT PARTS COMPANY

By:	/s/ Craig Hart
Name:	Craig Hart
Title:	Treasurer

{Signature Page to Third Amended and Restated Loan and Security Agreement}

AGENT

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Administrative Agent for the Revolving Lenders and US Collateral Agent for the Lenders

		By:	/s/ Anthony Vizgirda

		Title:	Vice President

REVOLVING LENDERS		REVOLVING LENDERS

THE CIT GROUP/BUSINESS CREDIT, INC.		WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ David Rothberg	By:	/s/ Andrew Robin

Title:	Assistant Vice President	Title:	Managing Director

WELLS FARGO FOOTHILL, LLC		GMAC BUSINESS CREDIT, LLC

By:	/s/ Eunnie Kim	By:	/s/ Jeffrey Much

Title:	Vice President	Title:	Vice President

NATIONAL CITY BANK		UPS CAPITAL CORPORATION

By:	/s/ Christopher Susott	By:	/s/ John P. Holloway

Title:	Vice President	Title:	Director of Portfolio Management

RZB FINANCE LLC

By:	/s/ Christoph Hoedl		/s/ John A. Valiska

Title:	Group Vice President		First Vice President

{Signature Page to Third Amended and Restated Loan and Security Agreement}

TERM LOAN AGENT

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Term Loan Agent

By:	/s/ Bill O’Daly

Title:	Director

By:	/s/ Cassandra Droogan

Title:	Associate

TERM LENDERS		TERM LENDERS

GSO SPECIAL SITUATIONS FUND LP, as Term Lender		GSO SPECIAL SITUATIONS OVERSEAS FUND LTD., as Term Lender

By:	GSO Capital Partners, as Investment Advisor	By:	GSO Capital Partners, as Investment Advisor

By:	/s/ George Fan	By:	/s/ George Fan
Title:	Chief Legal Officer	Title:	Chief Legal Officer

Address for Notices: 280 Park Avenue 11th Floor East Tower New York, NY 10017 Attn: Chris Sullivan		Address for Notices: 280 Park Avenue 11th Floor East Tower New York, NY 10017 Attn: Chris Sullivan

GSO SPECIAL SITUATIONS OVERSEAS BENEFIT PLAN FUND LTD., as Term Lender		GSO CREDIT OPPORTUNITIES FUND (HELIOS), L.P., as Term Lender

By:	GSO Capital Partners, as Investment Advisor	By:	GSO Capital Partners, as Investment Advisor

By:	/s/ George Fan	By:	/s/ George Fan
Title:	Chief Legal Officer	Title:	Chief Legal Officer

Address for Notices: 280 Park Avenue 11th Floor East Tower New York, NY 10017 Attn: Chris Sullivan		Address for Notices: 280 Park Avenue 11th Floor East Tower New York, NY 10017 Attn: Chris Sullivan

MAST CREDIT OPPORTUNITIES I (MASTER), LTD., as Term Lender

By:	/s/ Chris Madison
Title:	Director

Address for Notices: Mast Capital Management 535 Boylston Street Suite 1101 Boston, MA 02116

{Signature Page to Third Amended and Restated Loan and Security Agreement}

EXHIBIT A

to

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of _____________, 200_ is made between ________________________ (the “Assignor”) and ____________________ (the “Assignee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement (defined below).

WITNESSETH:

WHEREAS, Wachovia Capital Finance Corporation (Central) f/k/a Congress Financial Corporation (Central), in its capacities as administrative agent for the Revolving Lenders and the US Collateral Agent for the Lenders (in such capacity, “Agent”), Credit Suisse, in its capacity as administrative agent for the Term Lenders (in such capacity, “Term Loan Agent”), and the financial institutions which are parties to the Loan Agreement (as hereinafter defined) as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent, Term Loan Agent and Lenders may make loans and advances and provide other financial accommodations to Remy International, Inc. and certain of its subsidiaries named as Borrowers therein (collectively, “Borrowers”) as set forth in the Third Amended and Restated Loan and Security Agreement, dated as of December 27, 2005, by and among Borrowers, Agent, Term Loan Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making [Revolving Loans] [Term Loans] (the “Committed Loans”) to [Borrowers] [Parent, as the Borrower,] in an aggregate amount not to exceed its [Revolving Commitment] [Term Commitment] (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $______________ (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse to Assignor and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee and the Commitment of Assignor shall be as set forth below and the Commitment of Assignee shall be _________ (___%) percent and the Commitment of Assignor shall be ________ (___%) percent.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including, without limitation, the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights, if any, under Sections 2.1, 6.4, 6.8 and 6.9 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $______________.

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $______________.

2. Payments. As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $______________, representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letter of Credit Accommodations shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Parent and its Subsidiaries delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent, Term Loan Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be _______________, 200_ (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(b) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(c) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(d) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Borrowers and Agent;

(e) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance;

(f) promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Borrowers and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1; and

(g) the parties hereto have received a written confirmation from Agent that the parties and transaction set forth herein have been recorded in the [Revolving][Term] Register.

[6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement and the other Financing Agreements as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement together with such powers as are reasonably incidental thereto.

(b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8. Representations and Warranties.

(a) Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Financing Agreements, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Obligors or any of their respective Affiliates, or the performance or observance by Borrowers, Obligors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10. Miscellaneous

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) [Intentionally Omitted]

(f) Assignee appoints and authorizes Agent to take such actions as agent on its behalf and to exercise such powers under the Financing Agreements as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

(g) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court located in either New York County, New York or Cook County, Illinois over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal courts. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(g) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

___, 20__

Wachovia Capital Finance Corporation (Central)

150 S. Wacker Drive, Suite 2200

Chicago, IL 60606

Attn.: _________________________________

Re:	Remy International, Inc.

Ladies and Gentlemen:

Wachovia Capital Finance Corporation (Central) f/k/a Congress Financial Corporation (Central), in its capacities as administrative agent for the Revolving Lenders and the US Collateral Agent for the Lenders (in such capacity, “Agent”), Credit Suisse, in its capacity as administrative agent for the Term Lenders (in such capacity, “Term Loan Agent”), and the financial institutions which are parties to the Loan Agreement (as hereinafter defined) as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent, Term Loan Agent and Lenders may make loans and advances and provide other financial accommodations to Remy International, Inc. and certain of its subsidiaries named as Borrowers therein (collectively, “Borrowers”) as set forth in the Third Amended and Restated Loan and Security Agreement, dated as of December 27, 2005, by and among Borrowers, Agent, Term Loan Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1. We hereby give you notice of[, and request your consent to,]1 the assignment by __________________________ (the “Assignor”) to ___________________________ (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to ________ (__%) percent of the total [Term] [Revolving] Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). The Assignor’s [Term] [Revolving] Commitment shall be reduced by $________________.

2. Assignee agrees that, upon receiving the [consent] [acknowledgment] of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement and the other Financing Agreements as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement and the other Financing Agreements.

[1]	SEE DEFINITION OF ELIGIBLE TRANSFEREE FOR APPLICABILITY

3. The following administrative details apply to Assignee:

(A) Notice address:

Assignee name: ___________________
Address:_________________________
Attention:________________________
Telephone:_______________________
Telecopier:_______________________

(B) Payment instructions:

Account No.: ___________________
At: ___________________________
______________________________
______________________________
______________________________
Reference:_____________________
Attention:_____________________

4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED [AND ASSIGNMENT CONSENTED TO]:

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Agent

By:

Title:

CC:	Remy International, Inc.

EXHIBIT C

TO

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Compliance Certificate

To:	Wachovia Capital Finance Corporation (Central), as Agent
150 S. Wacker Drive, Suite 2200
Chicago, IL 60606

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1. I am a duly elected Officer of Remy International, Inc., a Delaware corporation (“Parent”) authorized to deliver this Compliance Certificate on behalf of Parent in accordance with Section 9.6 of the Loan Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Third Amended and Restated Loan and Security Agreement, dated December 27, 2005, by and among Wachovia Capital Finance Corporation (Central), in its capacities as administrative agent for Revolving Lenders and US Collateral Agent for the Lenders (in such capacity, “Agent”), Credit Suisse, in its capacity as administrative agent for the Term Lenders (in such capacity, “Term Loan Agent”), the financial institutions party thereto as lenders (“Lenders”), Parent and certain affiliates of Parent (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the monthly unaudited consolidated financial statements and unaudited consolidating financial statements of the Parent and its consolidated Subsidiaries, during the immediately preceding fiscal month as required in Section 9.6 of the Loan Agreement.

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence on the date hereof, of any Default or Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Loan Party or Subsidiary of any Loan Party has taken, is taking, or proposes to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, to my knowledge the Loan Parties and their Subsidiaries have not at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)	Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

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(b)	Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations, other than as specifically permitted in the Financing Agreements.

(c)	Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower during or at the end of such period materially adversely changed the terms upon which it supplies goods to such Borrower, in each case which would result in a Material Adverse Effect.

(d)	Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e)	Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent which, in the case of clauses (i) and (ii), could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter.

(f)	Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any Material Contract by any Loan Party or any Subsidiary of any Loan Party.

5. If applicable, attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month, the Maximum Term Credit.

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The foregoing certifications are made and delivered this day of ___________, 20__.

Very truly yours,

By:

Title:

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